Exhibit 10.55
CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2
Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

TRIDENT MICROSYSTEMS (HONG KONG) LIMITED,
as the Borrower
and
TRIDENT MICROSYSTEMS, INC.
and
TRIDENT MICROSYSTEMS (FAR EAST) LTD.
as Guarantors

LOAN, GUARANTY AND SECURITY AGREEMENT
Dated as of February 9, 2011
$40,000,000

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

CERTAIN FINANCIAL INSTITUTIONS,
as Lenders
and
BANK OF AMERICA, N.A.,
(ACTING THROUGH ITS SINGAPORE BRANCH),
as Agent

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Page
Section 8.7 Power of Attorney	60

ARTICLE IX

REPRESENTATIONS AND WARRANTIES

Section 9.1 General Representations and Warranties	61
Section 9.2 Complete Disclosure	66

ARTICLE X

COVENANTS AND CONTINUING AGREEMENTS

Section 10.1 Affirmative Covenants	67
Section 10.2 Negative Covenants	71
Section 10.3 Financial Covenant	76

ARTICLE XI

EVENTS OF DEFAULT; REMEDIES ON DEFAULT

Section 11.1 Events of Default	76
Section 11.2 Remedies upon Default	79
Section 11.3 License	79
Section 11.4 Setoff	80
Section 11.5 Remedies Cumulative; No Waiver	80

ARTICLE XII

GUARANTY

Section 12.1 Guaranty	81

ARTICLE XIII

AGENT

Section 13.1 Appointment, Authority and Duties of Agent	87
Section 13.2 Agreements Regarding Collateral and Field Examination Reports	89
Section 13.3 Reliance By Agent	89
Section 13.4 Action Upon Default	90
Section 13.5 Ratable Sharing	90
Section 13.6 Indemnification of Agent Indemnitees	90
Section 13.7 Limitation on Responsibilities of Agent	90
Section 13.8 Successor Agent and Co-Agents	91
Section 13.9 Due Diligence and Non-Reliance	92
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

LIST OF EXHIBITS AND SCHEDULES

Exhibit A Revolver Note
Exhibit B Assignment and Acceptance
Exhibit C Assignment Notice
Exhibit D Long-Term Investment Policy

Schedule 1.1 Commitments of Lenders
Schedule 8.5 Deposit Accounts
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Schedule 8.6.1 Business Locations
Schedule 9.1.4 Names and Capital Structure
Schedule 9.1.11 Patents, Trademarks, Copyrights and Licenses
Schedule 9.1.14 Environmental Matters
Schedule 9.1.15 Restrictive Agreements
Schedule 9.1.16 Litigation
Schedule 9.1.18 Pension Plans
Schedule 9.1.20 Labor Contracts
Schedule 10.2.2 Existing Liens
Schedule 10.2.17 Existing Affiliate Transactions
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v

LOAN, GUARANTY AND SECURITY AGREEMENT
          THIS LOAN, GUARANTY AND SECURITY AGREEMENT is dated as of February 9, 2011, among TRIDENT MICROSYSTEMS (HONG KONG) LIMITED, a Hong Kong limited company, (the “Borrower”), TRIDENT MICROSYSTEMS, INC, TRIDENT MICROSYSTEMS (FAR EAST) LTD. and the other entities party to this Agreement from time to time as Guarantors, the financial institutions party to this Agreement from time to time as lenders (collectively, “Lenders”), and BANK OF AMERICA, N.A. (acting through its Singapore branch or such other branch or branches as it may designate from time to time), a national banking association, as agent for the Lenders (“Agent”).
R E C I T A L S:
          Borrower has requested that Lenders provide a credit facility to Borrower to finance Borrower’s and Guarantors’ mutual and collective business enterprise. Lenders are willing to provide the credit facility on the terms and conditions set forth in this Agreement.
          Each Guarantor will derive substantial direct and indirect benefits from the revolving credit facility provided for in this Agreement.
          NOW, THEREFORE, for valuable consideration hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS; RULES OF CONSTRUCTION
          Section 1.1 Definitions. As used herein, the following terms have the meanings set forth below:
          Accordion Increase: as defined in Section 2.2.
          Accordion Effective Date: as defined in Section 2.2.
          Account: as defined in the UCC, including all rights to payment for goods sold or leased, or for services rendered.
          Account Debtor: a Person who is obligated under an Account, Chattel Paper or General Intangible.
          Accounts Formula Amount: the sum of (a) 85% of the Value of Eligible Accounts owing from Account Debtors (i) organized under the laws of the United States or Canada or (ii) whose senior unsecured debt has a rating by S&P of BBB- or better; plus (b) 75% of the Value of Eligible Accounts owing from Account Debtors that are organized under the laws of a jurisdiction acceptable to Agent in its sole discretion and (i) whose senior unsecured debt has a rating by S&P of less than BBB- or (ii) whose senior unsecured debt is not rated.
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          Affiliate: with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have correlative meanings.
          Agent: as defined in the preamble to this Agreement.
          Agent Indemnitees: Agent and its officers, directors, employees, Affiliates, agents and attorneys.
          Agent Professionals: attorneys, accountants, appraisers, auditors, business valuation experts, environmental engineers or consultants, turnaround consultants, and other professionals and experts retained by Agent.
          Anti-Terrorism Laws: any laws relating to terrorism or money laundering, including the Patriot Act.
          Applicable Law: all laws, rules, regulations and governmental guidelines applicable to the Person, conduct, transaction, agreement or matter in question, including all applicable statutory law, common law and equitable principles, and all provisions of constitutions, treaties, statutes, rules, regulations, orders and decrees of Governmental Authorities.
          Applicable Margin: with respect to any Type of Loan, the margin set forth below, as determined by the Fixed Charge Coverage Ratio for the last Fiscal Quarter:

Level	Ratio	Base Rate Loans	LIBOR Loans
I	≥ 1.50	1.50%	2.25%
II	≥ 1.25, but < 1.50	2.00%	2.75%
III	≥1.00, but < 1.25	2.50%	3.25%
IV	< 1.00	3.00%	3.75%
Until six months after the Closing Date, margins shall be determined as if Level III were applicable. Thereafter, the margins shall be subject to increase or decrease upon receipt by Agent pursuant to Section 10.1.2 of the financial statements and corresponding Compliance Certificate for the last Fiscal Quarter (commencing with the Fiscal Quarter ending March 31, 2011), which change shall be effective on the first day of the calendar month following receipt. If, by the first day of a month, any financial statements and Compliance Certificate due in the preceding month have not been received, then, at the option of Agent or Required Lenders, the margins shall be determined as if Level IV were applicable, from such day until the first day of the calendar month following actual receipt.
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          Approved Fund: any Person (other than a natural person) that is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in its ordinary course of activities, and is administered or managed by a Lender, an entity that administers or manages a Lender, or an Affiliate of either.
          Asset Disposition: a sale, lease, license, consignment, transfer or other disposition of Property of an Obligor, including a disposition of Property in connection with a sale-leaseback transaction or synthetic lease.
          Assignment and Acceptance: an assignment agreement between a Lender and Eligible Assignee, in the form of Exhibit B.
          Assuming Lender: as defined in Section 2.2.
          Assumption Agreement: as defined in Section 2.2.
          Availability: the Borrowing Base minus the principal balance of all Loans.
          Availability Block: means $5,000,000; provided that commencing with the month immediately succeeding the month in which Agent receives a Compliance Certificate and the related financial statement reflecting the Fixed Charge Coverage Ratio for the prior twelve months greater than 1.0 to 1.0 and provided that no Default or Event of Default exists, such $5,000,000 shall be reduced over a four consecutive month period to zero with a reduction of $1,250,000 to be effective on the first day of each such month.
          Availability Reserve: the sum (without duplication) of (a) the Rent and Charges Reserve; (b) the LC Reserve; (c) the Bank Product Reserve; (d) the aggregate amount of liabilities secured by Liens (other than Purchase Money Liens) upon Collateral that are senior to Agent’s Liens (but imposition of any such reserve shall not waive an Event of Default arising therefrom); (e) the Availability Block; (f) the Dilution Reserve; and (g) such additional reserves, in such amounts and with respect to such matters, as Agent in its Credit Judgment may elect to impose from time to time.
          Bank of America: Bank of America, N.A. (acting through its Singapore branch or such other branch or branches as it may designate from time to time), a national banking association, and its successors and assigns.
          Bank of America Indemnitees: Bank of America and its officers, directors, employees, Affiliates, agents and attorneys.
          Bank Product: any of the following products, services or facilities extended to Parent, Borrower or any Subsidiary by a Lender or any of its Affiliates: (a) Cash Management Services; (b) products under Hedging Agreements; (c) commercial credit card and merchant card services; and (d) leases and other banking products or services as may be requested by Parent, Borrower or any Subsidiary, other than Letters of Credit; provided, however, that for any of the
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foregoing to be included as an “Obligation” for purposes of a distribution under Section 5.6.1, the applicable Secured Party (other than Bank of America or any of its Affiliates) and Obligor must have previously provided written notice to Agent of (i) the existence of such Bank Product, and (ii) the maximum dollar amount of obligations arising thereunder to be included as a Bank Product Reserve (“Bank Product Amount”), and (iii) the methodology to be used by such parties in determining the Bank Product Debt owing from time to time. The Bank Product Amount may be changed from time to time upon written notice to Agent by the Secured Party and Obligor. No Bank Product Amount may be established or increased at any time that a Default or Event of Default exists, or if a reserve in such amount would cause an Overadvance.
          Bank Product Amount: as defined in the definition of Bank Product.
          Bank Product Debt: Debt and other obligations of an Obligor (or any Subsidiary thereof) relating to Bank Products.
          Bank Product Reserve: the aggregate amount of reserves established by Agent from time to time in its discretion in respect of Bank Product Debt.
          Bankruptcy Code: Title 11 of the United States Code.
          Base Rate: for any day, a per annum rate equal to the greater of (a) the Prime Rate for such day; (b) the Federal Funds Rate for such day, plus 0.50%; or (c) LIBOR for a 30 day interest period as determined on such day, plus 1.0%.
          Base Rate Loan: a Loan that bears interest based on the Base Rate.
          Board of Governors: the Board of Governors of the Federal Reserve System.
          Borrowed Money: with respect to any Obligor, without duplication, its (a) Debt that (i) arises from the lending of money by any Person to such Obligor, (ii) is evidenced by notes, drafts, bonds, debentures, credit documents or similar instruments, (iii) accrues interest or is a type upon which interest charges are customarily paid (excluding accrued liabilities incurred in the Ordinary Course of Business, income taxes payable, short term payables due to Affiliates for the payment of goods and services incurred in the Ordinary Course of Business and trade payables incurred in the Ordinary Course of Business), or (iv) was issued or assumed as full or partial payment for Property; (b) Capital Leases; (c) reimbursement obligations with respect to letters of credit; and (d) guaranties of any Debt of the foregoing types owing by another Person.
          Borrower Security Agreement: the security agreement to be entered into between the Borrower and the Agent on or about the date of this Agreement pursuant to which, among other things, the Borrower grants security over certain of its assets and undertakings in favor of the Agent.
          Borrowing: a group of Loans of one Type that are made on the same day or are converted into Loans of one Type on the same day.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Borrowing Base: on any date of determination, an amount equal to the lesser of (a) the aggregate amount of Commitments, minus the LC Reserve, minus the Availability Block; or (b) the sum of the Accounts Formula Amount, minus the Availability Reserve.
          Borrowing Base Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower certifies calculation of the Borrowing Base.
          Business Day: any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, North Carolina, California, Hong Kong or Singapore, and if such day relates to a LIBOR Loan, any Borrowing or the issuance of a Letter of Credit, any such day on which commercial banks are open for business in Singapore and Hong Kong and on which dealings in Dollar deposits are conducted between banks in the London interbank Eurodollar market.
          Capital Expenditures: all liabilities incurred or expenditures made by the Parent or Subsidiary for the acquisition of fixed assets, or any improvements, replacements, substitutions or additions thereto with a useful life of more than one year, but excluding expenditures made on assets substantially concurrently with the sale of, or pursuant to an exchange for or trade in of, any existing asset of any like kind and character to the extent permitted herein.
          Capital Lease: any lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
          Cash Collateral: cash, and any interest or other income earned thereon, that is delivered to Agent to Cash Collateralize any Obligations.
          Cash Collateral Account: a demand deposit, money market or other account established by Agent at such financial institution as Agent may select in its discretion, which account shall be subject to Agent’s Liens for the benefit of Secured Parties.
          Cash Collateralize: the delivery of cash to Agent, as security for the payment of Obligations, in an amount equal to (a) with respect to LC Obligations, 105% of the aggregate LC Obligations, and (b) with respect to any inchoate, contingent or other Obligations (including Obligations arising under Bank Products, but excluding contingent or inchoate indemnification obligations to the extent that claims giving rise thereto have not been asserted or can not reasonably be identified by any Secured Party based on the then known facts and circumstances), Agent’s good faith estimate of the amount due or to become due, including all fees and other amounts relating to such Obligations. “Cash Collateralization” has a correlative meaning.
          Cash Equivalents: (a) marketable obligations issued or unconditionally guaranteed by, and backed by the full faith and credit of, the United States government, maturing within 12 months of the date of acquisition; (b) certificates of deposit, time deposits and bankers’ acceptances maturing within 12 months of the date of acquisition, and overnight bank deposits, in each case which are issued by a commercial bank organized under the laws of the United
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States or any state or district thereof, rated A-1 (or better) by S&P or P-1 (or better) by Moody’s at the time of acquisition, and (unless issued by a Lender) not subject to offset rights; (c) repurchase obligations with a term of not more than 30 days for underlying investments of the types described in clauses (a) and (b) entered into with any bank meeting the qualifications specified in clause (b); (d) commercial paper rated A-1 (or better) by S&P or P-1 (or better) by Moody’s, and maturing within nine months of the date of acquisition; and (e) shares of any money market fund that has substantially all of its assets invested continuously in the types of investments referred to above, has net assets of at least $500,000,000 and has the highest rating obtainable from either Moody’s or S&P.
          Cash Management Services: any services provided from time to time by Bank of America or any of its Affiliates to Parent or any Subsidiary in connection with operating, collections, payroll, trust, or other depository or disbursement accounts, including automated clearinghouse, e-payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox and stop payment services.
          Cayman Guarantor: means Trident Microsystems (Far East) Ltd.
          Cayman Islands Security Documents: any document, instrument or agreement governed by the laws of the Cayman Islands now or hereafter securing (or given with the intent to secure) any Obligations.
          CERCLA: the Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. § 9601 et seq.).
          Change in Law: the occurrence, after the date hereof, of (a) the adoption or taking effect of any law, rule, regulation or treaty; (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority; or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.
          Change of Control: (a) Parent ceases to own and control, beneficially and of record, directly or indirectly, all equity interests in each Obligor (other than Parent) except for equity interests in any non-U.S. Obligor (but in any event constituting less than 49% of the equity interests in such Obligor) that are required under Applicable Law to be owned by the respective directors thereof or any other Persons; (b) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934 (as amended from time to time, and any successor statute)) (i) shall have acquired after the Closing beneficial ownership of 45% or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Parent or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Parent, (c) a change in the majority of directors of the Parent, unless approved by the then majority of directors; or (d) all or substantially all of the Borrower’s assets are sold or transferred.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Claims: all liabilities, obligations, losses, damages, penalties, judgments, proceedings, interest, costs and expenses of any kind (including remedial response costs, reasonable attorneys’ fees and Extraordinary Expenses) at any time (including after Full Payment of the Obligations, resignation or replacement of Agent, or replacement of any Lender) incurred by or asserted against any Indemnitee in any way relating to (a) any Loans, Letters of Credit, Loan Documents, or the use thereof or transactions relating thereto, (b) any action taken or omitted to be taken by any Indemnitee in connection with any Loan Documents, (c) the existence or perfection of any Liens, or realization upon any Collateral, (d) exercise of any rights or remedies with respect to the Obligations under any Loan Documents or Applicable Law, or (e) failure by any Obligor to perform or observe any terms of any Loan Document, in each case including all costs and expenses relating to any investigation, litigation, arbitration or other proceeding (including an Insolvency Proceeding or appellate proceedings), whether or not the applicable Indemnitee is a party thereto.
          Closing Date: as defined in Section 6.1.
          Code: the Internal Revenue Code of 1986.
          Collateral: all Property described in Section 7.1, all Property described in any Security Documents as security for any Obligations, and all other Property that now or hereafter secures (or is intended to secure) any Obligations.
          Commitment: for any Lender, its obligation to make Loans and to participate in LC Obligations up to the maximum principal amount shown on Schedule 1.1 (as increased as provided in Section 2.2 or as reduced as provided in Section 2.1.4), or as hereafter determined pursuant to each Assignment and Acceptance or Assumption Agreement to which it is a party. “Commitments” means the aggregate amount of such commitments of all Lenders.
          Commitment Date: as defined in Section 2.2.
          Commitment Termination Date: the earliest to occur of (a) the Revolver Termination Date; (b) the date on which Borrower terminates the Commitments pursuant to Section 2.1.4; or (c) the date on which the Commitments are terminated pursuant to Section 11.2.
          Compliance Certificate: a certificate, in form and substance satisfactory to Agent, by which Borrower certifies compliance with Sections 10.2.3 and 10.3, lists all outstanding Bank Products and calculates the applicable Level for the Applicable Margin.
          Contingent Obligation: any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or
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security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase Property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
          Credit Judgment: Agent’s reasonable judgment based upon its consideration of any factor that: (a) could be expected to adversely affect the quantity, quality, mix or value of Collateral (including any Applicable Law that may inhibit collection of an Account), the enforceability or priority of Agent’s Liens, or the amount that Agent and Lenders could receive in liquidation of any Collateral; (b) suggests that any collateral report or financial information delivered by any Obligor is incomplete, inaccurate or misleading in any material respect; (c) Agent believes materially increases the likelihood of any Insolvency Proceeding involving an Obligor; or (d) creates or could be expected to result in a Default or Event of Default. In exercising such judgment, Agent may consider any factors that could increase the credit risk of lending to Borrower on the security of the Collateral.
          CWA: the Clean Water Act (33 U.S.C. §§ 1251 et seq.).
          Debt: as applied to any Person, without duplication, (a) all items that would be included as liabilities on a balance sheet in accordance with GAAP, including Capital Leases, but excluding accrued liabilities incurred in the Ordinary Course of Business, income taxes payable and short term payables due to Affiliates for the payment of goods and services incurred in the Ordinary Course of Business of such Person and trade payables incurred in the Ordinary Course of Business; (b) all Contingent Obligations; (c) all reimbursement obligations in connection with letters of credit issued for the account of such Person; and (d) in the case of an Obligor, the Obligations. The Debt of a Person shall include any recourse Debt of any partnership in which such Person is a general partner or joint venturer.
          Default: an event or condition that, with the lapse of time or giving of notice, would constitute an Event of Default.
          Default Rate: for any Obligation (including, to the extent permitted by law, interest not paid when due), 2% plus the interest rate otherwise applicable thereto.
          Defaulting Lender: any Lender that (a) fails to make any payment or provide funds to Agent or Borrower as required hereunder or fails otherwise to perform its obligations under any Loan Document, and such failure is not cured within one Business Day, or (b) is the subject of any Insolvency Proceeding.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Deposit Account Control Agreements: the Deposit Account control agreements in favor of Agent to be executed at Agent’s request by each institution maintaining a Deposit Account for an Obligor, for the benefit of Secured Parties, as security for the Obligations.
          Dilution Percent: the percent, determined as of the end of each month (i) through and including March 2011, for the trailing six month period ended in the applicable month and (ii) from and after March 2011, for the trailing twelve month period ended in the applicable month, in either case equal to (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos and other dilutive items with respect to Accounts in such period, divided by (b) gross sales in such period.
          Dilution Reserve: the amount equal to the product of (x) the Value of Eligible Accounts on the date of determination multiplied by (y) the aggregate percentage equal to 2% for each whole percentage or portion thereof that the Dilution Percent exceeds 7.5%.
          Disbursement Account: the Deposit Account that Borrower maintains with Agent and that Borrower designates as its disbursement account.
          Distribution: any declaration or payment of a distribution, interest or dividend on any Equity Interest (other than payment-in-kind); any distribution, advance or repayment of Debt to a holder of Equity Interests; or any purchase, redemption, or other acquisition or retirement for value of any Equity Interest.
          Dollars: lawful money of the United States.
          Dominion Account: a special account designated by Agent and established by Borrower or by another Obligor at Bank of America or another bank acceptable to Agent, over which Agent has exclusive control for withdrawal purposes.
          EBITDA: determined on a consolidated basis for Parent and Subsidiaries, net income, calculated before interest expense, provision for income taxes, depreciation and amortization expense, gains or losses arising from the sale of capital assets, gains arising from the write-up of assets, unrealized foreign currency gains or losses, and any extraordinary gains or losses from the write-off or write-down of goodwill in accordance with purchase price accounting under GAAP as applied to any Permitted Acquisition, any non-cash employee stock compensation and any other non-cash charges acceptable to Agent (in each case, to the extent included in determining net income).
          Eligible Account: an Account owing to the Borrower that arises in the Ordinary Course of Business from the sale of goods or rendition of services, is payable in Dollars or in Euros (provided that with respect to any Account which is payable in Euros, the Value thereof in Dollars shall for all purposes be determined by Agent by reference to (i) the “Historical Exchange Rate” for converting Euros into Dollars on the immediately prior Business Day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/currency/historical-rates, (ii) the exchange rates as set forth on the
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applicable website of Reuters information services, as selected by Agent or (iii) such reasonable method or information services as the Agent deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error) and is deemed by Agent, in its Credit Judgment, to be an Eligible Account. Without limiting the foregoing, no Account shall be an Eligible Account if (a) it is unpaid for more than 60 days after the original due date, or more than 90 days after the original invoice date; (b) 50% or more of the Accounts owing by the Account Debtor are not Eligible Accounts under the foregoing clause; (c) when aggregated with other Accounts owing by the Account Debtor, (Y) it exceeds 20% of the aggregate Eligible Accounts, with respect to Account Debtors falling within clause (a) of the definition of “Accounts Formula Amount” or (Z) it exceeds 10% of the aggregate Eligible Accounts, with respect to Account Debtors falling within clause (b) of the definition of “Accounts Formula Amount”; provided (i) that with respect to Accounts owing from The Samsung Group or any of its majority-owned subsidiaries, such percentage shall be 50%, (ii) with respect to Accounts owing from Koninklijke Philips Electronics N.V. or any of its majority-owned subsidiaries, such percentage shall be 35% (iii) with respect to Accounts owing from TPV Technology Limited or any of its majority-owned subsidiaries, such percentage shall be 15% and (iv) as to any Account Debtor, such higher percentage as Agent may establish for such Account Debtor from time to time; (d) it does not conform with a covenant or representation herein; (e) it is owing by a creditor or supplier, is a contra account or is otherwise subject to a potential offset, counterclaim, dispute, deduction, discount, recoupment, reserve, defense, chargeback, credit or allowance (but ineligibility shall be limited to the amount thereof); (f) an Insolvency Proceeding has been commenced by or against the Account Debtor; or the Account Debtor has failed, has suspended or ceased doing business, is liquidating, dissolving or winding up its affairs, or is not Solvent; or the Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process; (g) the Account Debtor is organized or has its principal offices or assets outside the United States or Canada, except as provided in the definition of “Accounts Formula Amount”; (h) it is owing by a Government Authority, unless the Account Debtor is the United States or any department, agency or instrumentality thereof and the Account has been assigned to Agent in compliance with the Assignment of Claims Act; (i) it is not subject to a duly perfected, first priority Lien in favor of Agent, or is subject to any other Lien; (j) the goods giving rise to it have not been delivered to and accepted by the Account Debtor, the services giving rise to it have not been accepted by the Account Debtor, or it otherwise does not represent a final sale; (k) it is evidenced by Chattel Paper or an Instrument of any kind or has been reduced to judgment; (l) its payment has been extended, the Account Debtor has made a partial payment, or it arises from a sale on a cash-on-delivery basis; (m) it arises from a sale to an Affiliate, from a sale on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment, or other repurchase or return basis, or from a sale to a Person for personal, family or household purposes; (n) it represents a progress billing or retainage, or relates to services for which a performance, surety or completion bond or similar assurance has been issued; or (o) it includes a billing for interest, fees or late charges, but ineligibility shall be limited to the extent thereof. In calculating delinquent portions of Accounts under clauses (a)  and (b), credit balances more than 90 days old will be excluded.
          Eligible Assignee: a Person that is (a) a Lender, U.S.-based Affiliate of a Lender or Approved Fund or a purchaser of all or a substantial portion of Bank of America’s asset-based
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

loan portfolio; (b) any other financial institution approved by Agent and Borrower (which approval by Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within two (2) Business Days after notice of the proposed assignment), that is organized under the laws of the United States or any state or district thereof, has total assets in excess of $5 billion, extends asset-based lending facilities in its ordinary course of business and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of the Code or any other Applicable Law; and (c) during any Event of Default, any Person acceptable to Agent in its discretion.
          Enforcement Action: any action to enforce any Obligations or Loan Documents or to realize upon any Collateral (whether by judicial action, self-help, notification of Account Debtors, exercise of setoff or recoupment, or otherwise).
          Environmental Laws: all Applicable Laws (including all programs, permits and guidance promulgated by regulatory agencies), relating to public health (but excluding occupational safety and health, to the extent regulated by OSHA) or the protection or pollution of the environment, including CERCLA, RCRA and CWA.
          Environmental Notice: a notice (whether written or oral) from any Governmental Authority or other Person of any possible noncompliance with, investigation of a possible violation of, litigation relating to, or potential material fine or liability under any Environmental Law, or with respect to any Environmental Release, environmental pollution or hazardous materials, including any complaint, summons, citation, order, claim, demand or request for correction, remediation or otherwise.
          Environmental Release: a release as defined in CERCLA or under any other Environmental Law.
          Equity Interest: the interest of any (a) shareholder in a corporation or a company; (b) partner in a partnership (whether general, limited, limited liability or joint venture); (c) member in a limited liability company; or (d) other Person having any other form of equity security or ownership interest.
          ERISA: the Employee Retirement Income Security Act of 1974.
          ERISA Affiliate: any trade or business (whether or not incorporated) under common control with an Obligor within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
          ERISA Event: (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Obligor or ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Obligor or ERISA
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) any Obligor or ERISA Affiliate fails to meet any funding obligations with respect to any Pension Plan or Multiemployer Plan, or requests a minimum funding waiver; (f) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (g) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Obligor or ERISA Affiliate.
          Event of Default: as defined in Article XI.
          Excluded Securities Accounts: (a) the Securities Account numbered 6254-2507 maintained by the Borrower with E*TRADE Securities LLC, but only if the aggregate balance in such Securities Account does not exceed $160,000 at any time and (b) the Securities Account numbered 8924-1335 maintained by the Cayman Guarantor with Charles Schwab & Co., Inc., but only if the aggregate balance in such Securities Account does not exceed $20,000 at any time; for the avoidance of doubt, either of forgoing Securities Accounts shall cease to be an “Excluded Securities Account” in the event the aggregate balance therein exceeds the applicable threshold set forth in this definition.
          Excluded Tax: with respect to Agent, any Lender, Issuing Bank or any other recipient of a payment to be made by or on account of any Obligation, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located; and (b) any branch profits taxes imposed by the jurisdiction in which any Obligor is located.
          Extraordinary Expenses: all documented out-of-pocket costs, expenses or advances that Agent may incur and all internal bank charges referred to in Section 10.1.1 that Agent may incur, in each case during a Default or Event of Default, or during the pendency of an Insolvency Proceeding of an Obligor, including those relating to (a) any audit, inspection, repossession, storage, repair, appraisal, insurance, manufacture, preparation or advertising for sale, sale, collection, or other preservation of or realization upon any Collateral; (b) any action, arbitration or other proceeding (whether instituted by or against Agent, any Lender, any Obligor, any representative of creditors of an Obligor or any other Person) in any way relating to any Collateral (including the validity, perfection, priority or avoidability of Agent’s Liens with respect to any Collateral), Loan Documents, Letters of Credit or Obligations, including any lender liability or other Claims; (c) the exercise, protection or enforcement of any rights or remedies of Agent in, or the monitoring of, any Insolvency Proceeding; (d) settlement or satisfaction of any taxes, charges or Liens with respect to any Collateral; (e) any Enforcement Action; (f) negotiation and documentation of any modification, waiver, workout, restructuring or
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

forbearance with respect to any Loan Documents or Obligations; and (g) Protective Advances. Such costs, expenses and advances include transfer fees, Other Taxes, storage fees, insurance costs, permit fees, utility reservation and standby fees, reasonable and documented legal fees, appraisal fees, brokers’ fees and commissions, auctioneers’ fees and commissions, accountants’ fees, environmental study fees, wages and salaries paid to employees of any Obligor or independent contractors in liquidating any Collateral, and travel expenses.
          Federal Funds Rate: (a) the weighted average of interest rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on the applicable Business Day (or on the preceding Business Day, if the applicable day is not a Business Day), as published by the Federal Reserve Bank of New York on the next Business Day; or (b) if no such rate is published on the next Business Day, the average rate (rounded up, if necessary, to the nearest 1/8 of 1%) charged to Bank of America on the applicable day on such transactions, as determined by Agent.
          Fee Letter: the fee letter agreement between Agent and Borrower.
          Fiscal Quarter: each period of three months, commencing on the first day of a Fiscal Year.
          Fiscal Year: the fiscal year of Parent and Subsidiaries for accounting and tax purposes, ending on December 31 of each year, except in the case of Trident India Ltd., for which the fiscal year ends on March 31 of each year.
          Fixed Charge Coverage Ratio: the ratio, determined on a consolidated basis for Parent and Subsidiaries for the most recent twelve-month period, of (a) EBITDA to (b) Fixed Charges.
          Fixed Charges: the sum, on a consolidated basis for Parent and its Subsidiaries, of interest expense (other than payment-in-kind), principal payments made on Borrowed Money, Capital Expenditures (except those financed with Borrowed Money other than Loans), cash taxes paid, the cash portion of consideration paid for Permitted Acquisitions (to the extent not included in Capital Expenditures) and Distributions made (other than Permitted Distributions to the extent eliminated as a Distribution on the consolidated financial statements of Parent).
          FLSA: the Fair Labor Standards Act of 1938.
          Foreign Plan: any employee benefit plan or arrangement (a) maintained or contributed to by any Obligor or Subsidiary that is not subject to the laws of the United States; or (b) mandated by a government other than the United States for employees of any Obligor or Subsidiary.
          Full Payment: with respect to any Obligations, (a) the full and indefeasible cash payment thereof, including any interest, fees and other charges accruing during an Insolvency Proceeding (whether or not allowed in the proceeding); (b) if such Obligations are LC
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Obligations or inchoate or contingent in nature (excluding contingent or inchoate indemnification obligations to the extent that claims giving rise thereto have not been asserted or cannot reasonably be identified by any Secured Party based on the then-known facts and circumstances), Cash Collateralization thereof (or delivery of a standby letter of credit acceptable to Agent in its discretion, in the amount of required Cash Collateral); and (c) a release of any Claims of Obligors against Agent, Lenders and Issuing Bank arising on or before the payment date. No Loans shall be deemed to have been paid in full until all Commitments related to such Loans have expired or been terminated.
          GAAP: generally accepted accounting principles in effect in the United States from time to time.
          Governmental Approvals: all authorizations, consents, approvals, licenses and exemptions of, registrations and filings with, and required reports to, all Governmental Authorities.
          Governmental Authority: any federal, state, municipal, foreign or other governmental department, agency, commission, board, bureau, court, tribunal, instrumentality, political subdivision, or other entity or officer exercising executive, legislative, judicial, regulatory or administrative functions for or pertaining to any government or court, in each case whether associated with the United States, a state, district or territory thereof, or a foreign entity or government.
          Guaranteed Obligations: as defined in Section 12.1.1.
          Guarantors: the entities from time to time party hereto as guarantors and each other Person who guarantees payment or performance of any Obligations.
          Guaranty: each guaranty agreement executed by a Guarantor in favor of Agent, including the guaranty provided pursuant to Article XII.
          Hedging Agreement: an agreement relating to any swap, cap, floor, collar, option, forward, cross right or obligation, or combination thereof or similar transaction, with respect to interest rate, foreign exchange, currency, commodity, credit or equity risk.
          Hong Kong Security Documents: the Borrower Security Agreement and the Trident Cayman Security Agreement or any other document, instrument or agreement governed by the laws of Hong Kong now or hereafter securing (or given with the intent to secure) any Obligations.
          HSBC Deposit Accounts: the Deposit Accounts numbered 580-199354-274 and 580-199354-001, maintained by the Cayman Guarantor, and 580-747608-274 and 580-199354-002, maintained by the Borrower, in each case with The Hong Kong & Shanghai Banking Corporation Limited.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Increasing Lender: as defined in Section 2.2.
          Indemnified Taxes: Taxes other than Excluded Taxes.
          Indemnitees: Agent Indemnitees, Lender Indemnitees, Issuing Bank Indemnitees and Bank of America Indemnitees.
          Insolvency Proceeding: any case or proceeding commenced by or against a Person under any state, federal or foreign law for, or any agreement of such Person to, (a) the entry of an order for relief under the Bankruptcy Code, or any other insolvency, debtor relief or debt adjustment law; (b) the appointment of a receiver, trustee, liquidator, administrator, conservator or other custodian for such Person or any substantial part of its Property; or (c) an assignment or trust mortgage for the benefit of creditors.
          Intellectual Property: all intellectual and similar Property of a Person, including inventions, designs, patents, copyrights, trademarks, service marks, mask works, trade names, trade secrets, confidential or proprietary information, customer lists, know-how, software and databases; all embodiments or fixations thereof and all related documentation, applications, registrations and franchises; all licenses or other rights to use any of the foregoing; and all books and records relating to the foregoing.
          Intellectual Property Claim: any claim or assertion (whether in writing, by suit or otherwise) that the Parent’s or Subsidiary’s ownership, use, marketing, sale or distribution of any Inventory, Equipment, Intellectual Property or other Property violates another Person’s Intellectual Property.
          Interest Period: as defined in Section 3.1.3.
          Inventory: as defined in the UCC, including all goods intended for sale, lease, display or demonstration; all work in process; and all raw materials, and other materials and supplies of any kind that are or could be used in connection with the manufacture, printing, packing, shipping, advertising, sale, lease or furnishing of such goods, or otherwise used or consumed in a Borrower’s business (but excluding Equipment).
          Investment: any acquisition of all or substantially all assets of a Person; any acquisition of record or beneficial ownership of any Equity Interests of a Person; or any loan or capital contribution to or other investment in a Person.
          IRS: the United States Internal Revenue Service.
          Issuing Bank: Bank of America or an Affiliate of Bank of America.
          Issuing Bank Indemnitees: Issuing Bank and its officers, directors, employees, Affiliates, agents and attorneys.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          LC Application: an application by Borrower to Issuing Bank for issuance of a Letter of Credit, in form and substance satisfactory to Issuing Bank.
          LC Conditions: the following conditions necessary for issuance of a Letter of Credit: (a) each of the conditions set forth in Article VI; (b) after giving effect to such issuance, total LC Obligations do not exceed the Letter of Credit Subline, no Overadvance exists and, if no Loans are outstanding, the LC Obligations do not exceed the Borrowing Base (without giving effect to the LC Reserve for purposes of this calculation); (c) the expiration date of such Letter of Credit is (i) no more than 365 days from issuance, in the case of standby Letters of Credit, (ii) no more than 120 days from issuance, in the case of documentary Letters of Credit, and (iii) at least 20 Business Days prior to the Revolver Termination Date (unless otherwise agreed by the Agent or Cash Collateralized in a manner satisfactory to the Agent); (d) the Letter of Credit and payments thereunder are denominated in Dollars; and (e) the purpose and form of the proposed Letter of Credit is satisfactory to Agent and Issuing Bank in their discretion.
          LC Documents: all documents, instruments and agreements (including LC Requests and LC Applications) delivered by Borrower or any other Person to Issuing Bank or Agent in connection with issuance, amendment or renewal of, or payment under, any Letter of Credit.
          LC Obligations: the sum (without duplication) of (a) all amounts owing by Borrower for any drawings under Letters of Credit; (b) the stated amount of all outstanding Letters of Credit; and (c) all fees and other amounts owing with respect to Letters of Credit.
          LC Request: a request for issuance of a Letter of Credit, to be provided by Borrower to Issuing Bank, in form satisfactory to Agent and Issuing Bank.
          LC Reserve: the aggregate of all LC Obligations, other than (a) those that have been Cash Collateralized; and (b) if no Event of Default exists, those constituting charges owing to the Issuing Bank.
          Lender Indemnitees: Lenders and their officers, directors, employees, Affiliates, agents and attorneys.
          Lenders: as defined in the preamble to this Agreement, including Agent in its capacity as a provider of Swingline Loans and any other Person who hereafter becomes a “Lender” pursuant to an Assignment and Acceptance or an Assumption Agreement.
          Lending Office: the office designated as such by the applicable Lender at the time it becomes party to this Agreement or thereafter by notice to Agent and Borrower.
          Letter of Credit: any standby or documentary letter of credit issued by Issuing Bank for the account of Borrower, or any indemnity, guarantee, exposure transmittal memorandum or similar form of credit support issued by Agent or Issuing Bank for the benefit of Borrower.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Letter of Credit Subline: an amount equal to twenty-five percent (25%) of the aggregate amount of Commitments.
          LIBOR: for any Interest Period with respect to a LIBOR Loan, the per annum rate of interest (rounded up if necessary, to the nearest 1/8th of 1%), determined by Agent at approximately 11:00 a.m. (London time) two Business Days prior to commencement of such Interest Period, for a term comparable to such Interest Period, equal to (a) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source designated by Agent); or (b) if BBA LIBOR is not available for any reason, the interest rate at which Dollar deposits in the approximate amount of the LIBOR Loan would be offered by Bank of America’s London branch to major banks in the London interbank Eurodollar market. If the Board of Governors imposes a Reserve Percentage with respect to LIBOR deposits, then LIBOR shall be the foregoing rate, divided by 1 minus the Reserve Percentage.
          LIBOR Loan: a Loan that bears interest based on LIBOR.
          License: any license or agreement under which an Obligor is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral, any use of Property or any other conduct of its business.
          Licensor: any Person from whom an Obligor obtains the right to use any Intellectual Property.
          Lien: any Person’s interest in Property securing an obligation owed to, or a claim by, such Person, whether such interest is based on common law, statute or contract, including liens, security interests, pledges, hypothecations, statutory trusts, reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property.
          Lien Waiver: an agreement, in form and substance reasonably satisfactory to Agent, by which (a) for any Collateral with an aggregate value in excess of $1,000,000 located on leased premises, the lessor waives or subordinates any Lien it may have on the Collateral, and agrees to permit Agent to enter upon the premises and remove the Collateral or to use the premises to store or dispose of the Collateral; (b) for any Collateral held by a warehouseman, processor, shipper, customs broker or freight forwarder, such Person waives or subordinates any Lien it may have on the Collateral, agrees to hold any Documents in its possession relating to the Collateral as agent for Agent, and agrees to deliver the Collateral to Agent upon request; (c) for any Collateral held by a repairman, mechanic or bailee, such Person acknowledges Agent’s Lien, waives or subordinates any Lien it may have on the Collateral, and agrees to deliver the Collateral to Agent upon request; and (d) for any Collateral subject to a Licensor’s Intellectual Property rights, the Licensor grants to Agent the right, vis-à-vis such Licensor, to enforce Agent’s Liens with respect to the Collateral, including the right to dispose of it with the benefit of the Intellectual Property, whether or not a default exists under any applicable License.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Liquidity: at any time, as determined by Agent pursuant to current information available to Agent from the internal systems of Agent or any of its Affiliates, or as determined by Agent pursuant to current information provided by Borrower (subject to the review and approval of Agent), without duplication, the sum of (a) Availability plus (b) the Borrower’s and any other Obligor’s cash, Cash Equivalents and Long Term Liquid Investments (determined by their current market value) subject to a Lien in favor of the Agent held in not more than two Securities Accounts with Bank of America, N.A. that are subject to Securities Account Control Agreements in form and substance satisfactory to Agent (any such Securities Account, a “Specified Securities Account”).
          Loan: a loan made pursuant to Section 2.1, and any Swingline Loan, Overadvance Loan or Protective Advance.
          Loan Account: the loan account established by each Lender on its books pursuant to Section 5.8.
          Loan Documents: this Agreement, Other Agreements and Security Documents.
          Loan Year: each 12 month period commencing on the Closing Date and on each anniversary of the Closing Date.
          Long Term Liquid Investments: Investments made in accordance with Parent’s investment policy in the form attached as Exhibit D and approved by the board of directors of the Parent or any Subsidiary or any committee thereof to which such board has delegated such authority, as such policy is amended and restated from time to time in a manner satisfactory to Agent and with the approval of such board or committee, that are not Cash Equivalents.
          Margin Stock: as defined in Regulation U of the Board of Governors.
          Material Adverse Effect: the effect of any event or circumstance that, taken alone or in conjunction with other events or circumstances, (a) has or could be reasonably expected to have a material adverse effect on the business, operations, Properties, prospects or condition (financial or otherwise) of Obligors taken as a whole, on the value of any material Collateral, on the enforceability of any Loan Documents, or on the validity or priority of Agent’s Liens on any Collateral; (b) impairs the ability of any Obligor to perform any obligations under the Loan Documents, including repayment of any Obligations; or (c) otherwise impairs the ability of Agent or any Lender to enforce or collect any Obligations or to realize upon any Collateral.
          Material Contract: any agreement or arrangement to which Parent or any Subsidiary is party (other than the Loan Documents) (a) that is deemed to be a material contract under any securities law applicable to such Obligor, including the Securities Act of 1933; (b) for which breach, termination, nonperformance or failure to renew could reasonably be expected to have a Material Adverse Effect; or (c) that relates to Subordinated Debt, or Debt in an aggregate amount of $500,000 or more.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Material License: any Material Contract that involves the licensing of Intellectual Property or other assets from any third party and that involves payments by the licensee thereunder in excess of $2,500,000.
          Merrill Lynch Securities Accounts: the Securities Accounts (i) numbered 268-07M59, maintained by the Parent, (ii) numbered 268-07083, maintained by the Borrower and (iii) numbered 07162 (4236457), maintained by the Cayman Guarantor, in each case with Merrill Lynch & Co., Inc.
          Moody’s: Moody’s Investors Service, Inc., and its successors.
          Multiemployer Plan: any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which any Obligor or ERISA Affiliate makes or is obligated to make contributions, or during the preceding five plan years, has made or been obligated to make contributions.
          Net Proceeds: with respect to an Asset Disposition, proceeds (including, when received, any deferred or escrowed payments) received by Parent or a Subsidiary in cash from such disposition, net of (a) reasonable and customary costs and expenses actually incurred in connection therewith, including legal fees and sales commissions and fees of accountants, investment banks and consultants; (b) amounts applied to repayment of Debt secured by a Permitted Lien senior to Agent’s Liens on Collateral sold; (c) transfer or similar taxes; and (d) reserves for indemnities, until such reserves are no longer needed.
          Notes: each Revolver Note or other promissory note executed by Borrower to evidence any Obligations.
          Notice of Borrowing: a Notice of Borrowing to be provided by Borrower to request a Borrowing of Loans, in form satisfactory to Agent.
          Notice of Conversion/Continuation: a Notice of Conversion/Continuation to be provided by Borrower to request a conversion or continuation of any Loans as LIBOR Loans, in form satisfactory to Agent.
          Obligations: all (a) principal of and premium, if any, on the Loans, (b) LC Obligations and other obligations of Obligors with respect to Letters of Credit, (c) interest, expenses, fees and other sums payable by Obligors under Loan Documents, (d) obligations of Obligors under any indemnity for Claims, (e) Extraordinary Expenses, (f) Bank Product Debt, and (g) other Debts, obligations and liabilities of any kind owing by Obligors pursuant to the Loan Documents, whether now existing or hereafter arising, whether evidenced by a note or other writing, whether allowed in any Insolvency Proceeding, whether arising from an extension of credit, issuance of a letter of credit, acceptance, loan, guaranty, indemnification or otherwise, and whether direct or indirect, absolute or contingent, due or to become due, primary or secondary, or joint or several.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Obligor: Borrower, Parent, the Cayman Guarantor and any other Person that is a Guarantor and that has granted a Lien or any security interest pursuant to a Security Document in favor of Agent on its assets to secure any Obligations.
          Ordinary Course of Business: the ordinary course of business of Parent or any Subsidiary, consistent with past practices and undertaken in good faith.
          Organic Documents: with respect to any Person, its memorandum and articles of association, certificate of change of name (if any), charter, certificate or articles of incorporation, bylaws, articles of organization, limited liability agreement, operating agreement, members agreement, shareholders agreement, partnership agreement, certificate of partnership, certificate of formation, voting trust agreement, or similar agreement or instrument governing the formation or operation of such Person as applicable.
          Original Currency: as defined in Section 15.17.
          OSHA: the Occupational Safety and Hazard Act of 1970.
          Other Agreement: each Note; LC Document; Fee Letter; Lien Waiver; Borrowing Base Certificate, Compliance Certificate, Perfection Certificate, financial statement or report delivered hereunder; or other document, instrument or agreement (other than this Agreement or a Security Document) now or hereafter delivered by an Obligor or other Person to Agent or a Lender in connection with any transactions relating hereto.
          Other Currency: as defined in Section 15.17.
          Other Taxes: all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          Overadvance: as defined in Section 2.1.5.
          Overadvance Loan: a Base Rate Loan made when an Overadvance exists or is caused by the funding thereof.
          Parent: Trident Microsystems, Inc., a Delaware corporation.
          Participant: as defined in Section 14.2.
          Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. No. 107-56, 115 Stat. 272 (2001).
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Payment Item: each check, draft or other item of payment payable to an Obligor, including those constituting proceeds of any Collateral.
          PBGC: the Pension Benefit Guaranty Corporation.
          Pension Plan: any employee pension benefit plan (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by any Obligor or ERISA Affiliate or to which the Obligor or ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the preceding five plan years.
          Perfection Certificate: that certain Perfection Certificate of the Obligors dated on or about the date hereof with respect to this Agreement.
          Permitted Acquisition: as defined in clause (d) of the definition of “Restricted Investment”.
          Permitted Asset Disposition: an Asset Disposition that is (a) a sale of Inventory in the Ordinary Course of Business; (b) a disposition of obsolete, worn-out or excess equipment or other property in the Ordinary Course of Business; (c) termination of a lease of real or personal Property that is not necessary for the Ordinary Course of Business, could not reasonably be expected to have a Material Adverse Effect; (d) as long as no Event of Default has occurred and is continuing, a transfer of assets (other than Intellectual Property) that are not Collateral, (e) [***]; (f) [***]; (g) [***]; (h) [***]; (i) as long as no Event of Default has occurred and is continuing, a transfer of property pursuant to any transaction permitted under the definition of “Restricted Investment”; provided that for purposes of this subclause (i), transactions permitted under clause (b) of the definition of “Restricted Investment” shall be permitted during the occurrence and continuance of an Event of Default; or (j) approved in writing by Agent and Required Lenders.
          Permitted Contingent Obligations: Contingent Obligations (a) arising from endorsements of Payment Items for collection or deposit in the Ordinary Course of Business; (b) arising from Hedging Agreements permitted hereunder; (c) existing on the Closing Date, and any extension or renewal thereof that does not increase the amount of such Contingent Obligation when extended or renewed; (d) incurred in the Ordinary Course of Business with respect to surety, appeal or performance bonds, or other similar obligations; (e) arising under the Loan Documents; (f) arising from agreements permitted hereunder providing for indemnification, purchase price adjustment or similar obligations (other than for borrowed money) or from guaranties and other credit supports permitted hereunder securing an Obligor’s performance in connection with acquisitions and dispositions of assets; (g) guaranties permitted hereunder entered into in the Ordinary Course of Business of the obligations of suppliers, customers and licensees; (h) guaranties of Debt permitted to be incurred hereunder of Subsidiaries of the Parent; (i) constituting Investments permitted hereunder; and (j) all other Contingent Obligations not
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

described in the foregoing clauses, but only to the extent that they do not exceed $1,000,000 in the aggregate any one time outstanding.
          Permitted Distributions: any direct or indirect Distribution by any Obligor to Parent (i) solely to pay general administrative expenses of Parent in the Ordinary Course of Business, (ii) solely to pay domestic Taxes of any Obligor, and (iii) solely to reimburse Parent for research and development and for sales and marketing expenses.
          Permitted Lien: as defined in Section 10.2.2.
          Permitted Purchase Money Debt: Purchase Money Debt of Parent and Subsidiaries that is unsecured or secured only by a Purchase Money Lien, as long as the aggregate amount does not exceed $20,000,000 at any time and its incurrence does not violate Section 10.2.3.
          Person: any individual, corporation, limited liability company, partnership, joint venture, joint stock company, land trust, business trust, unincorporated organization, Governmental Authority or other entity.
          Plan: any employee benefit plan (as such term is defined in Section 3(3) of ERISA) established by an Obligor or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, an ERISA Affiliate.
          Prime Rate: the rate of interest announced by Bank of America from time to time as its prime rate. Such rate is set by Bank of America on the basis of various factors, including its costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
          Pro Rata: with respect to any Lender, a percentage (carried out to the ninth decimal place) determined (a) while Commitments are outstanding, by dividing the amount of such Lender’s Commitment by the aggregate amount of all Commitments; and (b) at any other time, by dividing the amount of such Lender’s Loans and LC Obligations by the aggregate amount of all outstanding Loans and LC Obligations.
          Properly Contested: with respect to any obligation of an Obligor, (a) the obligation is subject to a bona fide dispute regarding amount or the Obligor’s liability to pay; (b) the obligation is being properly contested in good faith by appropriate proceedings promptly instituted and diligently pursued; (c) appropriate reserves have been established in accordance with GAAP; (d) non-payment could not have a Material Adverse Effect, nor result in forfeiture or sale of any assets of the Obligor; (e) no Lien is imposed on assets of the Obligor, unless bonded and stayed to the satisfaction of Agent; and (f) if the obligation results from entry of a judgment or other order, such judgment or order is stayed pending appeal or other judicial review.
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          Property: any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible.
          Protective Advances: as defined in Section 2.1.6.
          Purchase Money Debt: (a) Debt (other than the Obligations but including Capital Leases) for payment of any of the purchase price (including taxes, and shipping and installation costs) of fixed assets (including vehicles and software); (b) Debt (other than the Obligations but including Capital Leases) incurred within 60 days before or after acquisition of any fixed assets (including vehicles and software), for the purpose of financing any of the purchase price thereof; provided, such 60 day period may be increased to 120 days if on the date of such acquisition and on the date such debt is incurred no Default or Event of Default has occurred and is continuing; and (c) any renewals, extensions or refinancings (but not increases) thereof.
          Purchase Money Lien: a Lien that secures Purchase Money Debt, encumbering only the fixed assets acquired with such Debt and constituting a Capital Lease or a purchase money security interest under the UCC.
          RCRA: the Resource Conservation and Recovery Act (42 U.S.C. §§ 6991-6991i).
          Real Estate: all right, title and interest (whether as owner, lessor or lessee) in any real Property or any buildings, structures, parking areas or other improvements thereon.
          Refinancing Conditions: the following conditions for Refinancing Debt: (a) it is in an aggregate principal amount that does not exceed the principal amount of the Debt being extended, renewed or refinanced; (b) it has a final maturity no sooner than, a weighted average life no less than, and an interest rate no greater than, the Debt being extended, renewed or refinanced; (c) it is subordinated to the Obligations at least to the same extent as the Debt being extended, renewed or refinanced; (d) the representations, covenants and defaults applicable to it are no less favorable to the applicable Obligor than those applicable to the Debt being extended, renewed or refinanced; (e) no additional Lien is granted to secure it; (f) no additional Person is obligated on such Debt; and (g) upon giving effect to it, no Default or Event of Default exists.
          Refinancing Debt: Borrowed Money that is the result of an extension, renewal or refinancing of Debt permitted under Section 10.2.1(b), (d) or (f).
          Reimbursement Date: as defined in Section 2.3.2.
          Rent and Charges Reserve: the aggregate of (a) all past due rent and other amounts owing by an Obligor to any landlord, warehouseman, processor, repairman, mechanic, shipper, freight forwarder, broker or other Person who possesses any Collateral or could assert a Lien on any Collateral; and (b) a reserve at least equal to three months (but so long as no Event of Default exists, not in excess of six months) rent and other charges that could be payable to any such Person, unless it has executed a Lien Waiver.
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          Report: as defined in Section 13.2.3.
          Reportable Event: any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
          Required Lenders: Lenders (subject to Section 4.2) having (a) Commitments in excess of 50% of the aggregate Commitments; and (b) if the Commitments have terminated, Loans in excess of 50% of all outstanding Loans; provided, that for purposes of clauses (a) and (b) of this definition, if there are two or more Lenders, “Required Lenders” shall include two or more Lenders whose Commitments or Loans, as applicable, are in excess of 50% of the aggregate Commitments or all outstanding Loans, as applicable.
          Reserve Percentage: the reserve percentage (expressed as a decimal, rounded up to the nearest 1/8th of 1%) applicable to member banks under regulations issued from time to time by the Board of Governors for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).
          Restricted Investment: any Investment by Parent or a Subsidiary, other than (a) Investments in Subsidiaries to the extent existing on the Closing Date; (b) Cash Equivalents and Long Term Liquid Investments that are subject to Agent’s Lien and control, pursuant to documentation in form and substance satisfactory to Agent; (c) loans and advances permitted under Section 10.2.7; (d) provided that no Event of Default has occurred and is continuing or would result therefrom, acquisitions of any capital stock or indebtedness or the assets comprising a division or business unit or a substantial part or all of the business of a Person for total aggregate consideration (excluding capital stock and other non-cash consideration) in an aggregate amount not exceeding $10,000,000 during the term of this Agreement (such acquisitions, “Permitted Acquisitions”); (e) Investments (whether in the form of an acquisition of equity or loans) in connection with joint ventures and strategic alliances to the extent the aggregate cash investments therein (and cash commitments relating thereto) do not exceed $5,000,000 in any Fiscal Year; (f) acquisitions of assets consisting of non-cash consideration received in connection with any asset transfer permitted hereunder; (g) acquisitions of assets consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the Ordinary Course of Business; (h) acquisitions of assets received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors; (i) acquisitions of assets acquired as a result of a foreclosure with respect to any secured investment; and (j) without duplication of the foregoing clauses (a) through (i), other Investments in an aggregate amount not to exceed $500,000 at any time.
          Restrictive Agreement: an agreement (other than a Loan Document) that conditions or restricts the right of Parent, any Subsidiary or other Obligor to incur or repay Borrowed Money, to grant Liens on any assets, to declare or make Distributions, to modify, extend or renew any agreement evidencing Borrowed Money, or to repay any intercompany Debt.
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          Revolver Note: a promissory note to be executed by Borrower in favor of a Lender in the form of Exhibit A, which shall be in the amount of such Lender’s Commitment and shall evidence the Loans made by such Lender.
          Revolver Termination Date: February 10, 2014.
          Royalties: all royalties, fees, expense reimbursement and other amounts payable by an Obligor under a License.
          S&P: Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
          Secured Parties: Agent, Issuing Bank, Lenders and providers of Bank Products.
          Securities Account Control Agreements: the Securities Account control agreements to be executed by each institution maintaining a Securities Account (i) for an Obligor organized under the laws of any Specified Jurisdiction, and (ii) at Agent’s request, for an Obligor organized under the laws of any other jurisdiction, in each case in favor of Agent, for the benefit of Secured Parties, as security for the Obligations.
          Security Documents: this Agreement, the Guaranties, Deposit Account Control Agreements, Securities Account Control Agreements, Hong Kong Security Documents and Cayman Islands Security Documents and all other documents, instruments and agreements now or hereafter securing (or given with the intent to secure) any Obligations.
          Senior Officer: the chairman of the board, president, chief executive officer or chief financial officer of Borrower or, if the context requires, another Obligor.
          Settlement Report: a report delivered by Agent to Lenders summarizing the Loans and participations in LC Obligations outstanding as of a given settlement date, allocated to Lenders on a Pro Rata basis in accordance with their Commitments.
          Solvent: as to any Person, such Person (a) owns Property whose present fair salable value (as defined below) is greater than the probable total liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of such Person as they become absolute and matured; (b) is able to pay all of its debts as they mature; (c) has capital that is not unreasonably small for its business and is sufficient to carry on its business and transactions and all business and transactions in which it is about to engage; and (d) has not incurred (by way of assumption or otherwise) any obligations or liabilities (contingent or otherwise) under any Loan Documents, or made any conveyance in connection therewith, with actual intent to hinder, delay or defraud either present or future creditors of such Person or any of its Affiliates. “Fair salable value” means the amount that could be obtained for assets of a Person within a reasonable time, either through collection or through sale under ordinary selling conditions by a capable and diligent seller to an interested buyer who is willing (but under no compulsion) to purchase, and
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shall be determined based on a going concern sale of the assets of such Person, with value assigned to such Person’s goodwill (consistent with a going concern valuation).
          Specified Jurisdiction: the United States, the Cayman Islands, Hong Kong, and any state, province or other political subdivision of any of the foregoing.
          Specified Securities Account: as defined in the definition of “Liquidity”.
          Subordinated Debt: Debt incurred by an Obligor that is expressly subordinate and junior in right of payment to Full Payment of all Obligations, and is on terms (including maturity, interest, fees, repayment, covenants and subordination) satisfactory to Agent.
          Subsidiary: any entity at least 50% of whose voting securities or Equity Interests is owned by an Obligor or any combination of Obligors (including indirect ownership by an Obligor through other entities in which the Obligor directly or indirectly owns 50% of the voting securities or Equity Interests).
          Swingline Loan: any Borrowing of Base Rate Loans funded with Agent’s funds, until such Borrowing is settled among Lenders or repaid by Borrower.
          Taxes: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
          Transferee: any actual or potential Eligible Assignee, Participant, Assuming Lender or other Person acquiring an interest in any Obligations.
          Trident Cayman Security Agreement: the security agreement to be entered into between the Cayman Guarantor on or about the date of this Agreement pursuant to which, among other things, the Cayman Guarantor grants security over all its assets and undertakings in favor of the Agent.
          Trigger Period: the period (a) commencing on any day that (i) Liquidity is less than $35,000,000 or (ii) Availability is less than $5,000,000; and (b) continuing until, during the preceding 60 consecutive days, (i) Liquidity has been greater than $35,000,000 at all times and (ii) Availability has been greater than $5,000,000 at all times.
          Type: any type of a Loan (i.e., Base Rate Loan or LIBOR Loan) that has the same interest option and, in the case of LIBOR Loans, the same Interest Period.
          UCC: the Uniform Commercial Code as in effect in the State of California or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
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          Unfunded Pension Liability: the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
          Unused Line Amount: as defined in Section 3.2.1.
          Upstream Payment: a Distribution by a Subsidiary of an Obligor to such Obligor.
          Value: (a) for Inventory, its value determined on the basis of the lower of cost or market, calculated on a first-in, first-out basis, and excluding any portion of cost attributable to intercompany profit among Borrower and its Affiliates; and (b) for an Account, its face amount, net of any returns, rebates, discounts (calculated on the shortest terms), credits, allowances or Taxes (including sales, excise or other taxes) that have been or could be claimed by the Account Debtor or any other Person.
          Section 1.2 Accounting Terms. Under the Loan Documents (except as otherwise specified herein), all accounting terms shall be interpreted, all accounting determinations shall be made, and all financial statements shall be prepared, in accordance with GAAP applied on a basis consistent with the most recent audited financial statements of the Parent and Borrower delivered to Agent before the Closing Date and using the same inventory valuation method as used in such financial statements, except for any change required or permitted by GAAP if Parent’s and Borrower’s certified public accountants concur in such change, the change is disclosed to Agent, and Section 10.3 is amended, to the extent necessary, in a manner satisfactory to Required Lenders to take into account the effects of the change.
          Section 1.3 Uniform Commercial Code. As used herein, the following terms are defined in accordance with the UCC in effect in the State of California from time to time: “Chattel Paper,” “Commercial Tort Claim,” “Deposit Account,” “Document,” “Equipment,” “General Intangibles,” “Goods,” “Instrument,” “Investment Property,” “Letter-of-Credit Right”, “Securities Account” and “Supporting Obligation.”
          Section 1.4 Certain Matters of Construction. The terms “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. In the computation of periods of time from a specified date to a later specified date, “from” means “from and including,” and “to” and “until” each mean “to but excluding.” The terms “including” and “include” shall mean “including, without limitation” and, for purposes of each Loan Document, the parties agree that the rule of ejusdem generis shall not be applicable to limit any provision. Section titles appear as a matter of convenience only and shall not affect the interpretation of any Loan Document. All references to (a) laws or statutes include all related rules, regulations, interpretations, amendments and successor provisions; (b) any document, instrument or agreement include any amendments, waivers and other modifications, extensions or renewals (to the extent permitted by the Loan Documents); (c) any section mean, unless the
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context otherwise requires, a section of this Agreement; (d) any exhibits or schedules mean, unless the context otherwise requires, exhibits and schedules attached hereto, which are hereby incorporated by reference; (e) any Person include successors and assigns; (f) unless otherwise specified, time of day means Hong Kong Time; or (g) unless otherwise specified herein, discretion of Agent, Issuing Bank or any Lender mean the sole and absolute discretion of such Person. All calculations of Value, fundings of Loans, issuances of Letters of Credit and payments of Obligations shall be in Dollars and, unless the context otherwise requires, all determinations (including calculations of Borrowing Base and financial covenants) made from time to time under the Loan Documents shall be made in light of the circumstances existing at such time. Borrowing Base calculations shall be consistent with historical methods of valuation and calculation, and otherwise satisfactory to Agent (and not necessarily calculated in accordance with GAAP). Obligors shall have the burden of establishing any alleged negligence, misconduct or lack of good faith by Agent, Issuing Bank or any Lender under any Loan Documents. No provision of any Loan Documents shall be construed against any party by reason of such party having, or being deemed to have, drafted the provision. Whenever the phrase “to the best of Borrower’s knowledge” or words of similar import are used in any Loan Documents, it means actual knowledge of a Senior Officer, or knowledge that a Senior Officer would have obtained if he or she had engaged in good faith and diligent performance of his or her duties, including reasonably specific inquiries of employees or agents and a good faith attempt to ascertain the matter to which such phrase relates.
ARTICLE II
CREDIT FACILITIES
          Section 2.1 Commitment.
          2.1.1 Loans. Each Lender agrees, severally on a Pro Rata basis up to its Commitment, on the terms set forth herein, to make Loans to Borrower from time to time through the Commitment Termination Date. The Loans may be repaid and reborrowed as provided herein. In no event shall Lenders have any obligation to honor a request for a Loan if the unpaid balance of Loans outstanding at such time (including the requested Loan) would exceed the Borrowing Base.
          2.1.2 Revolver Notes. The Loans made by each Lender and interest accruing thereon shall be evidenced by the records of Agent and such Lender. At the request of any Lender, Borrower shall deliver a Revolver Note to such Lender.
          2.1.3 Use of Proceeds. The proceeds of Loans shall be used by Borrower solely (a) to satisfy existing Debt; (b) to pay fees and transaction expenses associated with the closing of this credit facility; (c) to pay Obligations in accordance with this Agreement; and (d) for working capital and other lawful corporate purposes of Borrower, including to provide funds to Parent and other Obligors to the extent permitted hereunder.
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          2.1.4 Voluntary Reduction or Termination of Commitments.
          (a) The Commitments shall terminate on the Revolver Termination Date, unless sooner terminated in accordance with this Agreement. Upon at least 90 days prior written notice to Agent, Borrower may, at its option, terminate the Commitments and this credit facility. Any notice of termination given by Borrower shall be irrevocable. On the termination date, Borrower shall make Full Payment of all Obligations.
          (b) Borrower may permanently reduce the Commitments, on a Pro Rata basis for each Lender, upon at least 90 days’ prior written notice to Agent, which notice shall specify the amount of the reduction and shall be irrevocable once given. Each reduction shall be in a minimum amount of $5,000,000, or an increment of $1,000,000 in excess thereof, provided, that in no event shall the Borrower reduce the Commitments pursuant to this Section 2.1.4(b) below $25,000,000.
          (c) Concurrently with any reduction in or termination of the Commitments, for whatever reason (including an Event of Default), Borrower shall pay to Agent, for the Pro Rata benefit of Lenders and as liquidated damages for loss of bargain (and not as a penalty), an amount equal to if the reduction or termination occurs during the first Loan Year, 1% of the Commitments being reduced or terminated. No such charge shall be payable if termination or reduction occurs at any time during the second Loan Year or thereafter
          2.1.5 Overadvances. If the aggregate Loans exceed the Borrowing Base (“Overadvance”) at any time, the excess amount shall be payable by Borrower on demand by Agent, but all such Loans shall nevertheless constitute Obligations secured by the Collateral and entitled to all benefits of the Loan Documents. Unless its authority has been revoked in writing by Required Lenders, Agent may require Lenders to honor requests for Overadvance Loans and to forbear from requiring Borrower to cure an Overadvance, (a) when no other Event of Default is known to Agent, as long as (i) the Overadvance does not continue for more than 30 consecutive days (and no Overadvance may exist for at least five consecutive days thereafter before further Overadvance Loans are required), and (ii) the Overadvance is not known by Agent to exceed $5,000,000; and (b) regardless of whether an Event of Default exists, if Agent discovers an Overadvance not previously known by it to exist, as long as from the date of such discovery the Overadvance (i) is not increased by more than $5,000,000, and (ii) does not continue for more than 30 consecutive days. In no event shall Overadvance Loans be required that would cause the outstanding Loans and LC Obligations to exceed the aggregate Commitments. Any funding of an Overadvance Loan or sufferance of an Overadvance shall not constitute a waiver by Agent or Lenders of the Event of Default caused thereby. In no event shall Borrower or any other Obligor be deemed a beneficiary of this Section nor authorized to enforce any of its terms.
          2.1.6 Protective Advances. Agent shall be authorized, in its discretion, at any time that any conditions in Article VI are not satisfied, and without regard to the aggregate Commitments, to make Base Rate Loans (“Protective Advances”) (a) up to an aggregate amount
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of $5,000,000 outstanding at any time, if Agent deems such Loans necessary or desirable to preserve or protect Collateral, or to enhance the collectability or repayment of Obligations; or (b) to pay any other amounts chargeable to Obligors under any Loan Documents, including costs, fees and expenses. Each Lender shall participate in each Protective Advance on a Pro Rata basis. Required Lenders may at any time revoke Agent’s authority to make further Protective Advances by written notice to Agent. Absent such revocation, Agent’s determination that funding of a Protective Advance is appropriate shall be conclusive.
          Section 2.2 Increase in the Aggregate Commitments.
          (a) The Borrower may, at any time, by notice to Agent, request that the aggregate amount of the Commitments be increased by an amount of up to $60,000,000 (in increments of $15,000,000) (an “Accordion Increase”) to be effective as of the date upon which the conditions set forth in Section 2.2(d) below are fulfilled to the satisfaction of Agent (an “Accordion Effective Date”); provided, however, that (i) in no event shall more than three (3) Accordion Increases occur during the term of this Agreement and (ii) no Default or Event of Default shall have occurred and be continuing as of the date of such request or as of the applicable Accordion Effective Date, or shall occur as a result thereof.
          (b) Agent will promptly notify the Lenders of a request by the Borrower for an Accordion Increase, which notice shall include the date by which Lenders wishing to participate in such Accordion Increase must commit to participate in such Accordion Increase (each, a “Commitment Date”) and shall provide that such request is made ratably to all the Lenders. Each Lender that is willing to participate in such Accordion Increase (each, an “Increasing Lender”) shall give written notice to Agent on or prior to the applicable Commitment Date of the amount by which it is willing to increase its Commitment. If the Lenders notify Agent that they are willing to increase the amount of their respective Commitments by an aggregate amount that exceeds the amount of such Accordion Increase, such Accordion Increase shall be allocated ratably among the Lenders willing to participate therein.
          (c) Promptly following the applicable Commitment Date, Agent shall notify the Borrower as to the amount, if any, by which the Lenders are willing to participate in the applicable Accordion Increase. If the aggregate amount by which the Lenders are willing to participate in such Accordion Increase on the applicable Commitment Date is less than such Accordion Increase, then the Agent, in consultation with the Borrower, will use its commercially reasonable efforts on terms to be mutually agreed to obtain commitments from one or more Eligible Assignees to participate in any portion of such Accordion Increase that has not been committed to by the Lenders as of the applicable Commitment Date; provided, however, that the Commitment of each such Eligible Assignee shall be in an amount of $10,000,000 or an integral multiple of $1,000,000 in excess thereof (or such lesser amounts as may be necessary to cause the aggregate increase to equal such Accordion Increase).
          (d) On the applicable Accordion Effective Date, each Eligible Assignee that accepts an offer to participate in the applicable Accordion Increase in accordance with
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Section 2.2(c) (each such Eligible Assignee being an “Assuming Lender”) shall become a Lender party to this Agreement as of the applicable Accordion Effective Date and the Commitment of each Increasing Lender for such Accordion Increase shall be so increased by such amount (or by the amount allocated to such Lender pursuant to the last sentence of Section 2.2(b)) as of such Accordion Effective Date and the Commitment of each Lender as set forth on Schedule 1.1 shall be adjusted accordingly; provided, that on or before the applicable Accordion Effective Date:
          (i) the full amount of the Accordion Increase has been committed to by Increasing Lenders or Assuming Lenders;
          (ii) all amendments to this Agreement deemed reasonably necessary by Agent to accomplish the applicable Accordion Increase shall have been agreed by the parties hereto and any Assuming Lenders;
          (iii) all necessary approvals (including credit approvals) shall have been obtained by each of the Increasing Lenders, the Assuming Lenders and Agent; and
          (iv) Agent shall have received the following, each dated such date:
          (A) (i) certified copies of resolutions of the Borrower approving such Accordion Increase and the corresponding modifications to this Agreement and (ii) an opinion of counsel for the Borrower (which may be in-house counsel), in form and substance satisfactory to Agent;
          (B) an assumption agreement from each Assuming Lender, if any, in form and substance satisfactory to the Borrower and Agent (each an “Assumption Agreement”), duly executed by such Eligible Assignee, Agent and the Borrower; and
          (C) confirmation from each Increasing Lender of the increase in the amount of its Commitment in a writing satisfactory to the Borrower and Agent.
          On the applicable Accordion Effective Date, upon fulfillment of the conditions set forth in this Section 2.2(d), Agent shall notify the Lenders (including, without limitation, each Assuming Lender) and the Borrower, on or before 11:00 am, by facsimile, email or other electronic communication, of the occurrence of such Accordion Increase and shall record in the Loan Account the relevant information with respect to each Increasing Lender and each Assuming Lender on such date. The Borrower shall prepay Revolving Loans on such Accordion Effective Date to the extent necessary to cause the outstanding Revolving Loans to be ratable with the Commitment of each Lender. This Section shall supersede the provisions of Section 15.1 as applicable.
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          Section 2.3 Letter of Credit Facility.
          2.3.1 Issuance of Letters of Credit. Issuing Bank agrees to issue Letters of Credit from time to time until 20 days prior to the earlier of the Revolver Termination Date or the Commitment Termination Date (or such later date as agreed by Agent) on the terms set forth herein, including the following:
     (a) Borrower acknowledges that Issuing Bank’s willingness to issue any Letter of Credit is conditioned upon Issuing Bank’s receipt of a LC Application with respect to the requested Letter of Credit, as well as such other instruments and agreements as Issuing Bank may customarily require for issuance of a letter of credit of similar type and amount. Issuing Bank shall have no obligation to issue any Letter of Credit unless (i) Issuing Bank receives a LC Request and LC Application at least three Business Days prior to the requested date of issuance; (ii) each LC Condition is satisfied; and (iii) if a Defaulting Lender exists, such Lender or Borrower has entered into arrangements satisfactory to Agent and Issuing Bank to eliminate any funding risk associated with the Defaulting Lender. If Issuing Bank receives written notice from a Lender at least five Business Days before issuance of a Letter of Credit that any LC Condition has not been satisfied, Issuing Bank shall have no obligation to issue the requested Letter of Credit (or any other) until such notice is withdrawn in writing by that Lender or until Required Lenders have waived such condition in accordance with this Agreement. Prior to receipt of any such notice, Issuing Bank shall not be deemed to have knowledge of any failure of LC Conditions.
     (b) Letters of Credit may be requested by Borrower only (i) to support obligations of Borrower incurred in the Ordinary Course of Business; or (ii) for other purposes as Agent and Lenders may approve from time to time in writing. The renewal or extension of any Letter of Credit shall be treated as the issuance of a new Letter of Credit, except that delivery of a new LC Application shall be required at the discretion of Issuing Bank.
     (c) Borrower assumes all risks of the acts, omissions or misuses of any Letter of Credit by the beneficiary. In connection with issuance of any Letter of Credit, none of Agent, Issuing Bank or any Lender shall be responsible for the existence, character, quality, quantity, condition, packing, value or delivery of any goods purported to be represented by any Documents; any differences or variation in the character, quality, quantity, condition, packing, value or delivery of any goods from that expressed in any Documents; the form, validity, sufficiency, accuracy, genuineness or legal effect of any Documents or of any endorsements thereon; the time, place, manner or order in which shipment of goods is made; partial or incomplete shipment of, or failure to ship, any goods referred to in a Letter of Credit or Documents; any deviation from instructions, delay, default or fraud by any shipper or other Person in connection with any goods, shipment or delivery; any breach of contract between a shipper or vendor and Borrower; errors, omissions, interruptions or delays in transmission or delivery of any messages, by
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mail, cable, telegraph, telex, telecopy, e-mail, telephone or otherwise; errors in interpretation of technical terms; the misapplication by a beneficiary of any Letter of Credit or the proceeds thereof; or any consequences arising from causes beyond the control of Issuing Bank, Agent or any Lender, including any act or omission of a Governmental Authority. The rights and remedies of Issuing Bank under the Loan Documents shall be cumulative. Issuing Bank shall be fully subrogated to the rights and remedies of each beneficiary whose claims against Borrower are discharged with proceeds of any Letter of Credit.
     (d) In connection with its administration of and enforcement of rights or remedies under any Letters of Credit or LC Documents, Issuing Bank shall be entitled to act, and shall be fully protected in acting, upon any certification, documentation or communication in whatever form believed by Issuing Bank, in good faith, to be genuine and correct and to have been signed, sent or made by a proper Person. Issuing Bank may consult with and employ legal counsel, accountants and other experts to advise it concerning its obligations, rights and remedies, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by such experts. Issuing Bank may employ agents and attorneys-in-fact in connection with any matter relating to Letters of Credit or LC Documents, and shall not be liable for the negligence or misconduct of agents and attorneys-in-fact selected with reasonable care.
          2.3.2 Reimbursement; Participations.
          (a) If Issuing Bank honors any request for payment under a Letter of Credit, Borrower shall pay to Issuing Bank, on the same day (“Reimbursement Date”), the amount paid by Issuing Bank under such Letter of Credit, together with interest at the interest rate for Base Rate Loans from the Reimbursement Date until payment by Borrower. The obligation of Borrower to reimburse Issuing Bank for any payment made under a Letter of Credit shall be absolute, unconditional, irrevocable, and joint and several, and shall be paid without regard to any lack of validity or enforceability of any Letter of Credit or the existence of any claim, setoff, defense or other right that Borrower may have at any time against the beneficiary. Whether or not Borrower submits a Notice of Borrowing, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans in an amount necessary to pay all amounts due Issuing Bank on any Reimbursement Date and each Lender agrees to fund its Pro Rata share of such Borrowing whether or not the Commitments have terminated, an Overadvance exists or is created thereby, or the conditions in Article VI are satisfied.
          (b) Upon issuance of a Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally purchased from Issuing Bank, without recourse or warranty, an undivided Pro Rata interest and participation in all LC Obligations relating to the Letter of Credit. If Issuing Bank makes any payment under a Letter of Credit and Borrower does not reimburse such payment on the Reimbursement Date, Agent shall promptly notify Lenders and each Lender shall promptly (within one Business Day) and unconditionally pay to Agent, for the benefit of Issuing Bank, the
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Lender’s Pro Rata share of such payment. Upon request by a Lender, Issuing Bank shall furnish copies of any Letters of Credit and LC Documents in its possession at such time.
          (c) The obligation of each Lender to make payments to Agent for the account of Issuing Bank in connection with Issuing Bank’s payment under a Letter of Credit shall be absolute, unconditional and irrevocable, not subject to any counterclaim, setoff, qualification or exception whatsoever, and shall be made in accordance with this Agreement under all circumstances, irrespective of any lack of validity or unenforceability of any Loan Documents; any draft, certificate or other document presented under a Letter of Credit having been determined to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or the existence of any setoff or defense that any Obligor may have with respect to any Obligations. Issuing Bank does not assume any responsibility for any failure or delay in performance or any breach by Borrower or any other Person of any obligations under any LC Documents. Issuing Bank does not make to Lenders any express or implied warranty, representation or guaranty with respect to the Collateral, LC Documents or any Obligor. Issuing Bank shall not be responsible to any Lender for any recitals, statements, information, representations or warranties contained in, or for the execution, validity, genuineness, effectiveness or enforceability of any LC Documents; the validity, genuineness, enforceability, collectability, value or sufficiency of any Collateral or the perfection of any Lien therein; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor.
          (d) No Issuing Bank Indemnitee shall be liable to any Lender or other Person for any action taken or omitted to be taken in connection with any LC Documents except as a result of its actual gross negligence or willful misconduct. Issuing Bank shall not have any liability to any Lender if Issuing Bank refrains from any action under any Letter of Credit or LC Documents until it receives written instructions from Required Lenders.
          2.3.3 Cash Collateral. If any LC Obligations, whether or not then due or payable, shall for any reason be outstanding at any time (a) that an Event of Default exists, (b) that Availability is less than zero, (c) after the Commitment Termination Date, or (d) within 20 Business Days prior to the Revolver Termination Date, then Borrower shall, at Issuing Bank’s or Agent’s request, Cash Collateralize the stated amount of all outstanding Letters of Credit and pay to Issuing Bank the amount of all other LC Obligations. Borrower shall, on demand by Issuing Bank or Agent from time to time, Cash Collateralize the LC Obligations of any Defaulting Lender. If Borrower fails to provide any Cash Collateral as required hereunder, Lenders may (and shall upon direction of Agent) advance, as Loans, the amount of the Cash Collateral required (whether or not the Commitments have terminated, an Overadvance exists or the conditions in Article VI are satisfied).
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ARTICLE III
INTEREST, FEES AND CHARGES
          Section 3.1 Interest.
          3.1.1 Rates and Payment of Interest.
          (a) The Obligations shall bear interest (i) if a Base Rate Loan, at the Base Rate in effect from time to time, plus the Applicable Margin; (ii) if a LIBOR Loan, at LIBOR for the applicable Interest Period, plus the Applicable Margin; and (iii) if any other Obligation (including, to the extent permitted by law, interest not paid when due), at the Base Rate in effect from time to time, plus the Applicable Margin for Base Rate Loans. Interest shall accrue from the date the Loan is advanced or the Obligation is incurred or payable, until paid by Borrower. If a Loan is repaid on the same day made, one day’s interest shall accrue.
          (b) During an Insolvency Proceeding with respect to Borrower, or during any other Event of Default if Agent or Required Lenders in their discretion so elect, Obligations shall bear interest at the Default Rate (whether before or after any judgment). Borrower acknowledges that the cost and expense to Agent and Lenders due to an Event of Default are difficult to ascertain and that the Default Rate is a fair and reasonable estimate to compensate Agent and Lenders for such additional costs and expenses
          (c) Interest accrued on the Loans shall be due and payable in arrears, (i) on the first day of each month for Base Rate Loans and, for any LIBOR Loan, the last day of its Interest Period; provided that if any Interest Period is greater than 90 days, then interest shall be payable at the end of every 90 days of such Interest Period and on the last day of such Interest Period; (ii) on any date of prepayment, with respect to the principal amount of Loans being prepaid; and (iii) on the Commitment Termination Date. Interest accrued on any other Obligations shall be due and payable as provided in the Loan Documents and, if no payment date is specified, shall be due and payable on demand. Notwithstanding the foregoing, interest accrued at the Default Rate shall be due and payable on demand.
          3.1.2 Application of LIBOR to Outstanding Loans.
          (a) Borrower may on any Business Day, subject to delivery of a Notice of Conversion/Continuation, elect to convert any portion of the Base Rate Loans to, or to continue any LIBOR Loan at the end of its Interest Period as, a LIBOR Loan. During any Default or Event of Default, Agent may (and shall at the direction of Required Lenders) declare that no Loan may be made, converted or continued as a LIBOR Loan.
          (b) Whenever Borrower desires to convert or continue Loans as LIBOR Loans, Borrower shall give Agent a Notice of Conversion/Continuation, no later than 11:00 a.m. at least three Business Days before the requested conversion or continuation date. Promptly after receiving any such notice, Agent shall notify each Lender thereof. Each Notice of
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Conversion/Continuation shall be irrevocable, and shall specify the amount of Loans to be converted or continued, the conversion or continuation date (which shall be a Business Day), and the duration of the Interest Period (which shall be deemed to be 30 days if not specified). If, upon the expiration of any Interest Period in respect of any LIBOR Loans, Borrower shall have failed to deliver a Notice of Conversion/Continuation, it shall be deemed to have elected to convert such Loans into Base Rate Loans.
          3.1.3 Interest Periods. In connection with the making, conversion or continuation of any LIBOR Loans, Borrower shall select an interest period (“Interest Period”) to apply, which interest period shall be 30, 60, or 90 days (or, with Agent’s consent, such other period as is 12 months or fewer); provided, however, that:
     (a) the Interest Period shall commence on the date the Loan is made or continued as, or converted into, a LIBOR Loan, and shall expire on the numerically corresponding day in the calendar month at its end;
     (b) if any Interest Period commences on a day for which there is no corresponding day in the calendar month at its end or if such corresponding day falls after the last Business Day of such month, then the Interest Period shall expire on the last Business Day of such month; and if any Interest Period would expire on a day that is not a Business Day, the period shall expire on the next Business Day; and
     (c) no Interest Period shall extend beyond the Revolver Termination Date.
          3.1.4 Interest Rate Not Ascertainable. If Agent shall determine that on any date for determining LIBOR, due to any circumstance affecting the London interbank market, adequate and fair means do not exist for ascertaining such rate on the basis provided herein, then Agent shall immediately notify Borrower of such determination. Until Agent notifies Borrower that such circumstance no longer exists, the obligation of Lenders to make LIBOR Loans shall be suspended, and no further Loans may be converted into or continued as LIBOR Loans.
          Section 3.2 Fees.
          3.2.1 Unused Line Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a fee equal to 0.75% per annum times the amount (such amount, the “Unused Line Amount”) by which the Commitments exceed the average daily balance of Loans and stated amount of Letters of Credit during any month; provided, however, commencing with the payment due on March 31, 2011, such percentage per annum shall be determined on a monthly basis based on the Unused Line Amount during the immediately preceding month as listed below opposite the respective Unused Line Amount (as a percentage of the aggregate Commitments) for such prior month:

If Unused Line Amount (as a
percentage of the aggregate
Commitments) during the	Unused Line Fee Percentage
prior calendar month is:	per Annum:
≤ 33%	0.25%
> 33%, but < 67%	0.50%
≥ 67%	0.75%
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Such fee shall be payable in arrears, on the first day of each month and on the Commitment Termination Date.
          3.2.2 LC Facility Fees. Borrower shall pay (a) to Agent, for the Pro Rata benefit of Lenders, a fee equal to the Applicable Margin in effect for LIBOR Loans times the average daily stated amount of Letters of Credit, which fee shall be payable monthly in arrears, on the first day of each month; (b) to Agent, for its own account, a fronting fee equal to 0.125% per annum on the stated amount of each Letter of Credit, which fee shall be payable monthly in arrears, on the first day of each month; and (c) to Issuing Bank, for its own account, all customary charges associated with the issuance, amending, negotiating, payment, processing, transfer and administration of Letters of Credit, which charges shall be paid as and when incurred. During an Event of Default, the fee payable under clause (a) shall be increased by 2% per annum.
          3.2.3 Closing Fee. Borrower shall pay to Agent, for the Pro Rata benefit of Lenders, a closing fee as provided in the Fee Letter.
          3.2.4 Agent Fees. In consideration of Agent’s syndication of the Commitments and service as Agent hereunder, Borrower shall pay to Agent, for its own account, the fees described in the Fee Letter.
          Section 3.3 Computation of Interest, Fees. All interest, as well as fees and other charges calculated on a per annum basis, shall be computed for the actual days elapsed, based on a year of 360 days. Each determination by Agent of any interest, fees or interest rate hereunder shall be final, conclusive and binding for all purposes, absent manifest error. All fees shall be fully earned when due and shall not be subject to rebate, refund or proration. All fees payable under Section 3.2 are compensation for services and are not, and shall not be deemed to be, interest or any other charge for the use, forbearance or detention of money. A certificate as to amounts payable by Borrower under Section 3.4, 3.6, 3.7, 3.9 or 5.9, submitted to Borrower by Agent or the affected Lender, as applicable, shall be final, conclusive and binding for all purposes, absent manifest error, and Borrower shall pay such amounts to the appropriate party within 10 days following receipt of the certificate.
          Section 3.4 Reimbursement Obligations. Borrower shall reimburse Agent for all Extraordinary Expenses. Borrower shall also reimburse Agent for all legal, accounting, appraisal, consulting, and other fees, costs and expenses incurred by it in connection with (a) negotiation and preparation of any Loan Documents, including any amendment or other modification thereof; (b) administration of and actions relating to any Collateral, Loan Documents and transactions contemplated thereby, including any actions taken to perfect or
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maintain priority of Agent’s Liens on any Collateral, to maintain any insurance required hereunder or to verify Collateral; and (c) subject to the limits of Section 10.1.1(b), each inspection, audit or appraisal with respect to any Obligor or Collateral, whether prepared by Agent’s personnel or a third party. All legal, accounting and consulting fees shall be charged to Borrower by Agent’s professionals at their full hourly rates, regardless of any reduced or alternative fee billing arrangements that Agent, any Lender or any of their Affiliates may have with such professionals with respect to this or any other transaction. If, for any reason (including inaccurate reporting on financial statements or a Compliance Certificate), it is reasonably determined that a higher Applicable Margin should have applied to a period than was actually applied, then the proper margin shall be applied retroactively upon written notice to Borrower and Borrower shall immediately pay to Agent, for the Pro Rata benefit of Lenders, an amount equal to the difference between the amount of interest and fees that would have accrued using the proper margin and the amount actually paid. All amounts payable by Borrower under this Section shall be due on demand.
          Section 3.5 Illegality. If any Lender determines that any Applicable Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund LIBOR Loans, or to determine or charge interest rates based upon LIBOR, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to Agent, any obligation of such Lender to make or continue LIBOR Loans or to convert Base Rate Loans to LIBOR Loans shall be suspended until such Lender notifies Agent that the circumstances giving rise to such determination no longer exist. Upon delivery of such notice, Borrower shall prepay or, if applicable, convert all LIBOR Loans of such Lender to Base Rate Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such LIBOR Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such LIBOR Loans. Upon any such prepayment or conversion, Borrower shall also pay accrued interest on the amount so prepaid or converted. Borrower shall have no liability to such Lender under Section 3.9 in connection with any such prepayment or conversion under this Section 3.5.
          Section 3.6 Inability to Determine Rates. If Required Lenders notify Agent for any reason in connection with a request for a Borrowing of, or conversion to or continuation of, a LIBOR Loan that (a) Dollar deposits are not being offered to banks in the London interbank Eurodollar market for the applicable amount and Interest Period of such Loan, (b) adequate and reasonable means do not exist for determining LIBOR for the requested Interest Period, or (c) LIBOR for the requested Interest Period does not adequately and fairly reflect the cost to such Lenders of funding such Loan, then Agent will promptly so notify Borrower and each Lender. Thereafter, the obligation of Lenders to make or maintain LIBOR Loans shall be suspended until Agent (upon instruction by Required Lenders) revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of a LIBOR Loan or, failing that, will be deemed to have submitted a request for a Base Rate Loan.
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          Section 3.7 Increased Costs; Capital Adequacy.
          3.7.1 Change in Law. If any Change in Law shall:
     (a) impose modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in LIBOR) or Issuing Bank;
     (b) subject any Lender or Issuing Bank to any Tax with respect to any Loan, Loan Document, Letter of Credit or participation in LC Obligations, or change the basis of taxation of payments to such Lender or Issuing Bank in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 5.9 and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender or Issuing Bank); or
     (c) impose on any Lender or Issuing Bank or the London interbank market any other condition, cost or expense affecting any Loan, Loan Document, Letter of Credit or participation in LC Obligations;
and the result thereof shall be to increase the cost to such Lender of making or maintaining any LIBOR Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or any other amount) then, upon request of such Lender or Issuing Bank, Borrower will pay to such Lender or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.
          3.7.2 Capital Adequacy. If any Lender or Issuing Bank determines that any Change in Law affecting such Lender or Issuing Bank or any Lending Office of such Lender or such Lender’s or Issuing Bank’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, Issuing Bank’s or holding company’s capital as a consequence of this Agreement, or such Lender’s or Issuing Bank’s Commitments, Loans, Letters of Credit or participations in LC Obligations, to a level below that which such Lender, Issuing Bank or holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, Issuing Bank’s and holding company’s policies with respect to capital adequacy), then from time to time Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.
          3.7.3 Compensation. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation, but Borrower shall not be required to compensate a Lender or Issuing Bank for any increased costs incurred or reductions suffered more than nine months prior
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to the date that the Lender or Issuing Bank notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
          Section 3.8 Mitigation; Option to Terminate. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay additional amounts with respect to a Lender under Section 5.9, then such Lender shall use reasonable efforts to designate a different Lending Office or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (a) would eliminate the need for such notice or reduce amounts payable or to be withheld in the future, as applicable; and (b) would not subject the Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to it. Borrower shall pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment. If any Lender gives a notice under Section 3.5 or requests compensation under Section 3.7, or if Borrower is required to pay additional amounts with respect to a Lender under Section 5.9, then Borrower shall have the right to terminate this Agreement, and to prepay the Obligations without payment of any amounts under Section 2.1.4(c).
          Section 3.9 Funding Losses. If for any reason (other than default by a Lender) (a) any Borrowing of, or conversion to or continuation of, a LIBOR Loan does not occur on the date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn), (b) any repayment or conversion of a LIBOR Loan occurs on a day other than the end of its Interest Period, or (c) Borrower fails to repay a LIBOR Loan when required hereunder, then Borrower shall pay to Agent its customary administrative charge and to each Lender all losses and expenses that it sustains as a consequence thereof, including loss of anticipated profits and any loss or expense arising from liquidation or redeployment of funds or from fees payable to terminate deposits of matching funds. Lenders shall not be required to purchase Dollar deposits in the London interbank market or any other offshore Dollar market to fund any LIBOR Loan, but the provisions hereof shall be deemed to apply as if each Lender had purchased such deposits to fund its LIBOR Loans.
          Section 3.10 Maximum Interest. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious non-extortionate interest permitted by Applicable Law (“maximum rate”). If Agent or any Lender shall receive interest in an amount that exceeds the maximum rate, the excess interest shall be applied to the principal of the Obligations or, if it exceeds such unpaid principal, refunded to Borrower. In determining whether the interest contracted for, charged or received by Agent or a Lender exceeds the maximum rate, such Person may, to the extent permitted by Applicable Law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest; (b) exclude voluntary prepayments and the effects thereof; and (c) amortize, prorate, allocate and spread in
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equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
ARTICLE IV
LOAN ADMINISTRATION
          Section 4.1 Manner of Borrowing and Funding Loans.
          4.1.1 Notice of Borrowing.
          (a) Whenever Borrower desires funding of a Borrowing of Loans, Borrower shall give Agent a Notice of Borrowing. Such notice must be received by Agent no later than 11:00 a.m. (i) on the Business Day of the requested funding date, in the case of Base Rate Loans, and (ii) at least three Business Days prior to the requested funding date, in the case of LIBOR Loans. Notices received after 11:00 a.m. shall be deemed received on the next Business Day. Each Notice of Borrowing shall be irrevocable and shall specify (A) the amount of the Borrowing, (B) the requested funding date (which must be a Business Day), (C) whether the Borrowing is to be made as Base Rate Loans or LIBOR Loans, and (D) in the case of LIBOR Loans, the duration of the applicable Interest Period (which shall be deemed to be 30 days if not specified).
          (b) Unless payment is otherwise timely made by Borrower, the becoming due of any Obligations (whether principal, interest, fees or other charges, including Extraordinary Expenses, LC Obligations, Cash Collateral and Bank Product Debt) shall be deemed to be a request for Base Rate Loans on the due date, in the amount of such Obligations. The proceeds of such Loans shall be disbursed as direct payment of the relevant Obligation. In addition, Agent may, at its option, charge such Obligations against any operating, investment or other account of Borrower maintained with Agent or any of its Affiliates.
          (c) If Borrower establishes the Disbursement Account with Agent or any Affiliate of Agent, then the presentation for payment of any check or other item of payment drawn on such account at a time when there are insufficient funds to cover it shall be deemed to be a request for Base Rate Loans on the date of such presentation, in the amount of the check and items presented for payment. The proceeds of such Loans may be disbursed directly to the Disbursement Account or other appropriate account.
          4.1.2 Fundings by Lenders. Each Lender shall timely honor its Commitment by funding its Pro Rata share of each Borrowing of Loans that is properly requested hereunder. Except for Borrowings to be made as Swingline Loans, Agent shall endeavor to notify Lenders of each Notice of Borrowing (or deemed request for a Borrowing) by 12:00 noon on the proposed funding date for Base Rate Loans or by 3:00 p.m. at least two Business Days before any proposed funding of LIBOR Loans. Each Lender shall fund to Agent such Lender’s Pro Rata share of the Borrowing to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date, unless Agent’s notice is
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received after the times provided above, in which event Lender shall fund its Pro Rata share by 11:00 a.m. on the next Business Day. Subject to its receipt of such amounts from Lenders, Agent shall disburse the proceeds of the Loans as directed by Borrower. Unless Agent shall have received (in sufficient time to act) written notice from a Lender that it does not intend to fund its Pro Rata share of a Borrowing, Agent may assume that such Lender has deposited or promptly will deposit its share with Agent, and Agent may disburse a corresponding amount to Borrower. If a Lender’s share of any Borrowing or of any settlement pursuant to Section 4.1.3(b) is not received by Agent, then Borrower agrees to repay to Agent on demand the amount of such share, together with interest thereon from the date disbursed until repaid, at the rate applicable to the Borrowing.
          4.1.3 Swingline Loans; Settlement.
          (a) Agent may, but shall not be obligated to, advance Swingline Loans to Borrower, up to an aggregate outstanding amount of $7,500,000, unless the funding is specifically required to be made by all Lenders hereunder. Each Swingline Loan shall constitute a Loan for all purposes, except that payments thereon shall be made to Agent for its own account. The obligation of Borrower to repay Swingline Loans shall be evidenced by the records of Agent and need not be evidenced by any promissory note.
          (b) To facilitate administration of the Loans, Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that settlement among them with respect to Swingline Loans and other Loans may take place on a date determined from time to time by Agent, which shall occur at least once each week. On each settlement date, settlement shall be made with each Lender in accordance with the Settlement Report delivered by Agent to Lenders. Between settlement dates, Agent may in its discretion apply payments on Loans to Swingline Loans, regardless of any designation by Borrower or any provision herein to the contrary. Each Lender’s obligation to make settlements with Agent is absolute and unconditional, without offset, counterclaim or other defense, and whether or not the Commitments have terminated, an Overadvance exists or the conditions in Article VI are satisfied. If, due to an Insolvency Proceeding with respect to Borrower or otherwise, any Swingline Loan may not be settled among Lenders hereunder, then each Lender shall be deemed to have purchased from Agent a Pro Rata participation in each unpaid Swingline Loan and shall transfer the amount of such participation to Agent, in immediately available funds, within one Business Day after Agent’s request therefor.
          4.1.4 Notices. Borrower authorizes Agent and Lenders to extend, convert or continue Loans, effect selections of interest rates, and transfer funds to or on behalf of Borrower based on telephonic or e-mailed instructions. Borrower shall confirm each such request by prompt delivery to Agent of a Notice of Borrowing or Notice of Conversion/Continuation, if applicable, but if it differs in any material respect from the action taken by Agent or Lenders, the records of Agent and Lenders shall govern. Neither Agent nor any Lender shall have any liability for any loss suffered by Borrower as a result of Agent or any Lender acting upon its
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understanding of telephonic or e-mailed instructions from a person believed in good faith by Agent or any Lender to be a person authorized to give such instructions on Borrower’s behalf.
          Section 4.2 Defaulting Lender. Agent may (but shall not be required to), in its discretion, retain any payments or other funds received by Agent that are to be provided to a Defaulting Lender hereunder, and may apply such funds to such Lender’s defaulted obligations or readvance the funds to Borrower in accordance with this Agreement. The failure of any Lender to fund a Loan, to make any payment in respect of LC Obligations or to otherwise perform its obligations hereunder shall not relieve any other Lender of its obligations, and no Lender shall be responsible for default by another Lender. Lenders and Agent agree (which agreement is solely among them, and not for the benefit of or enforceable by Borrower) that, solely for purposes of determining a Defaulting Lender’s right to vote on matters relating to the Loan Documents and to share in payments, fees and Collateral proceeds thereunder, a Defaulting Lender shall not be deemed to be a “Lender” until all its defaulted obligations have been cured.
          Section 4.3 Number and Amount of LIBOR Loans; Determination of Rate. Each Borrowing of LIBOR Loans when made shall be in a minimum amount of $3,000,000, plus any increment of $1,000,000 in excess thereof. No more than five Borrowings of LIBOR Loans may be outstanding at any time, and all LIBOR Loans having the same length and beginning date of their Interest Periods shall be aggregated together and considered one Borrowing for this purpose. Upon determining LIBOR for any Interest Period requested by Borrower, Agent shall promptly notify Borrower thereof by telephone or electronically and, if requested by Borrower, shall confirm any telephonic notice in writing.
          Section 4.4 Borrower as Agent. Each Obligor (other than the Borrower) hereby designates Borrower as its representative and agent for all purposes under the Loan Documents, including with regard to delivery or receipt of communications, preparation and delivery of Borrowing Base and financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with Agent, Issuing Bank or any Lender. Borrower hereby accepts such appointment. Agent and Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by Borrower on behalf of any other Obligor. Agent and Lenders may give any notice or communication with an Obligor (other than Borrower) hereunder to Borrower on behalf of such Obligor. Each of Agent, Issuing Bank and Lenders shall have the right, in its discretion, to deal exclusively with Borrower for any or all purposes under the Loan Documents. Each Obligor (other than Borrower) agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by Borrower shall be binding upon and enforceable against it.
          Section 4.5 One Obligation. The Loans, LC Obligations and other Obligations shall constitute one general obligation of the Borrower and the Guarantors and (unless otherwise expressly provided in any Loan Document) shall be secured by Agent’s Lien upon all Collateral.
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          Section 4.6 Effect of Termination. On the effective date of any termination of the Commitments on the Revolver Termination Date or pursuant to Section 2.1.4, all Obligations shall be immediately due and payable, and any Lender may terminate its and its Affiliates’ Bank Products (other than Cash Management Services to the extent Cash Collateralized or supported by similar arrangements, in either case in a manner acceptable to the respective Lender and provided that nothing herein affects the right of the respective Lender to terminate the respective Cash Management Services in accordance with the terms of the respective Cash Management Services agreement). All undertakings of Borrower contained in the Loan Documents shall survive any termination of the Commitments, and Agent shall retain its Liens in the Collateral and all of its rights and remedies under the Loan Documents until Full Payment of the Obligations. Notwithstanding Full Payment of the Obligations, Agent shall not be required to terminate its Liens in any Collateral unless, with respect to any damages Agent may incur as a result of the dishonor or return of Payment Items applied to Obligations, Agent receives (a) a written agreement, executed by Borrower and any Person whose advances are used in whole or in part to satisfy the Obligations, indemnifying Agent and Lenders from any such damages; or (b) such Cash Collateral as Agent, in its reasonable discretion, deems necessary to protect against any such damages. Sections 2.3, 3.4, 3.6, 3.7, 3.9, 5.5, 5.9, 5.10, 12, 15.2 and this Section, and the obligation of each Obligor and Lender with respect to each indemnity given by it in any Loan Document, shall survive Full Payment of the Obligations and any release relating to this credit facility.
ARTICLE V
PAYMENTS
          Section 5.1 General Payment Provisions. All payments of Obligations shall be made in Dollars, without offset, counterclaim or defense of any kind, free of (and without deduction for) any Taxes, and in immediately available funds, not later than 12:00 noon on the due date. Any payment after such time shall be deemed made on the next Business Day. If any payment under the Loan Documents shall be stated to be due on a day other than a Business Day, the due date shall be extended to the next Business Day and such extension of time shall be included in any computation of interest and fees. Any payment of a LIBOR Loan prior to the end of its Interest Period shall be accompanied by all amounts due under Section 3.9. Any prepayment of Loans shall be applied first to Base Rate Loans and then to LIBOR Loans (it being understood and agreed that the principal amount shall be applied to the LIBOR Loans in the order of maturity, with the LIBOR Loans with the shortest time to maturity paid first).
          Section 5.2 Repayment of Loans. Loans shall be due and payable in full on the Revolver Termination Date, unless payment is sooner required hereunder. Loans may be prepaid from time to time, without penalty or premium. If any Asset Disposition includes the disposition of Accounts or Inventory, then Net Proceeds equal to the greater of (a) the net book value of such Accounts and Inventory, or (b) the reduction in the Borrowing Base upon giving effect to such disposition, shall be applied to the Loans. Notwithstanding anything herein to the contrary, if an Overadvance exists, Borrower shall, on the sooner of Agent’s demand or the first Business
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Day after Borrower has knowledge thereof, repay the outstanding Loans in an amount sufficient to reduce the principal balance of Loans to the Borrowing Base.
          Section 5.3 Currency Conversion. To the extent Agent receives any funds under or in connection with this Agreement in a currency other than Dollars, Agent may convert such funds into Dollars at spot rates then prevailing in accordance with its normal and customary procedures, and such rate determination shall be conclusive absent manifest error.
          Section 5.4 Payment of Other Obligations. Obligations other than Loans, including LC Obligations and Extraordinary Expenses, shall be paid by Borrower as provided in the Loan Documents or, if no payment date is specified, on demand.
          Section 5.5 Marshaling; Payments Set Aside. None of Agent or Lenders shall be under any obligation to marshal any assets in favor of any Obligor or against any Obligations. If any payment by or on behalf of Borrower is made to Agent, Issuing Bank or any Lender, or Agent, Issuing Bank or any Lender exercises a right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Agent, Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other Person, then to the extent of such recovery, the Obligation originally intended to be satisfied, and all Liens, rights and remedies relating thereto, shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.
          Section 5.6 Post-Default Allocation of Payments.
          5.6.1 Allocation. Notwithstanding anything herein to the contrary, during an Event of Default, monies to be applied to the Obligations, whether arising from payments by Obligors, realization on Collateral, setoff or otherwise, shall be allocated as follows:
     (a) first, to all costs and expenses, including Extraordinary Expenses, owing to Agent;
     (b) second, to all amounts owing to Agent on Swingline Loans;
     (c) third, to all amounts owing to Issuing Bank on LC Obligations;
     (d) fourth, to all Obligations constituting fees (excluding amounts relating to Bank Products);
     (e) fifth, to all Obligations constituting interest (excluding amounts relating to Bank Products);
     (f) sixth, to provide Cash Collateral for outstanding Letters of Credit;
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     (g) seventh, to all Loans and to Obligations related to Bank Products referred to in clause (b) of the definition thereof in respect of which Agent has received written notice as contemplated by the definition of “Bank Products”; and
     (h) last, to all other Obligations.
Amounts shall be applied to each category of Obligations set forth above until Full Payment thereof and then to the next category. If amounts are insufficient to satisfy a category, they shall be applied on a pro rata basis among the Obligations in the category. Amounts distributed with respect to any Bank Product Debt shall be the lesser of the applicable Bank Product Amount last reported to Agent (to the extent contemplated by the definition of “Bank Product”) or the actual Bank Product Debt as calculated by the methodology reported to Agent for determining the amount due. Agent shall have no obligation to calculate the amount to be distributed with respect to any Bank Product Debt, but may rely upon written notice of the amount (setting forth a reasonably detailed calculation) from the Secured Party. In the absence of such notice, Agent may assume the amount to be distributed is the Bank Product Amount last reported to it. The allocations set forth in this Section are solely to determine the rights and priorities of Agent and Lenders as among themselves, and may be changed by agreement among them without the consent of any Obligor. This Section is not for the benefit of or enforceable by Borrower.
          5.6.2 Erroneous Application. Agent shall not be liable for any application of amounts made by it in good faith and, if any such application is subsequently determined to have been made in error, the sole recourse of any Lender or other Person to which such amount should have been made shall be to recover the amount from the Person that actually received it (and, if such amount was received by any Lender, such Lender hereby agrees to return it).
          Section 5.7 Application of Payments. The available balance in the Dominion Account as of 3:00 p.m. on each Business Day shall be applied to the Obligations. If the available balance exceeds such Obligations, the excess amount (as determined by Agent in its sole discretion) shall be deposited in the Disbursement Account at the end of such Business Day. Borrower irrevocably waives the right to direct the application of any payments or Collateral proceeds, and agrees that Agent shall have the continuing, exclusive right to apply and reapply same against the Obligations, in such manner as Agent deems advisable.
          Section 5.8 Loan Account; Account Stated.
          5.8.1 Loan Account. Agent shall maintain in accordance with its usual and customary practices an account or accounts (“Loan Account”) evidencing the Debt of Borrower resulting from each Loan or issuance of a Letter of Credit from time to time. Any failure of Agent to record anything in the Loan Account, or any error in doing so, shall not limit or otherwise affect the obligation of Borrower to pay any amount owing hereunder.
          5.8.2 Entries Binding. Entries made in the Loan Account shall constitute presumptive evidence of the information contained therein. If any information contained in the Loan Account is provided to or inspected by any Person, then such information shall be
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conclusive and binding on such Person for all purposes absent manifest error, except to the extent such Person notifies Agent in writing within 30 days after receipt or inspection that specific information is subject to dispute.
          Section 5.9 Taxes.
          5.9.1 Payments Free of Taxes. All payments by Obligors of Obligations shall be free and clear of and without reduction for any Taxes. If Applicable Law requires any Obligor or Agent to withhold or deduct any Tax (including backup withholding or withholding Tax), the withholding or deduction shall be based on information provided pursuant to Section 5.10 and Agent shall pay the amount withheld or deducted to the relevant Governmental Authority. If the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by Borrower shall be increased so that Agent, Lender or Issuing Bank, as applicable, receives an amount equal to the sum it would have received if no such withholding or deduction (including deductions applicable to additional sums payable under this Section) had been made. Without limiting the foregoing, Borrower shall timely pay all Other Taxes to the relevant Governmental Authorities.
          5.9.2 Payment. Borrower shall indemnify, hold harmless and reimburse (within 10 days after demand therefor, including documentation with respect to the amounts demanded) Agent, Lenders and Issuing Bank for any Indemnified Taxes or Other Taxes (including those attributable to amounts payable under this Section) withheld or deducted by any Obligor or Agent, or paid by Agent, any Lender or Issuing Bank, with respect to any Obligations, Letters of Credit or Loan Documents, whether or not such Taxes were properly asserted by the relevant Governmental Authority, and including all penalties, interest and reasonable expenses relating thereto (except for such penalties, interest and expenses to the extent determined by a final non-appealable order of a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of Lender or Issuing Bank, as applicable), as well as any amount that a Lender or Issuing Bank fails to pay indefeasibly to Agent under Section 5.10. A certificate as to the amount of any such payment or liability delivered to Borrower by Agent, or by a Lender or Issuing Bank (with a copy to Agent), shall be conclusive, absent manifest error. As soon as practicable after any payment of Taxes by Borrower, Borrower shall deliver to Agent a receipt from the Governmental Authority or other evidence of payment satisfactory to Agent.
          5.9.3 Refunds. If any Lender or Issuing Bank determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by Borrower pursuant to this Section 5.9, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid by Borrower under this Section 5.9 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund) to Borrower, net of all out-of-pocket expense of such Lender or Issuing Bank, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of Lender or Issuing Bank, as the case may be, agrees promptly to return such refund, plus any penalties, interest or other charges imposed on such
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party by the relevant Governmental Authority, to such party in the event such party is required to repay such refund to the relevant Governmental Authority. This subsection shall not be construed to require any Lender or Issuing Bank, as the case may be, to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.
          Section 5.10 Lender Tax Information.
          5.10.1 Status of Lenders. Each Lender shall deliver documentation and information to Agent and Borrower, in form required by Applicable Law or reasonably requested by Agent or Borrower, sufficient to permit Agent or Borrower to determine (a) whether or not payments made with respect to Obligations are subject to Taxes, (b) if applicable, the required rate of withholding or deduction, and (c) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes for such payments or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction.
          5.10.2 Lender Obligations. Each Lender and Issuing Bank shall promptly notify Borrower and Agent of any change in circumstances that would change any claimed Tax exemption or reduction. Each Lender and Issuing Bank shall indemnify, hold harmless and reimburse (within 10 days after demand therefor) Borrower and Agent for any Taxes, losses, claims, liabilities, penalties, interest and expenses (including reasonable attorneys’ fees) incurred by or asserted against a Borrower or Agent by any Governmental Authority due to such Lender’s or Issuing Bank’s failure to deliver, or inaccuracy or deficiency in, any documentation required to be delivered by it pursuant to this Section. Each Lender and Issuing Bank authorizes Agent to set off any amounts due to Agent under this Section against any amounts payable to such Lender or Issuing Bank under any Loan Document.
          Section 5.11 Nature and Extent of Borrower’s Liability.
          5.11.1 Extent of Liability. The Borrower agrees that its obligations shall not be discharged until Full Payment of the Obligations, and that such obligations are absolute and unconditional, irrespective of (a) the genuineness, validity, regularity, enforceability, subordination or any future modification of, or change in, any Obligations or Loan Document, or any other document, instrument or agreement to which any Obligor is or may become a party or be bound; (b) the absence of any action to enforce this Agreement (including this Section) or any other Loan Document, or any waiver, consent or indulgence of any kind by Agent or any Lender with respect thereto; (c) the existence, value or condition of, or failure to perfect a Lien or to preserve rights against, any security or guaranty for the Obligations or any action, or the absence of any action, by Agent or any Lender in respect thereof (including the release of any security or guaranty); (d) the insolvency of any Obligor; (e) any election by Agent or any Lender in an Insolvency Proceeding for the application of Section 1111(b)(2) of the Bankruptcy Code; (f) any borrowing or grant of a Lien by any other Obligor, as debtor-in-possession under Section 364 of the Bankruptcy
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Code or otherwise; (g) the disallowance of any claims of Agent or any Lender against any Obligor for the repayment of any Obligations under Section 502 of the Bankruptcy Code or otherwise; or (h) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, except Full Payment of all Obligations.
          5.11.2 Waivers.
          (a) Borrower expressly waives all rights that it may have now or in the future under any statute, at common law, in equity or otherwise, to compel Agent or Lenders to marshal assets or to proceed against any Obligor, other Person or security for the payment or performance of any Obligations before, or as a condition to, proceeding against Borrower. Borrower waives all defenses available to a surety, guarantor or accommodation co-obligor other than Full Payment of all Obligations. It is agreed among Borrower, Agent and Lenders that the provisions of this Section 5.11 are of the essence of the transaction contemplated by the Loan Documents and that, but for such provisions, Agent and Lenders would decline to make Loans and issue Letters of Credit.
          (b) Agent and Lenders may, in their discretion, pursue such rights and remedies as they deem appropriate, including realization upon Collateral or any Real Estate by judicial foreclosure or non-judicial sale or enforcement, without affecting any rights and remedies under this Section 5.11. If, in taking any action in connection with the exercise of any rights or remedies, Agent or any Lender shall forfeit any other rights or remedies, including the right to enter a deficiency judgment against Borrower or other Person, whether because of any Applicable Laws pertaining to “election of remedies” or otherwise, Borrower consents to such action and waives any claim based upon it, even if the action may result in loss of any rights of subrogation that Borrower might otherwise have had. Borrower waives all rights and defenses arising out of an election of remedies, such as nonjudicial foreclosure with respect to any security for the Obligations, even though that election of remedies destroys Borrower’s rights of subrogation against any other Person. Agent may bid all or a portion of the Obligations at any foreclosure or trustee’s sale or at any private sale, and the amount of such bid need not be paid by Agent but shall be credited against the Obligations. The amount of the successful bid at any such sale, whether Agent or any other Person is the successful bidder, shall be conclusively deemed to be the fair market value of the Collateral, and the difference between such bid amount and the remaining balance of the Obligations shall be conclusively deemed to be the amount of the Obligations guaranteed under this Section 5.11, notwithstanding that any present or future law or court decision may have the effect of reducing the amount of any deficiency claim to which Agent or any Lender might otherwise be entitled but for such bidding at any such sale.
          5.11.3 Subordination. Borrower hereby subordinates any claims, including any rights at law or in equity to payment, subrogation, reimbursement, exoneration, contribution, indemnification or set off, that it may have at any time against any other Obligor, howsoever arising, to the Full Payment of all Obligations.
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ARTICLE VI
CONDITIONS PRECEDENT
          Section 6.1 Conditions Precedent to Initial Loans. In addition to the conditions set forth in Section 6.2 and Section 6.3, Lenders shall not be required to fund any requested Loan, issue any Letter of Credit, or otherwise extend credit to Borrower hereunder, until the date (“Closing Date”) that each of the following conditions has been satisfied (and notwithstanding anything to the contrary herein, any Borrowing on the Closing Date shall be in an amount not in excess of $1,000,000 and the proceeds thereof shall be used only for the payment of fees and expenses incurred in connection with the negotiation and delivery of this Agreement):
     (a) Notes shall have been executed by Borrower and delivered to each Lender that requests issuance of a Note. Each other Loan Document shall have been duly executed and delivered to Agent by each of the signatories thereto, and each Obligor shall be in compliance with all terms thereof.
     (b) Agent shall have received (i) duly executed Security Documents from such Obligors as it shall reasonably request, (ii) acknowledgments of all filings or recordations necessary to perfect its Liens in the Collateral, as well as UCC and Lien searches and other evidence satisfactory to Agent that such Liens are the only Liens upon the Collateral, except Permitted Liens and (iii) evidence that the Cayman Guarantor has recorded the security interests created by it pursuant to this Agreement and/or the Security Documents in its register of mortgages and charges.
     (c) Agent shall have received duly executed agreements establishing each Dominion Account and related lockbox, in form and substance, and with financial institutions, satisfactory to Agent.
     (d) Agent shall have received certificates, in form and substance reasonably satisfactory to it, from a knowledgeable Senior Officer of Borrower certifying that, after giving effect to the initial Loans and transactions hereunder, (i) Borrower is Solvent; (ii) no Default or Event of Default exists; (iii) the representations and warranties set forth in Article IX are true and correct in all material respects (to the extent not qualified by the concept of “materiality”); (iv) Borrower has complied with all agreements and conditions to be satisfied by it under the Loan Documents; and (v) the entry into by the Borrower of the Loan Documents to which it is a party will not breach any borrowing or guarantor restriction binding on the Borrower or any of its Subsidiaries under its Organic Documents.
     (e) Agent shall have received a certificate of a duly authorized officer of each Obligor, certifying (i) that attached copies of such Obligor’s Organic Documents are true and complete, and in full force and effect, without amendment except as shown; (ii) that an attached copy of resolutions (including, without limitation, resolutions of the sole
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shareholder of the Borrower) authorizing execution and delivery of the Loan Documents and the transactions contemplated thereby is true and complete, and that such resolutions are in full force and effect, were duly adopted, have not been amended, modified or revoked, and constitute all resolutions adopted with respect to this credit facility; and (iii) to the title, name and signature of each Person authorized to sign the Loan Documents and containing the specimen signature of each Person authorized to sign the Loan Documents. Agent may conclusively rely on this certificate until it is otherwise notified by the applicable Obligor in writing.
     (f) Agent shall have received a written opinion of DLA Piper LLP (US), as well as any local counsel to Obligors or Agent, in form and substance satisfactory to Agent.
     (g) Agent shall have received copies of the charter documents of each Obligor, certified by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization or incorporation. Agent shall have received good standing certificates (where applicable) for each Obligor, issued by the Secretary of State or other appropriate official of such Obligor’s jurisdiction of organization or incorporation and each jurisdiction where such Obligor’s conduct of business or ownership of Property necessitates qualification.
     (h) Agent shall have received copies of policies or certificates of insurance for the insurance policies carried by Parent and the other Obligors, all in compliance with the Loan Documents.
     (i) Agent shall have completed its business, financial and legal due diligence of Obligors, including a roll-forward of its previous field examination, with results satisfactory to Agent. No material adverse change in the financial condition of any Obligor or in the quality, quantity or value of any Collateral shall have occurred since December 31, 2009.
     (j) Borrower shall have paid all fees due and payable to the Agent and Lenders under the Fee Letter and all expenses to be paid to Agent and Lenders as provided herein.
     (k) Agent shall have received a Borrowing Base Certificate prepared as of December 31, 2010 and any other Borrowing Base Certificate required under Section 8.1 as of the date on which the conditions set forth in clauses (a) through (j) of this Section 6.1 are satisfied.
     (l) Agent shall have received, in form and substance satisfactory to it, (a) financial projections for Parent and Subsidiaries evidencing the ability to comply with the financial covenants set forth herein and (b) interim financial statements for Parent and Subsidiaries dated as of November 30, 2010 and any other financial statements required
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to be delivered as of the date on which the conditions set forth in clauses (a) through (j) of this Section 6.1 are satisfied.
          Section 6.2 Conditions Precedent to All Credit Extensions. Agent, Issuing Bank and Lenders shall not be required to fund any Loans, arrange for issuance of any Letters of Credit or grant any other accommodation to or for the benefit of Borrower, unless the following conditions are satisfied:
     (a) No Default or Event of Default shall exist at the time of, or result from, such funding, issuance or grant;
     (b) The representations and warranties of each Obligor in the Loan Documents shall be true and correct in all material respects (to the extent not qualified by the concept of “materiality”) on the date of, and upon giving effect to, such funding, issuance or grant (except for representations and warranties that expressly relate to an earlier date);
     (c) All conditions precedent in any other Loan Document shall be satisfied;
     (d) No event shall have occurred or circumstance exist that has or could reasonably be expected to have a Material Adverse Effect; and
     (e) With respect to issuance of a Letter of Credit, the LC Conditions shall be satisfied.
          Each request (or deemed request) by Borrower for funding of a Loan, issuance of a Letter of Credit or grant of an accommodation shall constitute a representation by Borrower that the foregoing conditions are satisfied on the date of such request and on the date of such funding, issuance or grant. As an additional condition to any funding, issuance or grant, Agent shall have received such other information, documents, instruments and agreements as it deems appropriate in connection therewith.
          Section 6.3 Post-execution Covenants.
     (a) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents to the contrary, (i) within 45 days of the date hereof, one or more of the Obligors shall have transferred at least $30,000,000 of cash, Cash Equivalents and Long Term Liquid Investments (determined by their current market value) satisfactory to Agent to a securities account with Bank of America, N.A. subject to a Securities Account Control Agreement in form and substance satisfactory to Agent and (ii) within 30 days of the date hereof, the Obligors shall have closed the HSBC Deposit Accounts and the Merrill Lynch Securities Accounts.
     (b) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents to the contrary, within 45 days of the date hereof, upon giving
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effect to, and only immediately following, any initial funding of Loans and issuance of Letters of Credit and the payment by Borrower of all fees and expenses incurred in connection herewith as well as any payables stretched beyond their customary payment practices, Liquidity shall be at least $40,000,000, of which at least $10,000,000 shall be Availability.
     (c) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents to the contrary, within 5 Business Days of the date hereof (or such later date as determined by Agent in its sole discretion) the Borrower shall have (i) served notices of assignment on each customer identified in the List of Existing Customers (as defined in the Borrower Security Agreement) and (ii) inserted the legend substantially in the form of Schedule 7 (Form of Legends) to the Borrower Security Agreement in each invoice it issues to the relevant counterparty under or in respect of a Relevant Contract (as defined in the Borrower Security Agreement), in each case in accordance with the Borrower Security Agreement.
     (d) Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents to the contrary, within 15 Business Days of the date hereof (or such later date as determined by Agent in its sole discretion) the Obligors shall have delivered such instruments or other documents or agreements, and shall have taken such actions, as Agent deems appropriate under Applicable Law to evidence and perfect its Lien in the Equity Interests of each of the following Subsidiaries of Trident Microsystems (Far East) Ltd: (i) Trident Microsystems Holdings BV, (ii) Trident Microsystems (Europe) GmbH and (iii) Trident Microsystems (Europe) B.V.
ARTICLE VII
COLLATERAL
          Section 7.1 Grant of Security Interest. To secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all personal Property of such Obligor, including all of the following Property, whether now owned or hereafter acquired, and wherever located:
     (a) all Accounts;
     (b) all Chattel Paper, including electronic chattel paper;
     (c) all Commercial Tort Claims, including those shown on Schedule 9.1.16;
     (d) all Deposit Accounts;
     (e) all Documents;
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     (f) all General Intangibles (except as provided by Section 7.6);
     (g) all Goods, including Inventory, Equipment and fixtures;
     (h) all Instruments;
     (i) all Investment Property;
     (j) all Letter-of-Credit Rights;
     (k) all Supporting Obligations;
     (l) all monies, whether or not in the possession or under the control of Agent, a Lender, or a bailee or Affiliate of Agent or a Lender, including any Cash Collateral;
     (m) all accessions to, substitutions for, and all replacements, products, and cash and non-cash proceeds of the foregoing, including proceeds of and unearned premiums with respect to insurance policies, and claims against any Person for loss, damage or destruction of any Collateral; and
     (n) all books and records (including customer lists, files, correspondence, tapes, computer programs, print-outs and computer records) pertaining to the foregoing.
          Section 7.2 Lien on Deposit Accounts; Cash Collateral.
          7.2.1 Deposit Accounts. To further secure the prompt payment and performance of all Obligations, each Obligor hereby grants to Agent, for the benefit of Secured Parties, a continuing security interest in and Lien upon all amounts credited to any Deposit Account of such Obligor, including any sums in any blocked or lockbox accounts or in any accounts into which such sums are swept. Each Obligor hereby authorizes and directs each bank or other depository to deliver to Agent, upon request, all balances in any Deposit Account maintained by such Obligor, without inquiry into the authority or right of Agent to make such request.
          7.2.2 Cash Collateral. Any Cash Collateral may be invested, at Agent’s discretion, in Cash Equivalents, but Agent shall have no duty to do so, regardless of any agreement or course of dealing with any Obligor, and shall have no responsibility for any investment or loss. Each Obligor hereby grants to Agent, for the benefit of Secured Parties, a security interest in all Cash Collateral held from time to time and all proceeds thereof, as security for the Obligations, whether such Cash Collateral is held in a Cash Collateral Account or elsewhere. Agent may apply Cash Collateral to the payment of any Obligations, in such order as Agent may elect, as they become due and payable. Each Cash Collateral Account and all Cash Collateral shall be under the sole dominion and control of Agent. No Obligor or other Person claiming through or on behalf of any Obligor shall have any right to any Cash Collateral, until Full Payment of all Obligations.
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          Section 7.3 Other Collateral.
          7.3.1 Commercial Tort Claims. Obligors shall promptly notify Agent in writing if any Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $100,000), shall promptly amend Schedule 9.1.16 to include such claim, and shall take such actions as Agent deems appropriate to subject such claim to a duly perfected, first priority Lien in favor of Agent (for the benefit of Secured Parties).
          7.3.2 Certain After-Acquired Collateral. Obligors shall promptly notify Agent in writing if, after the Closing Date, any Obligor obtains any interest in any Collateral consisting of Deposit Accounts, Chattel Paper, Documents, Instruments, Intellectual Property, Investment Property or Letter-of-Credit Rights and, upon Agent’s request, shall promptly take such actions as Agent deems appropriate to effect Agent’s duly perfected, first priority Lien upon such Collateral, including obtaining any appropriate possession, control agreement or Lien Waiver. If any Collateral is in the possession of a third party, at Agent’s request, Obligors shall obtain an acknowledgment that such third party holds the Collateral for the benefit of Agent.
          Section 7.4 No Assumption of Liability. The Lien on Collateral granted hereunder is given as security only and shall not subject Agent or any Lender to, or in any way modify, any obligation or liability of Obligors relating to any Collateral.
          Section 7.5 Further Assurances. Promptly upon request, Obligors shall deliver such instruments, assignments, title certificates, or other documents or agreements, and shall take such actions, as Agent deems appropriate under Applicable Law to evidence or perfect its Lien on any Collateral, or otherwise to give effect to the intent of this Agreement (including without limitation, the filing of this Agreement with the Hong Kong Companies Registry within five weeks from the date of execution of this Agreement). Each Obligor ratifies any action taken by Agent before the Closing Date to effect or perfect its Lien on any Collateral. At Agent’s request, Parent shall cause any Subsidiary that is not an Obligor to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the same classes of assets of such Person as have been granted by Borrower as Collateral hereunder, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.
          Section 7.6 Exclusions from Collateral. Notwithstanding Section 7.1, the Collateral shall not include Intellectual Property.
ARTICLE VIII
COLLATERAL ADMINISTRATION
          Section 8.1 Borrowing Base Certificates. By the 15th day of each month, Borrower shall deliver to Agent (and Agent shall promptly deliver same to Lenders) a Borrowing
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Base Certificate prepared as of the close of business of the previous month, and at such other times as Agent may request. All calculations of Availability in any Borrowing Base Certificate shall originally be made by Borrower and certified by a Senior Officer, provided that Agent may from time to time review and adjust any such calculation (a) to reflect its reasonable estimate of declines in value of any Collateral, due to collections received in the Dominion Account or otherwise; (b) to adjust advance rates to reflect changes in dilution, quality, mix and other factors affecting Collateral; and (c) to the extent the calculation is not made in accordance with this Agreement or does not accurately reflect the Availability Reserve.
          Section 8.2 Administration of Accounts.
          8.2.1 Records and Schedules of Accounts. Each Obligor shall keep records of its Accounts that are accurate and complete in all material respects, including all payments and collections thereon, and shall submit to Agent sales, collection, reconciliation and other reports in form reasonably satisfactory to Agent, on such periodic basis as Agent may request. Borrower shall also provide to Agent, on or before the 15th day of each month, a detailed aged trial balance of all Accounts as of the end of the preceding month, specifying each Account’s Account Debtor name and address, amount, invoice date and due date. Promptly upon Agent’s request, Borrower shall provide Agent with supporting documentation showing any discount, allowance, credit, authorized return or dispute, and including such proof of delivery, copies of invoices and invoice registers, copies of related documents, repayment histories, status reports and other information as Agent may reasonably request. If Accounts reported on the most recently delivered Borrowing Base Certificate as Eligible Accounts in an aggregate face amount of $200,000 or more cease to be Eligible Accounts, Borrower shall notify Agent of such occurrence promptly (and in any event within one Business Day) after any Senior Officer or any corporate controller of Borrower or Parent has knowledge thereof.
          8.2.2 Taxes. If an Account of Borrower includes a charge for any Taxes, Agent is authorized, in its discretion, to pay the amount thereof to the proper taxing authority for the account of Borrower and to charge Borrower therefor; provided, however, that neither Agent nor Lenders shall be liable for any Taxes that may be due from Borrower or with respect to any Collateral.
          8.2.3 Account Verification. Whether or not a Default or Event of Default exists, Agent shall have the right at any time, in the name of Agent, any designee of Agent or Borrower, to verify the validity, amount or any other matter relating to any Accounts of Borrower by mail, telephone or otherwise; provided that if no Event of Default exists, Agent shall not conduct such verification in its own name. Borrower shall cooperate fully with Agent in an effort to facilitate and promptly conclude any such verification process.
          8.2.4 Maintenance of Dominion Account. Borrower shall maintain Dominion Accounts pursuant to lockbox or other arrangements acceptable to Agent. Borrower shall obtain an agreement (in form and substance satisfactory to Agent) from each lockbox servicer and Dominion Account bank, establishing Agent’s control over and Lien in the lockbox
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or Dominion Account, requiring immediate deposit of all remittances received in the lockbox to a Dominion Account, and waiving offset rights of such servicer or bank, except for customary administrative charges. If a Dominion Account is not maintained with Bank of America, Agent may require immediate transfer of all funds in such account to a Dominion Account maintained with Bank of America. Agent and Lenders assume no responsibility to Borrower for any lockbox arrangement or Dominion Account, including any claim of accord and satisfaction or release with respect to any Payment Items accepted by any bank.
          8.2.5 Proceeds of Collateral. Borrower shall request in writing and otherwise take all necessary steps to ensure that all payments on Accounts or otherwise relating to Collateral are made directly to a Dominion Account (or a lockbox relating to a Dominion Account). If Parent or any Subsidiary receives cash or Payment Items with respect to any Collateral, it shall hold same in trust for Agent and promptly (not later than the next Business Day) deposit same into a Dominion Account.
          Section 8.3 Administration of Inventory.
          8.3.1 Records and Reports of Inventory. Each Obligor shall keep accurate and complete records of its Inventory. Each Obligor shall conduct a physical inventory at least once per calendar year (and on a more frequent basis if requested by Agent when an Event of Default exists), and shall provide to Agent a report based on each such inventory promptly upon completion thereof, together with such supporting information as Agent may reasonably request.
          8.3.2 Returns of Inventory. No Obligor shall return any Inventory to a supplier, vendor or other Person, whether for cash, credit or otherwise, unless (a) such return is in the Ordinary Course of Business and (b) Agent is promptly notified if the aggregate Value of all Inventory returned in any month exceeds $3,000,000.
          8.3.3 Acquisition, Sale and Maintenance. Each Obligor shall take all steps to assure that all Inventory is produced in accordance with Applicable Law, including the FLSA. Each Obligor shall use, store and maintain all Inventory with reasonable care and caution, in accordance with applicable standards of any insurance and in material conformity with all Applicable Law, and shall make current rent payments (within applicable grace periods provided for in leases) at all locations where any Collateral is located, except for such rent payments that are subject to dispute and for which adequate reserves are maintained in accordance with GAAP; provided, Borrower shall promptly notify Agent if the aggregate amount of all such rent payments that are subject to dispute is in excess of $1,000,000.
          Section 8.4 Administration of Equipment.
          8.4.1 Records and Schedules of Equipment. Each Obligor shall keep records of its Equipment that are accurate and complete in all material respects, including kind, quality, quantity, cost, acquisitions and dispositions thereof.
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          8.4.2 Dispositions of Equipment. No Obligor shall sell, lease or otherwise dispose of any Equipment, without the prior written consent of Agent, other than (a) a Permitted Asset Disposition; and (b) replacement of Equipment that is worn, damaged or obsolete with Equipment of like function and value, if the replacement Equipment is acquired substantially contemporaneously with such disposition and is free of Liens.
          8.4.3 Condition of Equipment. The Equipment is in good operating condition and repair, and all necessary replacements and repairs have been made so that the marketability and operating efficiency of the Equipment (other than Equipment that is worn, damaged or obsolete) is preserved at all times, reasonable wear and tear excepted. Each Obligor shall ensure that the Equipment is mechanically and structurally sound, and capable of performing the functions for which it was designed, in accordance with manufacturer specifications.
          Section 8.5 Administration of Deposit Accounts. Schedule 8.5 sets forth all Deposit Accounts and Securities Accounts maintained by Obligors, including all Dominion Accounts. Each Obligor shall take all actions necessary to establish Agent’s control of each such Deposit Account and Securities Account (other than an account exclusively used for payroll, payroll taxes or employee benefits, or an account containing not more that $10,000 at any time); provided, that only upon the Agent’s request shall the Obligors be required to deliver a Deposit Account Control Agreement or a Securities Account Control Agreement, as applicable, with respect to (i) the HSBC Deposit Accounts, (ii) the Merrill Lynch Securities Accounts and (iii) the Excluded Securities Accounts. Each Obligor shall be the sole account holder of each Deposit Account or Securities Account, as the case may be, and shall not allow any other Person (other than Agent) to have control over a Deposit Account or Securities Account or any Property deposited therein. Each Obligor shall promptly notify Agent of any opening or closing of a Deposit Account or Securities Account and, with the consent of Agent, will amend Schedule 8.5 to reflect same.
          Section 8.6 General Provisions.
          8.6.1 Location of Collateral. All tangible items of Collateral, other than Inventory in transit, shall at all times be kept by Obligors at the business locations set forth in Schedule 8.6.1 (as amended by Borrower from time to time); provided, that (a) with regard to any Collateral moved within the United States, 30 Business Days prior written notice is given to Agent; and (b) with regard to any Inventory and Equipment moved to a location outside of the United States, 30 Business Days prior written notice is given to Agent; provided, further, that if the aggregate value of all such Inventory and Equipment exceeds $1,000,000, the Agent shall have maintained its perfected first priority security interest therein to the reasonable satisfaction of the Agent.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          8.6.2 Insurance of Collateral; Condemnation Proceeds.
          (a) Each Obligor shall maintain insurance with respect to the Collateral, covering casualty, hazard, theft, malicious mischief, flood and other risks, in amounts, with endorsements and with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) reasonably satisfactory to Agent. All proceeds under each policy shall be payable to Agent. From time to time upon request, Obligors shall deliver to Agent the originals or certified copies of its insurance policies and updated flood plain searches. Unless Agent shall agree otherwise, each policy shall include satisfactory endorsements (i) showing Agent as loss payee; (ii) requiring 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever; and (iii) specifying that the interest of Agent shall not be impaired or invalidated by any act or neglect of any Obligor or the owner of the Property, nor by the occupation of the premises for purposes more hazardous than are permitted by the policy. If any Obligor fails to provide and pay for any insurance, Agent may, at its option, but shall not be required to, procure the insurance and charge Obligors therefor. Each Obligor agrees to deliver to Agent, promptly as rendered, copies of all reports made to insurance companies. While no Event of Default exists, Obligors may settle, adjust or compromise any insurance claim, as long as the proceeds in excess of $1,000,000 are delivered to Agent when any Obligations are outstanding. If an Event of Default exists, only Agent shall be authorized to settle, adjust and compromise such claims.
          (b) During the continuance of an Event of Default or if any Obligations are outstanding, any proceeds of insurance in excess of $1,000,000 (other than proceeds from workers’ compensation, employment practices liability or D&O insurance) and any awards arising from condemnation of any Collateral shall be paid to Agent. Any such proceeds or awards that relate to Inventory shall be applied to payment of the Loans, and then to any other Obligations outstanding. Subject to clause (c) below, any proceeds or awards that relate to Equipment or Real Estate shall be applied first to Loans and then to other Obligations.
          (c) If requested by Obligors in writing within 15 days after Agent’s receipt of any insurance proceeds or condemnation awards relating to any loss or destruction of Equipment or Real Estate, Obligors may use such proceeds or awards to repair or replace such Equipment or Real Estate (and until so used, the proceeds shall be held by Agent as Cash Collateral) as long as (i) no Default or Event of Default exists; (ii) such repair or replacement is promptly undertaken and concluded, in accordance with plans satisfactory to Agent; (iii) replacement buildings are constructed on the sites of the original casualties and are of comparable size, quality and utility to the destroyed buildings; (iv) the repaired or replaced Property is free of Liens, other than Permitted Liens; and (v) Obligors comply with disbursement procedures for such repair or replacement as Agent may reasonably require.
          8.6.3 Protection of Collateral. All expenses of protecting, storing, warehousing, insuring, handling, maintaining and shipping any Collateral, all Taxes payable with respect to any Collateral (including any sale thereof), and all other payments required to be made by Agent to any Person to realize upon any Collateral, shall be borne and paid by Obligors.
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Agent shall not be liable or responsible in any way for the safekeeping of any Collateral, for any loss or damage thereto (except for reasonable care in its custody while Collateral is in Agent’s actual possession), for any diminution in the value thereof, or for any act or default of any warehouseman, carrier, forwarding agency or other Person whatsoever, but the same shall be at Obligors’ sole risk.
          8.6.4 Defense of Title to Collateral. Each Obligor shall at all times defend its title to Collateral and Agent’s Liens therein against all Persons, claims and demands whatsoever, except Permitted Liens.
          Section 8.7 Power of Attorney. Each Obligor hereby irrevocably constitutes and appoints Agent (and all Persons designated by Agent) as such Obligor’s true and lawful attorney (and agent-in-fact) for the purposes provided in this Section. Agent, or Agent’s designee, may, without notice and in either its or an Obligor’s name, but at the cost and expense of Obligors:
     (a) Endorse an Obligor’s name on any Payment Item or other proceeds of Collateral (including proceeds of insurance) that come into Agent’s possession or control; and
     (b) During an Event of Default, (i) notify any Account Debtors of the assignment of their Accounts, demand and enforce payment of Accounts by legal proceedings or otherwise, and generally exercise any rights and remedies with respect to Accounts; (ii) settle, adjust, modify, compromise, discharge or release any Accounts or other Collateral, or any legal proceedings brought to collect Accounts or Collateral; (iii) sell or assign any Accounts and other Collateral upon such terms, for such amounts and at such times as Agent deems advisable; (iv) collect, liquidate and receive balances in Deposit Accounts or investment accounts, and take control, in any manner, of proceeds of Collateral; (v) prepare, file and sign an Obligor’s name to a proof of claim or other document in a bankruptcy of an Account Debtor, or to any notice, assignment or satisfaction of Lien or similar document; (vi) receive, open and dispose of mail addressed to an Obligor (provided that upon removing any Collateral contained in such mail, Agent shall deliver such mail to such Obligor), and notify postal authorities to deliver any such mail to an address designated by Agent; (vii) endorse any Chattel Paper, Document, Instrument, bill of lading, or other document or agreement relating to any Accounts, Inventory or other Collateral; (viii) use an Obligor’s stationery and sign its name to verifications of Accounts and notices to Account Debtors; (ix) use information contained in any data processing, electronic or information systems relating to Collateral; (x) make and adjust claims under insurance policies; (xi) take any action as may be necessary or appropriate to obtain payment under any letter of credit, banker’s acceptance or other instrument for which an Obligor is a beneficiary; and (xii) take all other actions as Agent deems appropriate to fulfill any Obligor’s obligations under the Loan Documents.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

ARTICLE IX
REPRESENTATIONS AND WARRANTIES
          Section 9.1 General Representations and Warranties. To induce Agent and Lenders to enter into this Agreement and to make available the Commitments, Loans and Letters of Credit, each of Borrower and Parent represents and warrants that:
          9.1.1 Organization and Qualification. Each of Parent and each Subsidiary is duly organized or incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization or incorporation (as the case may be). It is duly qualified, authorized to do business and in good standing as a foreign corporation in each jurisdiction where failure to be so qualified could reasonably be expected to have a Material Adverse Effect.
          9.1.2 Power and Authority. Each of Parent and each Subsidiary is duly authorized to execute, deliver and perform its Loan Documents. The execution, delivery and performance of the Loan Documents have been duly authorized by all necessary action, and do not (a) require any consent or approval of any holders of Equity Interests of any Obligor, other than those already obtained; (b) contravene the Organic Documents of any Obligor; (c) violate any Applicable Law or cause a default under any Material Contract; or (d) result in or require the imposition of any Lien (other than Permitted Liens) on any Property of any Obligor.
          9.1.3 Enforceability. Each Loan Document is a legal, valid and binding obligation of each Obligor party thereto, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.
          9.1.4 Capital Structure. Schedule 9.1.4 shows, for each of Parent and each Subsidiary, its name, its jurisdiction of organization or incorporation, its authorized and issued Equity Interests, the holders of its Equity Interests, and all agreements binding on such holders with respect to their Equity Interests. Except as disclosed on Schedule 9.1.4, in the five years preceding the Closing Date, neither Parent nor any Subsidiary has acquired any substantial assets from any other Person nor been the surviving entity in a merger or combination. Each Obligor has good title to its Equity Interests in its Subsidiaries, subject only to Agent’s Lien, and all such Equity Interests are duly issued, fully paid and non-assessable. There are no outstanding purchase options, warrants, subscription rights, agreements to issue or sell, convertible interests, phantom rights or powers of attorney relating to Equity Interests of Parent or any Subsidiary.
          9.1.5 Title to Properties; Priority of Liens. Each of Parent and each Subsidiary has good and marketable title to (or valid leasehold interests in) all of its Real Estate, and good title to all of its personal Property, including all Property reflected in any financial statements delivered to Agent or Lenders, in each case free of Liens except Permitted Liens. Each of Parent and each Subsidiary has paid and discharged all lawful claims that, if unpaid, could become a Lien on its Properties, other than Permitted Liens. All Liens of Agent in the
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          Collateral are duly perfected, first priority Liens, subject only to Permitted Liens that are expressly allowed to have priority over Agent’s Liens.
          9.1.6 Accounts. Agent may rely, in determining which Accounts are Eligible Accounts, on all statements and representations made by Borrower with respect thereto. Borrower warrants, with respect to each Account at the time it is shown as an Eligible Account in a Borrowing Base Certificate, that:
     (a) it is genuine and in all respects what it purports to be, and is not evidenced by a judgment;
     (b) it arises out of a completed, bona fide sale and delivery of goods or rendition of services in the Ordinary Course of Business, and substantially in accordance with any purchase order, contract or other document relating thereto;
     (c) it is for a sum certain, maturing as stated in the invoice covering such sale or rendition of services, a copy of which has been furnished or is available to Agent on request;
     (d) it is not subject to any offset, Lien (other than Agent’s Lien), deduction, defense, dispute, counterclaim or other adverse condition except as arising in the Ordinary Course of Business and disclosed to Agent; and it is absolutely owing by the Account Debtor, without contingency in any respect;
     (e) no purchase order, agreement, document or Applicable Law restricts assignment of the Account to Agent (regardless of whether, under the UCC, the restriction is ineffective), and the applicable Obligor is the sole payee or remittance party shown on the invoice;
     (f) no extension, compromise, settlement, modification, credit, deduction or return has been authorized with respect to the Account, except discounts or allowances granted in the Ordinary Course of Business for prompt payment that are reflected on the face of the invoice related thereto and in the reports submitted to Agent hereunder; and
     (g) to the best of each of Parent’s and Borrower’s knowledge, (i) there are no facts or circumstances that are reasonably likely to impair the enforceability or collectability of such Account; (ii) the Account Debtor had the capacity to contract when the Account arose, continues to meet Borrower’s customary credit standards, is Solvent, is not contemplating or subject to an Insolvency Proceeding, and has not failed, or suspended or ceased doing business; and (iii) there are no proceedings or actions threatened or pending against any Account Debtor that could reasonably be expected to have a material adverse effect on the Account Debtor’s financial condition.
          9.1.7 Financial Statements. The consolidated and consolidating balance sheets, and related statements of income, cash flow and shareholder’s equity, of Parent and
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Subsidiaries that have been and are hereafter delivered to Agent and Lenders, are prepared in accordance with GAAP, and fairly present in all material respects the financial positions and results of operations of Parent and Subsidiaries at the dates and for the periods indicated. All projections delivered from time to time to Agent and Lenders have been prepared in good faith, based on reasonable assumptions in light of the circumstances at such time. Since December 31, 2009, there has been no change in the condition, financial or otherwise, of Parent or any Subsidiary that could reasonably be expected to have a Material Adverse Effect. No financial statement delivered to Agent or Lenders at any time contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make such statement not materially misleading. Each of Parent and each Subsidiary is Solvent.
          9.1.8 Surety Obligations. None of Parent nor any Subsidiary is obligated as surety or indemnitor under any bond or other contract that assures payment or performance of any obligation of any Person, except as permitted hereunder.
          9.1.9 Taxes. Each of Parent and each Subsidiary has filed all federal, state and local tax returns and other reports that it is required by law to file, and has paid, or made provision for the payment of, all Taxes upon it, its income and its Properties that are due and payable, except to the extent being Properly Contested. The provision for Taxes on the books of each of Parent and each Subsidiary is adequate for all years not closed by applicable statutes, and for its current Fiscal Year.
          9.1.10 Brokers. There are no brokerage commissions, finder’s fees or investment banking fees payable in connection with any transactions contemplated by the Loan Documents.
          9.1.11 Intellectual Property. Each of Parent and each Subsidiary owns or has the lawful right to use all Intellectual Property necessary for the conduct of its business, except as for Intellectual Property the absence of which could not reasonably be expected to have a Material Adverse Effect, without conflict with any rights of others. There is no pending or, to Parent’s or Borrower’s knowledge, threatened Intellectual Property Claim with respect to Parent, any Subsidiary or any of their Property (including any Intellectual Property) that could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 9.1.11 (as updated by Borrower (i) on or before each anniversary of the Closing Date and (ii) during the occurrence and continuance of an Event of Default, at the Agent’s request), none of Parent nor any Subsidiary pays or owes any Royalty or other compensation to any Person with respect to any Intellectual Property. Except as disclosed on Schedule 9.1.11 (as updated by Borrower (i) on or before each anniversary of the Closing Date and (ii) during the occurrence and continuance of an Event of Default, at the Agent’s request), none of Parent nor any Subsidiary produces goods which are subject to the rights of a third party as Licensor. All Intellectual Property owned, used or licensed by, or otherwise subject to any interests of, Parent or any Subsidiary is shown on Schedule 9.1.11 (as updated by Borrower (i) on or before each anniversary of the Closing Date and (ii) during the occurrence and continuance of an Event of Default, at the Agent’s request).
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          9.1.12 Governmental Approvals. Each of Parent and each Subsidiary has, is in compliance in all material respects with, and is in good standing with respect to, all Governmental Approvals necessary to conduct its business and to own, lease and operate its Properties. All necessary import, export or other licenses, permits or certificates for the import or handling of any goods or other Collateral have been procured and are in effect, and Parent and Subsidiaries have complied with all foreign and domestic laws with respect to the shipment and importation of any goods or Collateral, except where noncompliance could not reasonably be expected to have a Material Adverse Effect.
          9.1.13 Compliance with Laws. Each of Parent and each Subsidiary has duly complied, and its Properties and business operations are in compliance, in all material respects with all Applicable Law, except where noncompliance could not reasonably be expected to have a Material Adverse Effect. There have been no citations, notices or orders of material noncompliance issued to Parent or any Subsidiary under any Applicable Law. No Inventory has been produced in violation of the FLSA in any material respect.
          9.1.14 Compliance with Environmental Laws. Except as disclosed on Schedule 9.1.14, none of Parent’s nor any Subsidiary’s past or present operations, Real Estate or other Properties are subject to any federal, state or local investigation to determine whether any remedial action is needed to address any environmental pollution, hazardous material or environmental clean-up. None of Parent nor any Subsidiary has received any Environmental Notice that could reasonably be expected to result in a Material Adverse Effect. None of Parent nor any Subsidiary has any material contingent liability with respect to any Environmental Release, environmental pollution or hazardous material on any Real Estate now or previously owned, leased or operated by it.
          9.1.15 Burdensome Contracts. None of Parent nor any Subsidiary is a party or subject to any contract, agreement or charter restriction that could reasonably be expected to have a Material Adverse Effect. None of Parent nor any Subsidiary is party or subject to any Restrictive Agreement, except as shown on Schedule 9.1.15. No such Restrictive Agreement prohibits the execution, delivery or performance of any Loan Document by an Obligor.
          9.1.16 Litigation. Except as shown on Schedule 9.1.16, there are no proceedings or investigations pending or, to Parent’s or Borrower’s knowledge, threatened against Parent or any Subsidiary, or any of their businesses, operations, Properties, prospects or conditions, that (a) relate to any Loan Documents or transactions contemplated thereby; or (b) could reasonably be expected to have a Material Adverse Effect if determined adversely to Parent or any Subsidiary. Except as shown on such Schedule (as amended by Borrower from time to time), no Obligor has a Commercial Tort Claim (other than, as long as no Default or Event of Default exists, a Commercial Tort Claim for less than $500,000). None of Parent nor any Subsidiary is in default with respect to any order, injunction or judgment of any Governmental Authority.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          9.1.17 No Defaults. No event or circumstance has occurred or exists that constitutes a Default or Event of Default. None of Parent nor any Subsidiary is in default, and no event or circumstance has occurred or exists that with the passage of time or giving of notice would constitute a default, in the payment of any Borrowed Money in a principal amount in excess of $2,500,000 or under any Material Contract which could reasonably be expected to have a Material Adverse Effect. There is no basis upon which any party (other than Parent or a Subsidiary) could terminate a Material Contract prior to its scheduled termination date, which termination could reasonably be expected to have a Material Adverse Effect.
          9.1.18 ERISA. Except as disclosed on Schedule 9.1.18:
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code, and other federal and state laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of Parent and Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. Each Obligor and ERISA Affiliate has made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best of Parent and Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted in or could reasonably be expected to have a Material Adverse Effect.
     (c) To the best of Parent and Borrower’s knowledge, (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) no Obligor or ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) no Obligor or ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.
     (d) With respect to any Foreign Plan, to the best of Parent and Borrower’s knowledge, (i) all employer and employee contributions required by law or by the terms of the Foreign Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Plan,
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the liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to account for such obligations in accordance with applicable generally accepted accounting principles; and (iii) it has been registered as required and has been maintained in good standing with applicable regulatory authorities.
          9.1.19 Trade Relations. There exists no actual or, to the best of Parent and Borrower’s knowledge, threatened (in writing) termination, limitation or modification of any business relationship between Parent or any Subsidiary and any customer or supplier, or any group of customers or suppliers, would could reasonably be expected result in a Material Adverse Effect. There exists no condition or circumstance that could reasonably be expected to impair the ability of Parent or any Subsidiary to conduct its business at any time hereafter in substantially the same manner as conducted on the Closing Date.
          9.1.20 Labor Relations. Except as described on Schedule 9.1.20 (as amended by Borrower from time to time), none of Parent nor any Subsidiary is party to or bound by any collective bargaining agreement, management agreement or consulting agreement. There are no material grievances, disputes or controversies with any union or other organization of Parent’s or any Subsidiary’s employees, or, to the best of Parent and Borrower’s knowledge, any asserted or threatened strikes, work stoppages or demands for collective bargaining, in each case that could reasonably be expected to result in a Material Adverse Effect.
          9.1.21 Payable Practices. None of Parent nor any Subsidiary has made any material change in its historical accounts payable practices from those in effect on the Closing Date.
          9.1.22 Not a Regulated Entity. No Obligor is (a) an “investment company” or a “person directly or indirectly controlled by or acting on behalf of an investment company” within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Federal Power Act, the Interstate Commerce Act, any public utilities code or any other Applicable Law regarding its authority to incur Debt.
          9.1.23 Margin Stock. None of Parent nor any Subsidiary is engaged, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No Loan proceeds or Letters of Credit will be used by Borrower to purchase or carry, or to reduce or refinance any Debt incurred to purchase or carry, any Margin Stock or for any related purpose governed by Regulations T, U or X of the Board of Governors.
          Section 9.2 Complete Disclosure. No Loan Document contains any untrue statement of a material fact, nor fails to disclose any material fact necessary to make the
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statements contained therein not materially misleading in light of the circumstances in which such statements were made. There is no fact or circumstance with respect to any Obligor’s business (excluding general market and economic conditions) that such Obligor has failed to disclose to Agent in writing that could reasonably be expected to have a Material Adverse Effect.
ARTICLE X
COVENANTS AND CONTINUING AGREEMENTS
          Section 10.1 Affirmative Covenants. As long as any Commitments or Obligations are outstanding, Parent shall, and shall cause each Subsidiary to:
          10.1.1 Inspections; Appraisals.
          (a) Permit Agent from time to time, subject (except when a Default or Event of Default exists) to reasonable notice and normal business hours, to visit and inspect the Properties of Parent or any Subsidiary, inspect, audit and make extracts from Parent’s or any Subsidiary’s books and records, and discuss with its officers, employees, agents, advisors and independent accountants Parent’s or such Subsidiary’s business, financial condition, assets, prospects and results of operations. Lenders may participate in any such visit or inspection, at their own expense; provided, however, that except during a Default or Event of Default Agent shall conduct no more than three such examinations per Loan Year. Neither Agent nor any Lender shall have any duty to Parent or any Subsidiary to make any inspection, nor to share any results of any inspection, appraisal or report with Parent or any Subsidiary. Each Obligor acknowledges that all inspections, appraisals and reports are prepared by Agent and Lenders for their purposes, and Obligors shall not be entitled to rely upon them.
          (b) Reimburse Agent for all charges, costs and expenses of Agent in connection with up to two field examinations per Loan Year of any Obligor’s books and records or any other financial or Collateral matters as Agent deems appropriate and reimburse Agent for all charges, costs and expenses of Agent in connection with appraisals of Inventory; provided, however, that if an examination or appraisal is initiated during a Default or Event of Default, all charges, costs and expenses therefor shall be reimbursed by Borrower without regard to such limits. Subject to and without limiting the foregoing, Borrower specifically agrees to pay Agent’s then standard charges for each day that an employee of Agent or its Affiliates is engaged in any examination activities, and shall pay the standard charges of Agent’s internal appraisal group. This Section shall not be construed to limit Agent’s right to conduct examinations or to obtain appraisals at any time in its discretion, nor to use third parties for such purposes.
          10.1.2 Financial and Other Information. Keep adequate records and books of account with respect to its business activities, in which proper entries are made in accordance with GAAP reflecting all financial transactions; and furnish to Agent and Lenders:
     (a) as soon as available, and in any event within 90 days after the close of each Fiscal Year, balance sheets as of the end of such Fiscal Year and the related
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

statements of income, cash flow and shareholders’ equity for such Fiscal Year, on consolidated and consolidating bases for Parent and Subsidiaries, which consolidated statements shall be audited and signed (without a qualified opinion and without any other qualification except any qualification related to deficiency or weakness in internal controls for the audits covering the periods ended December 31, 2010 and December 31, 2011 only and to the extent that such deficiency or weakness would not, based on Agent’s determination, impair the Collateral, Collateral reporting or Borrower’s ability to repay any Obligations) by a firm of independent certified public accountants of recognized standing selected by Borrower and acceptable to Agent, and shall set forth in comparative form corresponding figures for the preceding Fiscal Year and other information acceptable to Agent; the foregoing requirement may be satisfied by Parent notifying Agent no later than the date provided above that it has provided a direct link to such reports and other information on Parent’s or another Person’s website on the Internet;
     (b) as soon as available, and in any event within 40 days after the end of each Fiscal Quarter (but within 75 days after the last Fiscal Quarter in a Fiscal Year), unaudited balance sheets as of the end of such Fiscal Quarter and the related statements of income and cash flow for such Fiscal Quarter and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Parent as prepared in accordance with GAAP and fairly presenting the financial position and results of operations for such Fiscal Quarter and period, subject to normal year-end adjustments and the absence of footnotes; the foregoing requirement may be satisfied by Parent notifying Agent no later than the date provided above that it has provided a direct link to such reports and other information on Parent’s or another Person’s website on the Internet;
     (c) as soon as available, and in any event within 30 days after the end of each month (but within 45 days after the last month in a Fiscal Year), unaudited balance sheets as of the end of such month and the related statements of income and, if Liquidity was less than $50,000,000 at any time during such month, cash flow for such month and for the portion of the Fiscal Year then elapsed, on consolidated and consolidating bases for Parent and Subsidiaries, setting forth in comparative form corresponding figures for the preceding Fiscal Year and certified by the chief financial officer of Parent as fairly presenting the financial position and results of operations for such month and period, subject to normal year-end adjustments and the absence of footnotes;
     (d) concurrently with delivery of financial statements under clauses (a), (b) and (c) above, or more frequently if requested by Agent while a Default or Event of Default exists, a Compliance Certificate (which shall include a calculation of the Fixed Charge Coverage Ratio) executed by the chief financial officer of Parent;
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

     (e) concurrently with delivery of financial statements under clause (a) above, copies of all management letters and other material reports submitted to Borrower or Parent by their respective accountants in connection with such financial statements;
     (f) not later than 10 days after the commencement of each Fiscal Year, projections of Parent’s consolidated balance sheets, results of operations, cash flow and Availability for such Fiscal Year, month by month;
     (g) at Agent’s request, a listing of Borrower’s trade payables, specifying the trade creditor and balance due, and a detailed trade payable aging, all in form satisfactory to Agent;
     (h) promptly after the sending or filing thereof, copies of any proxy statements, financial statements or reports that Parent has made generally available to its shareholders; copies of any regular, periodic and special reports or registration statements or prospectuses that Parent files with the Securities and Exchange Commission or any other Governmental Authority, or any securities exchange; and copies of any press releases or other statements made available by Parent to the public concerning material changes to or developments in the business of Parent; the foregoing requirement may be satisfied by Parent promptly notifying Agent that it has provided a direct link to such reports and other information on Parent’s or another Person’s website on the Internet;
     (i) such other reports and information (financial or otherwise) as Agent may reasonably request from time to time in connection with any Collateral or any Parent, Subsidiary’s or other Obligor’s financial condition or business; and
     (j) as soon as available, and in any event within 120 days after the close of each Fiscal Year, financial statements for each Guarantor, in form and substance consistent with the audited financial statements of Parent.
          10.1.3 Notices. Notify Agent and Lenders in writing, promptly after Parent’s or Borrower’s obtaining knowledge thereof, of any of the following that affects an Obligor: (a) the written threat or commencement of any proceeding or investigation, whether or not covered by insurance, if an adverse determination could reasonably be expected to have a Material Adverse Effect; (b) any pending or threatened (in writing) material labor dispute, strike or walkout, or the expiration of any material labor contract; (c) any default under or termination of a Material Contract; (d) the existence of any Default or Event of Default; (e) any judgment against an Obligor in an amount exceeding $2,000,000; (f) the assertion of any Intellectual Property Claim, if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (g) any violation or asserted violation of any Applicable Law (including ERISA, OSHA, FLSA, or any Environmental Laws), if an adverse resolution could reasonably be expected to have a Material Adverse Effect; (h) any Environmental Release by an Obligor that could reasonably be expected to have a Material Adverse Effect or on any Property owned, leased or occupied by an Obligor; or receipt of any Environmental Notice; (i) the occurrence of
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

any ERISA Event; (j) the discharge of or any withdrawal or resignation by Parent’s or Borrower’s independent accountants; or (k) any opening of a new office or place of business, at least 30 days prior to such opening.
          10.1.4 Landlord and Storage Agreements. Upon request, provide Agent with copies of all existing agreements, and promptly after execution thereof provide Agent with copies of all future agreements, between an Obligor and any landlord, warehouseman, processor, shipper, bailee or other Person that owns any premises at which any Collateral may be kept or that otherwise may possess or handle any Collateral.
          10.1.5 Compliance with Laws. Comply with all Applicable Laws, including ERISA, Environmental Laws, FLSA, OSHA, Anti-Terrorism Laws, and laws regarding collection and payment of Taxes, and maintain all Governmental Approvals necessary to the ownership of its Properties or conduct of its business, unless failure to comply (other than failure to comply with Anti-Terrorism Laws) or maintain could not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, if any Environmental Release occurs at or on any Properties of Parent or any Subsidiary, it shall act promptly and diligently to investigate and report to Agent and all appropriate Governmental Authorities the extent of, and, if required by Applicable Laws, to make appropriate remedial action to eliminate, such Environmental Release, whether or not directed to do so by any Governmental Authority.
          10.1.6 Taxes. Pay and discharge all material Taxes prior to the date on which they become delinquent or penalties attach, unless such Taxes are being Properly Contested.
          10.1.7 Insurance. In addition to the insurance required hereunder with respect to Collateral, maintain insurance with insurers (with a Best Rating of at least A7, unless otherwise approved by Agent) satisfactory to Agent, (a) with respect to the Properties and business of Parent and Subsidiaries of such type (including product liability, workers’ compensation, larceny, embezzlement, or other criminal misappropriation insurance), in such amounts, and with such coverages and deductibles as are customary for companies similarly situated; and (b) business interruption insurance in an amount not less than (i) $3,000,000, with respect to locations of the Parent and its Subsidiaries, (ii) $1,000,000, with respect to locations of any vendors providing goods or services to the Parent or its Subsidiaries and (iii) $10,000,000 in the aggregate, for all locations specified in the forgoing subclauses (i) and (ii), in each case with deductibles satisfactory to Agent.
          10.1.8 Licenses. Keep each Material License affecting any Collateral (including the manufacture, distribution or disposition of Inventory) in full force and effect to the extent that the failure to do so could reasonably be expected to have a Material Adverse Effect; pay all Royalties when due except (i) for Royalties that are subject to dispute or (ii) to the extent that the failure to make such payments could not reasonably be expected to have a Material Adverse Effect; and notify Agent of any default or breach asserted by any Person to have occurred under any Material License which could reasonably be expected to have a Material Adverse Effect.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          10.1.9 Future Subsidiaries. Promptly notify Agent upon any Person becoming a Subsidiary and, at Agent’s request, cause it to guaranty the Obligations in a manner satisfactory to Agent, and to execute and deliver such documents, instruments and agreements and to take such other actions as Agent shall require to evidence and perfect a Lien in favor of Agent (for the benefit of Secured Parties) on the same classes of assets of such Person as have been granted by Borrower as Collateral hereunder, including delivery of such legal opinions, in form and substance satisfactory to Agent, as it shall deem appropriate.
          10.1.10 Deposit Accounts. In order to facilitate the administration of the Loans and Agent’s security interest in the Obligor’s assets, each of Parent, the Cayman Guarantor and Borrower shall maintain Bank as their respective principal depository bank, including for the maintenance of operating and deposit accounts, lockbox administration, funds transfer, information reporting services and other treasury management services.
          10.1.11 Securities Accounts. Unless otherwise waived by Agent, each of Parent, the Cayman Guarantor and Borrower shall provide advance written notice to Agent of a withdrawal request from any Specified Securities Account by 5:00 pm (Pacific time) on the Business Day prior to the requested withdrawal date.
          Section 10.2 Negative Covenants. As long as any Commitments or Obligations are outstanding, Parent shall not, and shall cause each Subsidiary not to:
          10.2.1 Permitted Debt. Create, incur, guarantee or suffer to exist any Debt, except:
     (a) the Obligations;
     (b) Subordinated Debt;
     (c) Permitted Purchase Money Debt;
     (d) Borrowed Money (other than the Obligations, Subordinated Debt and Permitted Purchase Money Debt), but only to the extent outstanding on the Closing Date and not satisfied with proceeds of the initial Loans;
     (e) Bank Product Debt;
     (f) Debt incurred pursuant to Hedging Agreements to the extent permitted under Section 10.2.15;
     (g) Debt incurred in connection with Permitted Acquisitions, provided that such Debt is in existence when the applicable Person becomes a Subsidiary, or that is secured by an asset when acquired by Parent or a Subsidiary, as long as such Debt was not incurred in contemplation of such Person becoming a Subsidiary or such acquisition;
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

     (h) Permitted Contingent Obligations;
     (i) Refinancing Debt as long as each Refinancing Condition is satisfied;
     (j) Intercompany loans (i) between Obligors to the extent permitted by Section 10.2.7(d) and (ii) by an Obligor to a Subsidiary that is not an Obligor to the extent permitted by Section 10.2.7(e).
     (k) To the extent constituting Debt, obligations for indemnification or customary adjustments of purchase price or similar obligations in connection with Permitted Acquisitions;
     (l) To the extent constituting Debt, obligations incurred in the Ordinary Course of Business in connection with operating, collections, payroll, trust or other depository or disbursement accounts, including automated clearinghouse, controlled disbursement, e payable, electronic funds transfer, wire transfer, controlled disbursement, overdraft, depository, information reporting, lockbox, stop payment, overdraft and/or wire transfer services;
     (m) To the extent constituting Debt, performance guaranties given by Obligors to suppliers, customers, and licensees in the Ordinary Course of Business guarantying the timely performance of delivery of goods or rendition of services by Obligors; and
     (n) Debt that is not included in any of the preceding clauses of this Section, is not secured by a Lien and does not exceed $1,000,000 in the aggregate at any time.
          10.2.2 Permitted Liens. Create or suffer to exist any Lien upon any of its Property, except the following (collectively, “Permitted Liens”):
     (a) Liens in favor of Agent;
     (b) Purchase Money Liens securing Permitted Purchase Money Debt;
     (c) Liens for Taxes not yet due or being Properly Contested;
     (d) statutory Liens (other than Liens for Taxes or imposed under ERISA) arising in the Ordinary Course of Business, but only if (i) payment of the obligations secured thereby is not yet due or is being Properly Contested, and (ii) such Liens do not materially impair the value or use of the Property or materially impair operation of the business of Parent or any Subsidiary;
     (e) Liens incurred or deposits made in the Ordinary Course of Business to secure the performance of tenders, bids, leases, contracts (except those relating to Borrowed Money), statutory obligations and other similar obligations, or arising as a
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

result of progress payments under government contracts, as long as such Liens are at all times junior to Agent’s Liens;
     (f) Liens arising in the Ordinary Course of Business that are subject to Lien Waivers;
     (g) Liens arising by virtue of a judgment or judicial order against Parent or any Subsidiary, or any Property of Parent or a Subsidiary, as long as such Liens are (i) in existence for less than 20 consecutive days or being Properly Contested, and (ii) at all times junior to Agent’s Liens;
     (h) easements, rights-of-way, zoning and other restrictions, covenants or other agreements of record, and other similar charges or encumbrances on Real Estate, that do not secure any monetary obligation and do not interfere with the Ordinary Course of Business;
     (i) normal and customary rights of setoff upon deposits in favor of depository institutions, and Liens of a collecting bank on Payment Items in the course of collection;
     (j) Liens on assets acquired in connection with Permitted Acquisitions, provided that such Liens were not incurred in contemplation of such Permitted Acquisition;
     (k) Liens consisting of Licenses and sublicenses granted in the Ordinary Course of Business and any interest or title of a Licensor or under any License or sublicense;
     (l) Purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into the Ordinary Course of Business; and
     (m) existing Liens shown on Schedule 10.2.2.
          10.2.3 Capital Expenditures. Make Capital Expenditures in excess of $10,000,000 in the aggregate during any Fiscal Year; provided, however, that if the amount of Capital Expenditures permitted to be made in any Fiscal Year exceeds the amount actually made, up to 50% of such excess may be carried forward to the next Fiscal Year; and provided, further, that any Capital Expenditures in such next succeeding Fiscal Year shall be applied first to such authorized Capital Expenditures amount (and not to such carry forward amount, if any). The foregoing notwithstanding, Parent and the Subsidiaries may make Capital Expenditures of up to $8,000,000 with respect to enterprise resources planning software, which Capital Expenditures shall not be subject to the Fiscal Year limits on Capital Expenditures.
          10.2.4 Distributions; Upstream Payments. Declare or make any Distributions, except (i) Upstream Payments, (ii) if no Event of Default has occurred and is
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

continuing, repurchases of capital stock of the Parent from employees of the Parent or any of its Subsidiaries in accordance with employment agreements entered into in the Ordinary Course of Business and (iii) distributions in the form of Equity Interests; or create or suffer to exist any encumbrance or restriction on the ability of a Subsidiary to make any Upstream Payment, except for restrictions under the Loan Documents, under Applicable Law or in effect on the Closing Date as shown on Schedule 9.1.15.
          10.2.5 Restricted Investments. Make any Restricted Investment.
          10.2.6 Disposition of Assets. Make any Asset Disposition, except a Permitted Asset Disposition, a disposition of Equipment under Section 8.4.2, or a transfer of Property by a Subsidiary or Obligor to an Obligor.
          10.2.7 Loans. Make any loans or other advances of money to any Person, except (a) advances to an officer or employee for salary, travel expenses, commissions and similar items in the Ordinary Course of Business; (b) prepaid expenses and extensions of trade credit made in the Ordinary Course of Business; (c) deposits with financial institutions permitted hereunder; (d) as long as no Default or Event of Default exists, intercompany loans by an Obligor to another Obligor; (e) as long as no Default or Event of Default exists, intercompany loans by an Obligor to a Subsidiary that is not an Obligor, to the extent that the aggregate amount of such loans outstanding at any time does not exceed the sum of (i) the amount of such loans outstanding on the date hereof as set forth on Schedule 10.2.17 less the aggregate amount of all payments of principal in respect thereof made on or after the date hereof plus (ii) $5,000,000; and (f) other loans and advances not to exceed $1,000,000 in the aggregate at any time outstanding.
          10.2.8 Restrictions on Payment of Certain Debt. Make any payments (whether voluntary or mandatory, or a prepayment, redemption, retirement, defeasance or acquisition) with respect to any (a) Subordinated Debt, except regularly scheduled payments of principal, interest and fees but only to the extent permitted under any subordination agreement relating to such Debt (and a Senior Officer of Parent shall certify to Agent, not less than five Business Days prior to the date of payment, that all conditions under such agreement have been satisfied); or (b) Borrowed Money (other than the Obligations) except (i) regularly scheduled payments of principal, interest and fees as provided under the agreements evidencing such Debt, (ii) mandatory prepayments due as a result of any disposition, damage, condemnation or loss of any assets securing Purchase Money Debt permitted hereunder and (iii) payments of principal and interest on intercompany loans between Obligors.
          10.2.9 Fundamental Changes. Merge, combine or consolidate with any Person, or liquidate, wind up its affairs or dissolve itself, in each case whether in a single transaction or in a series of related transactions, except for (i) mergers or consolidations of a wholly-owned Subsidiary with another wholly-owned Subsidiary or into an Obligor, (ii) any Permitted Acquisition; change its name or conduct business under any fictitious name; change its tax, charter or other organizational identification number; or change its form or state of
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

organization and (iii) the dissolution of a wholly-owned Subsidiary (other than an Obligor) in which such Subsidiary’s assets are transferred to another wholly-owned Subsidiary or into an Obligor.
          10.2.10 Subsidiaries. Form or acquire any Subsidiary after the Closing Date, except in accordance with Sections 10.1.9 and 10.2.5; or permit any existing Subsidiary to issue any additional Equity Interests except director’s qualifying shares.
          10.2.11 Organic Documents. Amend, modify or otherwise change any of its Organic Documents as in effect on the Closing Date in a manner that could reasonably be expected to have a material adverse effect on the Agent or the other Secured Parties or the enforceability of any Loan Document or any Lien on any of the Collateral.
          10.2.12 Tax Consolidation. File or consent to the filing of any consolidated income tax return with any Person other than Parent and Subsidiaries.
          10.2.13 Accounting Changes. Make any material change in accounting treatment or reporting practices, except as required by GAAP and in accordance with Section 1.2; or change its Fiscal Year.
          10.2.14 Restrictive Agreements. Become a party to any Restrictive Agreement, except a Restrictive Agreement (a) in effect on the Closing Date; (b) relating to secured Debt permitted hereunder, as long as the restrictions apply only to collateral for such Debt; or (c) constituting customary restrictions on assignment in leases, licenses and other contracts.
          10.2.15 Hedging Agreements. Enter into any Hedging Agreement, except to hedge risks arising in the Ordinary Course of Business and not for speculative purposes.
          10.2.16 Conduct of Business. Engage in any business, other than its business as conducted on the Closing Date and any activities incidental thereto.
          10.2.17 Affiliate Transactions. Enter into or be party to any transaction with an Affiliate, except (a) transactions contemplated by the Loan Documents; (b) payment of reasonable compensation to officers and employees for services actually rendered, and loans and advances permitted by Section 10.2.7; (c) payment of customary directors’ fees and indemnities; (d) transactions solely among Obligors; (e) transactions with Affiliates that were consummated prior to the Closing Date, as shown on Schedule 10.2.17; (f) transactions among Obligors made for transfer pricing in the Ordinary Course of Business and year end adjustments to transfer pricing made in the Ordinary Course of Business; and (g) other transactions with Affiliates in the Ordinary Course of Business, upon fair and reasonable terms and no less favorable than would be obtained in a comparable arm’s-length transaction with a non-Affiliate.
          10.2.18 Plans. Become party to any Multiemployer Plan, other than any in existence on the Closing Date.
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          10.2.19 Amendments to Subordinated Debt. Amend, supplement or otherwise modify any document, instrument or agreement relating to any Subordinated Debt, if such modification (a) increases the principal balance of such Debt, or increases any required payment of principal or interest; (b) accelerates the date on which any installment of principal or any interest is due, or adds any additional redemption, put or prepayment provisions; (c) shortens the final maturity date or otherwise accelerates amortization; (d) increases the interest rate; (e) increases or adds any fees or charges; (f) modifies any covenant in a manner or adds any representation, covenant or default that is more onerous or restrictive in any material respect for Parent or any Subsidiary, or that is otherwise materially adverse to Parent, any Subsidiary or Lenders; or (g) results in the Obligations not being fully benefited by the subordination provisions thereof.
          10.2.20 Securities Accounts. Make any withdrawal, including any withdrawal of cash, Cash Equivalents, or Long Term Liquid Investments, from any Specified Securities Account if: (i) a Trigger Period exists and the Parent is not in compliance with the financial covenant set forth in Section 10.3.1,(ii) a Trigger Period would exist as a result of such withdrawal and the Parent would not be in compliance with the financial covenant set forth in Section 10.3.1 or (iii) a Default or Event of Default exists or would exist as a result of such withdrawal, and for purposes of this Section 10.2.20 each Obligor acknowledges and agrees that the Agent and any Lender may take any action to prevent any such withdrawal.
          Section 10.3 Financial Covenant. As long as any Commitments or Obligations are outstanding, Parent shall:
          10.3.1 Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio of at least 1.0 to 1.0 for each trailing twelve month period ending during or immediately before any Trigger Period.
ARTICLE XI
EVENTS OF DEFAULT; REMEDIES ON DEFAULT
          Section 11.1 Events of Default. Each of the following shall be an “Event of Default” hereunder, if the same shall occur for any reason whatsoever, whether voluntary or involuntary, by operation of law or otherwise:
(a) Borrower fails to pay any Obligations when due (whether at stated maturity, on demand, upon acceleration or otherwise);

(b) Any representation, warranty or other written statement of an Obligor made in connection with any Loan Documents or transactions contemplated thereby is incorrect or misleading in any material respect when given or deemed given pursuant to the terms of this Agreement;
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(c) Parent or any other Obligor breaches or fails to perform any covenant contained in Section 7.2, 7.3, 7.5, 8.1, 8.2.4, 8.2.5, 8.6.2, 10.1.1, 10.1.2, 10.2 or 10.3;

(d) An Obligor breaches or fails to perform any other covenant contained in any Loan Documents, and such breach or failure is not cured within 20 days after a Senior Officer of such Obligor has knowledge thereof or receives notice thereof from Agent, whichever is sooner; provided, however, that such notice and opportunity to cure shall not apply if the breach or failure to perform is not capable of being cured within such period or is a willful breach by an Obligor;

(e) A Guarantor repudiates, revokes or attempts to revoke, in each case in writing, its Guaranty; an Obligor or third party denies or contests the validity or enforceability of any Loan Documents or Obligations, or the perfection or priority of any Lien granted to Agent; or any Loan Document ceases to be in full force or effect for any reason (other than a waiver or release by Agent and Lenders);

(f) Any breach or default of an Obligor occurs under any document, instrument or agreement to which it is a party or by which it or any of its Properties is bound, relating to any Debt (other than the Obligations) in excess of $2,500,000, if the maturity of or any payment with respect to such Debt may be accelerated or demanded due to such breach; provided, however, that the upon the cure or waiver of such breach or default with respect to such Debt, the Event of Default under this Section 11.1(f) shall be automatically cured;

(g) Any judgment or order for the payment of money is entered against an Obligor in an amount that exceeds, individually or cumulatively with all unsatisfied judgments or orders against all Obligors, $2,500,000 (net of any insurance coverage therefor acknowledged in writing by the insurer), and shall remain unsatisfied or unstayed for a period of 30 days;

(h) A loss, theft, damage or destruction occurs with respect to any Collateral if the amount not covered by insurance exceeds $1,000,000;

(i) An Obligor is enjoined, restrained or in any way prevented by any Governmental Authority from conducting any material part of its business (in the case of non-U.S. Obligors, for more than 5 consecutive days), an Obligor suffers the loss, revocation or termination of any material license, permit, lease or agreement necessary for its business; there is a cessation of any material part of an Obligor’s business for a material period of time; any material Collateral or Property of an Obligor is taken or impaired through condemnation which taking or impairment could reasonably be expected to have a Material Adverse Effect; an Obligor agrees to or commences any liquidation, dissolution or winding up of its affairs except in connection with a merger or consolidation that is permitted hereunder; or an Obligor is not Solvent;
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

(j) An Insolvency Proceeding is commenced by an Obligor; an Obligor is, or is deemed for the purposes of any Applicable Law to be, unable to pay its Debts as they fall due or insolvent; an Obligor admits its inability to pay its Debts as they fall due; an Obligor suspends making payments on any of its Debts or announces on intention to do so; an Obligor, by reason by actual or anticipated financial difficulties, begins negotiations with any creditor for any rescheduling or restructuring of any of its Debt; in relation to an Obligor, the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities); in relation to an Obligor, any of its Debts is subject to a moratorium; an Obligor makes an offer of settlement, extension or composition to its unsecured creditors generally; a trustee is appointed to take possession of any substantial Property of or to operate any of the business of an Obligor; or an Insolvency Proceeding is commenced against an Obligor and: the Obligor consents to institution of the proceeding, the petition commencing the proceeding is not timely contested by the Obligor, the petition is not dismissed within 30 days after filing, or an order for relief is entered in the proceeding;

(k) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan that has resulted or could reasonably be expected to result in liability of an Obligor to a Pension Plan, Multiemployer Plan or PBGC, or that constitutes grounds for appointment of a trustee for or termination by the PBGC of any Pension Plan or Multiemployer Plan; an Obligor or ERISA Affiliate fails to pay when due any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan; or any event similar to the foregoing occurs or exists with respect to a Foreign Plan;

(l) An Obligor or any of its Senior Officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act) that could reasonably be expected to lead to forfeiture of any material portion of the Collateral;

(m) A Change of Control occurs; or

(n) Borrower fails to promptly notify Agent if any event occurs or condition exists that has a Material Adverse Effect (other than a Material Adverse Effect caused by general economic terms and conditions).
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          Section 11.2 Remedies upon Default. If an Event of Default described in Section 11.1(j) occurs with respect to any Obligor, then to the extent permitted by Applicable Law, all Obligations shall become automatically due and payable and all Commitments shall terminate, without any action by Agent or notice of any kind. In addition, or if any other Event of Default exists, Agent may in its discretion (and shall upon written direction of Required Lenders) do any one or more of the following from time to time:
     (a) declare any Obligations immediately due and payable, whereupon they shall be due and payable without diligence, presentment, demand, protest or notice of any kind, all of which are hereby waived by Obligors to the fullest extent permitted by law;
     (b) terminate, reduce or condition any Commitment, or make any adjustment to the Borrowing Base;
     (c) require Obligors to Cash Collateralize LC Obligations, Bank Product Debt and other Obligations that are contingent or not yet due and payable (excluding contingent or inchoate indemnification obligations to the extent that claims giving rise thereto have not been asserted or cannot reasonably be identified by any Secured Party based on the then known facts and circumstances), and, if Obligors fail promptly to deposit such Cash Collateral, Agent may (and shall upon the direction of Required Lenders) advance the required Cash Collateral as Loans (whether or not an Overadvance exists or is created thereby, or the conditions in Article VI are satisfied); and
     (d) exercise any other rights or remedies afforded under any agreement, by law, at equity or otherwise, including the rights and remedies of a secured party under the UCC. Such rights and remedies include the rights to (i) take possession of any Collateral; (ii) require Obligors to assemble Collateral, at Obligors’ expense, and make it available to Agent at a place designated by Agent; (iii) enter any premises where Collateral is located and store Collateral on such premises until sold (and if the premises are owned or leased by an Obligor, Obligors agree not to charge for such storage); and (iv) sell or otherwise dispose of any Collateral in its then condition, or after any further manufacturing or processing thereof, at public or private sale, with such notice as may be required by Applicable Law, in lots or in bulk, at such locations, all as Agent, in its discretion, deems advisable. Each Obligor agrees that 10 days notice of any proposed sale or other disposition of Collateral by Agent shall be reasonable. Agent shall have the right to conduct such sales on any Obligor’s premises, without charge, and such sales may be adjourned from time to time in accordance with Applicable Law. Agent shall have the right to sell, lease or otherwise dispose of any Collateral for cash, credit or any combination thereof, and Agent may purchase any Collateral at public or, if permitted by law, private sale and, in lieu of actual payment of the purchase price, may set off the amount of such price against the Obligations.
          Section 11.3 License. Agent is hereby granted an irrevocable, non-exclusive license or other right during the continuance of an Event of Default to use, license or sub-license
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(without payment of royalty or other compensation to any Person) any or all Intellectual Property of Obligors, computer hardware and software, trade secrets, brochures, customer lists, promotional and advertising materials, labels, packaging materials and other Property, in advertising for sale, marketing, selling, collecting, completing manufacture of, or otherwise exercising any rights or remedies with respect to, any Collateral. Each Obligor’s rights and interests under Intellectual Property shall inure to Agent’s benefit.
          Section 11.4 Setoff. At any time during an Event of Default, Agent, Issuing Bank, Lenders, and any of their Affiliates are authorized, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by Agent, Issuing Bank, such Lender or such Affiliate to or for the credit or the account of an Obligor against any Obligations, irrespective of whether or not Agent, Issuing Bank, such Lender or such Affiliate shall have made any demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured or are owed to a branch or office of Agent, Issuing Bank, such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness. The rights of Agent, Issuing Bank, each Lender and each such Affiliate under this Section are in addition to other rights and remedies (including other rights of setoff) that such Person may have.
          Section 11.5 Remedies Cumulative; No Waiver.
          11.5.1 Cumulative Rights. All agreements, warranties, guaranties, indemnities and other undertakings of Obligors under the Loan Documents are cumulative and not in derogation of each other. The rights and remedies of Agent and Lenders are cumulative, may be exercised at any time and from time to time, concurrently or in any order, and are not exclusive of any other rights or remedies available by agreement, by law, at equity or otherwise. All such rights and remedies shall continue in full force and effect until Full Payment of all Obligations.
          11.5.2 Waivers. No waiver or course of dealing shall be established by (a) the failure or delay of Agent or any Lender to require strict performance by Obligors with any terms of the Loan Documents, or to exercise any rights or remedies with respect to Collateral or otherwise; (b) the making of any Loan or issuance of any Letter of Credit during a Default, Event of Default or other failure to satisfy any conditions precedent; or (c) acceptance by Agent or any Lender of any payment or performance by an Obligor under any Loan Documents in a manner other than that specified therein. It is expressly acknowledged by Obligors that any failure to satisfy a financial covenant on a measurement date shall not be cured or remedied by satisfaction of such covenant on a subsequent date.
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ARTICLE XII
GUARANTY
          Section 12.1 Guaranty.
          12.1.1 Guaranty of the Obligations. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Agent for the ratable benefit of the Lenders the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
          12.1.2 Limitation of Liability.
          (a) Each Guarantor, and by its acceptance of this Guaranty, the Agent and each Lender hereby confirms that it is the intention of all such Persons that this Guaranty and the Guaranteed Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law (as hereinafter defined), the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the Guaranteed Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Agent, Lenders and the Guarantors hereby irrevocably agree that the Guaranteed Obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the Guaranteed Obligations of such Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance. For purposes hereof, “Bankruptcy Law” means any Insolvency Proceeding or any proceeding of the type referred to in Title 11, U.S. Code, or any similar foreign, federal or state law for the relief of debtors.
          (b) Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Lender under this Guaranty or any other guaranty, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor and each other guarantor so as to maximize the aggregate amount paid to the Lenders under or in respect of the Loan Documents.
          12.1.3 Payment by Guarantors. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Lender may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of the Borrower to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in cash, to Agent for the ratable benefit of Lenders, an amount
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equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for the Borrower’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against the Borrower for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Lenders as aforesaid.
          12.1.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:
     (a) This Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;
     (b) Agent may enforce this Guaranty upon the occurrence and during the continuance of an Event of Default notwithstanding the existence of any dispute between the Borrower and any Lender with respect to the existence of such Event of Default;
     (c) The obligations of each Guarantor hereunder are independent of the obligations of the Borrower and the obligations of any other guarantor (including any other Guarantor) of the obligations of the Borrower, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against the Borrower or any of such other guarantors and whether or not the Borrower or such other guarantors are joined in any such action or actions;
     (d) Payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
     (e) Agent, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of
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performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of Agent or any Lender in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that Agent or such Lender may have against any such security, in each case as Agent in its discretion may determine consistent herewith and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against the Borrower or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
     (f) This Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Loan Documents, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Loan Document or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Lender might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Lender’s
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consent to the change, reorganization or termination of the corporate structure or existence of the Parent or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which the Borrower may allege or assert against any Lender in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.
          12.1.5 Waivers by Guarantors. Each Guarantor hereby waives, to the fullest extent permitted by law, for the benefit of Lenders: (a) any right to require any Lender, as a condition of payment or performance by such Guarantor, to (i) proceed against the Borrower, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from the Borrower, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any deposit account or credit on the books of any Lender in favor of the Borrower or any other Person, or (iv) pursue any other remedy in the power of any Lender whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of the Borrower or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of the Borrower or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Lender’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to gross negligence or bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Lender protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to the Borrower and notices of any of the matters referred to in Section 12.1.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
          As used in this paragraph, any reference to “the principal” includes the Borrower, and any reference to “the creditor” includes Agent and each other Lender. In accordance with
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Section 2856 of the California Civil Code (a) each Guarantor waives any and all rights and defenses available to it by reason of Sections 2787 to 2855, inclusive, 2899 and 3433 of the California Civil Code, including without limitation any and all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guaranty, in either case pursuant to the antideficiency or other laws of the State of California limiting or discharging the principal’s indebtedness or such guarantor’s obligations, including without limitation Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure; and (b) each Guarantor waives all rights and defenses arising out of an election of remedies by the creditor, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a Guaranteed Obligation, has destroyed such Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise; and even though that election of remedies by the creditor, such as nonjudicial foreclosure with respect to security for an obligation of any other guarantor of any of the Guaranteed Obligations, has destroyed such Guarantor’s rights of contribution against such other guarantor. No other provision of this Guaranty shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph.
          12.1.6 Guarantors’ Rights of Subrogation, Contribution, Etc. Until there is Full Payment of the Guaranteed Obligations, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against the Borrower or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against the Borrower with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Lender now has or may hereafter have against the Borrower, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Lender. In addition, until there is Full Payment of the Guaranteed Obligations, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against the Borrower or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Lender may have against the Borrower, to all right, title and interest any Lender may have in any such collateral or security, and to any right any Lender may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when there is not Full Payment of all Guaranteed Obligations, such amount shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid
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over to Agent for the benefit of Lenders to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
          12.1.7 Subordination of Other Obligations. Any liability of the Borrower or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any funds or other amounts collected or received by the Obligee Guarantor in respect of any such liability after an Event of Default has occurred and is continuing shall be held in trust for Agent on behalf of Lenders and shall forthwith be paid over to Agent for the benefit of Lenders to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof; payments received with respect to any such Debt when an Event of Default does not exist may be retained by the Obligee Guarantor to the extent permitted hereunder.
          12.1.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until there is Full Payment of all of the Guaranteed Obligations. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
          12.1.9 Authority of Guarantors or the Borrower. It is not necessary for any Lender to inquire into the capacity or powers of any Guarantor or the Borrower or the officers, directors or any agents acting or purporting to act on behalf of any of them.
          12.1.10 Financial Condition of the Borrower. Any Loan may be made to the Borrower or continued from time to time without notice to or authorization from any Guarantor regardless of the financial or other condition of the Borrower at the time of any such grant or continuation. No Lender shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of the Borrower. Each Guarantor has adequate means to obtain information from the Borrower on a continuing basis concerning the financial condition of the Borrower and its ability to perform its obligations under the Loan Documents, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Borrower and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Lender to disclose any matter, fact or thing relating to the business, operations or conditions of the Borrower now known or hereafter known by any Lender.
          12.1.11 Bankruptcy, Etc.
          (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Borrower or any other Guarantor; this prohibition shall not be deemed to prohibit the board of directors (or similar
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governing body) from commencing any such case or proceeding with respect to the Obligor that such board of directors or other governing body oversees. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of the Borrower or any Guarantor or by any defense which the Borrower or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
          (b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in Section 12.1.11(a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Lenders that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Borrower of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Agent, or allow the claim of Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
          (c) In the event that all or any portion of the Guaranteed Obligations are paid by the Borrower, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Lender as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
ARTICLE XIII
AGENT
          Section 13.1 Appointment, Authority and Duties of Agent.
          13.1.1 Appointment and Authority. Each Lender appoints and designates Bank of America as Agent hereunder. Agent may, and each Lender authorizes Agent to, enter into all Loan Documents to which Agent is intended to be a party and accept all Security Documents, for Agent’s benefit and the Pro Rata benefit of Lenders. Each Lender agrees that any action taken by Agent or Required Lenders in accordance with the provisions of the Loan Documents, and the exercise by Agent or Required Lenders of any rights or remedies set forth therein, together with all other powers reasonably incidental thereto, shall be authorized by and binding upon all Lenders. Without limiting the generality of the foregoing, Agent shall have the sole and exclusive authority to (a) act as the disbursing and collecting agent for Lenders with
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respect to all payments and collections arising in connection with the Loan Documents; (b) execute and deliver as Agent each Loan Document, including any intercreditor or subordination agreement, and accept delivery of each Loan Document from any Obligor or other Person; (c) act as collateral agent for Secured Parties for purposes of perfecting and administering Liens under the Loan Documents, and for all other purposes stated therein; (d) manage, supervise or otherwise deal with Collateral for the benefit of the Secured Parties; and (e) take any Enforcement Action or otherwise exercise any rights or remedies with respect to any Collateral under the Loan Documents, Applicable Law or otherwise for the benefit of the Secured Parties. The duties of Agent shall be ministerial and administrative in nature, and Agent shall not have a fiduciary relationship with any Lender, Secured Party, Participant or other Person, by reason of any Loan Document or any transaction relating thereto. Agent alone shall be authorized to determine whether any Accounts constitute Eligible Accounts, or whether to impose or release any reserve, which determinations and judgments, if exercised in good faith, shall exonerate Agent from liability to any Lender or other Person for any error in judgment.
          13.1.2 Duties. Agent shall not have any duties except those expressly set forth in the Loan Documents. The conferral upon Agent of any right shall not imply a duty on Agent’s part to exercise such right, unless instructed to do so by Required Lenders in accordance with this Agreement.
          13.1.3 Agent Professionals. Agent may perform its duties through agents and employees. Agent may consult with and employ Agent Professionals, and shall be entitled to act upon, and shall be fully protected in any action taken in good faith reliance upon, any advice given by an Agent Professional. Agent shall not be responsible for the negligence or misconduct of any agents, employees or Agent Professionals selected by it with reasonable care.
          13.1.4 Instructions of Required Lenders. The rights and remedies conferred upon Agent under the Loan Documents may be exercised without the necessity of joinder of any other party, unless required by Applicable Law. Agent may request instructions from Required Lenders with respect to any act (including the failure to act) in connection with any Loan Documents, and may seek assurances to its satisfaction from Lenders of their indemnification obligations under Section 13.6 against all Claims that could be incurred by Agent in connection with any act. Agent shall be entitled to refrain from any act until it has received such instructions or assurances, and Agent shall not incur liability to any Person by reason of so refraining. Instructions of Required Lenders shall be binding upon all Lenders, and no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting in accordance with the instructions of Required Lenders. Notwithstanding the foregoing, instructions by and consent of all Lenders shall be required in the circumstances described in Section 15.1.1, and in no event shall Required Lenders, without the prior written consent of each Lender, direct Agent to accelerate and demand payment of Loans held by one Lender without accelerating and demanding payment of all other Loans, nor to terminate the Commitments of one Lender without terminating the Commitments of all Lenders. In no event shall Agent be required to take any action that, in its opinion, is contrary to Applicable Law or any Loan Documents or could subject any Agent Indemnitee to personal liability.
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          Section 13.2 Agreements Regarding Collateral and Field Examination Reports.
          13.2.1 Lien Releases; Care of Collateral. Lenders authorize Agent to release any Lien with respect to any Collateral (a) upon Full Payment of the Obligations; (b) that is the subject of an Asset Disposition which Borrower certifies in writing to Agent is a Permitted Asset Disposition or a Lien which Borrower certifies is a Permitted Lien entitled to priority over Agent’s Liens (and Agent may rely conclusively on any such certificate without further inquiry); (c) that does not constitute a material part of the Collateral; or (d) with the written consent of all Lenders. Lenders authorize Agent to subordinate its Liens to any Purchase Money Lien permitted hereunder. Agent shall have no obligation to assure that any Collateral exists or is owned by an Obligor, or is cared for, protected or insured, nor to assure that Agent’s Liens have been properly created, perfected or enforced, or are entitled to any particular priority, nor to exercise any duty of care with respect to any Collateral.
          13.2.2 Possession of Collateral. Agent and Lenders appoint each Lender as agent (for the benefit of Secured Parties) for the purpose of perfecting Liens in any Collateral held or controlled by such Lender, to the extent such Liens are perfected by possession or control. If any Lender obtains possession or control of any Collateral, it shall notify Agent thereof and, promptly upon Agent’s request, deliver such Collateral to Agent or otherwise deal with it in accordance with Agent’s instructions.
          13.2.3 Reports. Agent shall promptly forward to each Lender, when complete, copies of any field audit, examination or appraisal report prepared by or for Agent with respect to any Obligor or Collateral (“Report”). Each Lender agrees (a) that neither Bank of America nor Agent makes any representation or warranty as to the accuracy or completeness of any Report, and shall not be liable for any information contained in or omitted from any Report; (b) that the Reports are not intended to be comprehensive audits or examinations, and that Agent or any other Person performing any audit or examination will inspect only specific information regarding Obligations or the Collateral and will rely significantly upon Obligors’ books and records as well as upon representations of Obligors’ officers and employees; and (c) to keep all Reports confidential and strictly for such Lender’s internal use, and not to distribute any Report (or the contents thereof) to any Person (except to such Lender’s Participants, attorneys and accountants) or use any Report in any manner other than administration of the Loans and other Obligations. Each Lender agrees to indemnify and hold harmless Agent and any other Person preparing a Report from any action such Lender may take as a result of or any conclusion it may draw from any Report, as well as from any Claims arising as a direct or indirect result of Agent furnishing a Report to such Lender.
          Section 13.3 Reliance By Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any certification, notice or other communication (including those by telephone, telex, telegram, telecopy or e-mail) believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and upon the advice and statements of Agent Professionals.
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          Section 13.4 Action Upon Default. Agent shall not be deemed to have knowledge of any Default or Event of Default unless it has received written notice from a Lender or Borrower specifying the occurrence and nature thereof. If any Lender acquires knowledge of a Default or Event of Default, it shall promptly notify Agent and the other Lenders thereof in writing. Each Lender agrees that, except as otherwise provided in any Loan Documents or with the written consent of Agent and Required Lenders, it will not take any Enforcement Action, accelerate Obligations under any Loan Documents, or exercise any right that it might otherwise have under Applicable Law to credit bid at foreclosure sales, UCC sales or other similar dispositions of Collateral. Notwithstanding the foregoing, however, a Lender may take action to preserve or enforce its rights against an Obligor where a deadline or limitation period is applicable that would, absent such action, bar enforcement of Obligations held by such Lender, including the filing of proofs of claim in an Insolvency Proceeding.
          Section 13.5 Ratable Sharing. If any Lender shall obtain any payment or reduction of any Obligation, whether through set-off or otherwise, in excess of its share of such Obligation, determined on a Pro Rata basis or in accordance with Section 5.6.1, as applicable, such Lender shall forthwith purchase from Agent, Issuing Bank and the other Lenders such participations in the affected Obligation as are necessary to cause the purchasing Lender to share the excess payment or reduction on a Pro Rata basis or in accordance with Section 5.6.1, as applicable. If any of such payment or reduction is thereafter recovered from the purchasing Lender, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. No Lender shall set off against any Dominion Account without the prior consent of Agent.
          Section 13.6 Indemnification of Agent Indemnitees. EACH LENDER SHALL INDEMNIFY AND HOLD HARMLESS AGENT INDEMNITEES, TO THE EXTENT NOT REIMBURSED BY OBLIGORS (BUT WITHOUT LIMITING THE INDEMNIFICATION OBLIGATIONS OF OBLIGORS UNDER ANY LOAN DOCUMENTS), ON A PRO RATA BASIS, AGAINST ALL CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY AGENT INDEMNITEE, PROVIDED THE CLAIM RELATES TO OR ARISES FROM AN AGENT INDEMNITEE ACTING AS OR FOR AGENT (IN ITS CAPACITY AS AGENT). In Agent’s discretion, it may reserve for any such Claims made against an Agent Indemnitee, and may satisfy any judgment, order or settlement relating thereto, from proceeds of Collateral prior to making any distribution of Collateral proceeds to Lenders. If Agent is sued by any receiver, bankruptcy trustee, debtor-in-possession or other Person for any alleged preference or fraudulent transfer, then any monies paid by Agent in settlement or satisfaction of such proceeding, together with all interest, costs and expenses (including attorneys’ fees) incurred in the defense of same, shall be promptly reimbursed to Agent by each Lender to the extent of its Pro Rata share.
          Section 13.7 Limitation on Responsibilities of Agent. Agent shall not be liable to Lenders for any action taken or omitted to be taken under the Loan Documents, except for losses directly and solely caused by Agent’s gross negligence or willful misconduct. Agent does not assume any responsibility for any failure or delay in performance or any breach by any
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Obligor or Lender of any obligations under the Loan Documents. Agent does not make to Lenders any express or implied warranty, representation or guarantee with respect to any Obligations, Collateral, Loan Documents or Obligor. No Agent Indemnitee shall be responsible to Lenders for any recitals, statements, information, representations or warranties contained in any Loan Documents; the execution, validity, genuineness, effectiveness or enforceability of any Loan Documents; the genuineness, enforceability, collectability, value, sufficiency, location or existence of any Collateral, or the validity, extent, perfection or priority of any Lien therein; the validity, enforceability or collectability of any Obligations; or the assets, liabilities, financial condition, results of operations, business, creditworthiness or legal status of any Obligor or Account Debtor. No Agent Indemnitee shall have any obligation to any Lender to ascertain or inquire into the existence of any Default or Event of Default, the observance or performance by any Obligor of any terms of the Loan Documents, or the satisfaction of any conditions precedent contained in any Loan Documents.
          Section 13.8 Successor Agent and Co-Agents.
          13.8.1 Resignation; Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving at least 30 days written notice thereof to Lenders and Borrower. Upon receipt of such notice, Required Lenders shall have the right to appoint a successor Agent which shall be (a) a Lender or an Affiliate of a Lender; or (b) a commercial bank that is organized under the laws of the United States or any state or district thereof, has a combined capital surplus of at least $200,000,000 and (provided no Default or Event of Default exists) is reasonably acceptable to Borrower. If no successor agent is appointed prior to the effective date of the resignation of Agent, then Agent may appoint a successor agent from among Lenders. Upon acceptance by a successor Agent of an appointment to serve as Agent hereunder, such successor Agent shall thereupon succeed to and become vested with all the powers and duties of the retiring Agent without further act, and the retiring Agent shall be discharged from its duties and obligations hereunder but shall continue to have the benefits of the indemnification set forth in Sections 13.6 and 15.2. Notwithstanding any Agent’s resignation, the provisions of this Article XII shall continue in effect for its benefit with respect to any actions taken or omitted to be taken by it while Agent. Any successor to Bank of America by merger or acquisition of stock or this loan shall continue to be Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.
          13.8.2 Separate Collateral Agent. It is the intent of the parties that there shall be no violation of any Applicable Law denying or restricting the right of financial institutions to transact business in any jurisdiction. If Agent believes that it may be limited in the exercise of any rights or remedies under the Loan Documents due to any Applicable Law, Agent may appoint an additional Person who is not so limited, as a separate collateral agent or co-collateral agent. If Agent so appoints a collateral agent or co-collateral agent, each right and remedy intended to be available to Agent under the Loan Documents shall also be vested in such separate agent. Every covenant and obligation necessary to the exercise thereof by such agent shall run to and be enforceable by it as well as Agent. Lenders shall execute and deliver such documents as
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Agent deems appropriate to vest any rights or remedies in such agent. If any collateral agent or co-collateral agent shall die or dissolve, become incapable of acting, resign or be removed, then all the rights and remedies of such agent, to the extent permitted by Applicable Law, shall vest in and be exercised by Agent until appointment of a new agent.
          Section 13.9 Due Diligence and Non-Reliance. Each Lender acknowledges and agrees that it has, independently and without reliance upon Agent or any other Lenders, and based upon such documents, information and analyses as it has deemed appropriate, made its own credit analysis of each Obligor and its own decision to enter into this Agreement and to fund Loans and participate in LC Obligations hereunder. Each Lender has made such inquiries concerning the Loan Documents, the Collateral and each Obligor as such Lender feels necessary. Each Lender further acknowledges and agrees that the other Lenders and Agent have made no representations or warranties concerning any Obligor, any Collateral or the legality, validity, sufficiency or enforceability of any Loan Documents or Obligations. Each Lender will, independently and without reliance upon the other Lenders or Agent, and based upon such financial statements, documents and information as it deems appropriate at the time, continue to make and rely upon its own credit decisions in making Loans and participating in LC Obligations, and in taking or refraining from any action under any Loan Documents. Except for notices, reports and other information expressly requested by a Lender, Agent shall have no duty or responsibility to provide any Lender with any notices, reports or certificates furnished to Agent by any Obligor or any credit or other information concerning the affairs, financial condition, business or Properties of any Obligor (or any of its Affiliates) which may come into possession of Agent or any of Agent’s Affiliates.
          Section 13.10 Replacement of Certain Lenders. If a Lender (a) is a Defaulting Lender, or (b) fails to give its consent to any amendment, waiver or action for which consent of all Lenders was required and Required Lenders consented, then, in addition to any other rights and remedies that any Person may have, Agent may, by notice to such Lender within 120 days after such event, require such Lender to assign all of its rights and obligations under the Loan Documents to Eligible Assignee(s) specified by Agent, pursuant to appropriate Assignment and Acceptance(s) and within 20 days after Agent’s notice. Agent is irrevocably appointed as attorney-in-fact to execute any such Assignment and Acceptance if the Lender fails to execute same. Such Lender shall be entitled to receive, in cash, concurrently with such assignment, all amounts owed to it under the Loan Documents, including all principal, interest and fees through the date of assignment (but excluding any prepayment charge).
          Section 13.11 Remittance of Payments and Collections.
          13.11.1 Remittances Generally. All payments by any Lender to Agent shall be made by the time and on the day set forth in this Agreement, in immediately available funds. If no time for payment is specified or if payment is due on demand by Agent and request for payment is made by Agent by 11:00 a.m. on a Business Day, payment shall be made by Lender not later than 2:00 p.m. on such day, and if request is made after 11:00 a.m., then payment shall be made by 11:00 a.m. on the next Business Day. Payment by Agent to any Lender shall be
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made by wire transfer, in the type of funds received by Agent. Any such payment shall be subject to Agent’s right of offset for any amounts due from such Lender under the Loan Documents.
          13.11.2 Failure to Pay. If any Lender fails to pay any amount when due by it to Agent pursuant to the terms hereof, such amount shall bear interest from the due date until paid at the rate determined by Agent as customary in the banking industry for interbank compensation. In no event shall Borrower be entitled to receive credit for any interest paid by a Lender to Agent, nor shall any Defaulting Lender be entitled to interest on any amounts held by Agent pursuant to Section 4.2.
          13.11.3 Recovery of Payments. If Agent pays any amount to a Lender in the expectation that a related payment will be received by Agent from an Obligor and such related payment is not received, then Agent may recover such amount from each Lender that received it. If Agent determines at any time that an amount received under any Loan Document must be returned to an Obligor or paid to any other Person pursuant to Applicable Law or otherwise, then, notwithstanding any other term of any Loan Document, Agent shall not be required to distribute such amount to any Lender. If any amounts received and applied by Agent to any Obligations are later required to be returned by Agent pursuant to Applicable Law, each Lender shall pay to Agent, on demand, such Lender’s Pro Rata share of the amounts required to be returned.
          Section 13.12 Agent in its Individual Capacity. As a Lender, Bank of America shall have the same rights and remedies under the other Loan Documents as any other Lender, and the terms “Lenders,” “Required Lenders” or any similar term shall include Bank of America in its capacity as a Lender. Each of Bank of America and its Affiliates may accept deposits from, maintain deposits or credit balances for, invest in, lend money to, provide Bank Products to, act as trustee under indentures of, serve as financial or other advisor to, and generally engage in any kind of business with, Obligors and their Affiliates, as if Bank of America were any other bank, without any duty to account therefor (including any fees or other consideration received in connection therewith) to the other Lenders. In their individual capacity, Bank of America and its Affiliates may receive information regarding Obligors, their Affiliates and their Account Debtors (including information subject to confidentiality obligations), and each Lender agrees that Bank of America and its Affiliates shall be under no obligation to provide such information to Lenders, if acquired in such individual capacity and not as Agent hereunder.
          Section 13.13 Agent Titles. Each Lender, other than Bank of America, that is designated (on the cover page of this Agreement or otherwise) by Bank of America as an “Agent” or “Arranger” of any type shall not have any right, power, responsibility or duty under any Loan Documents other than those applicable to all Lenders, and shall in no event be deemed to have any fiduciary relationship with any other Lender.
          Section 13.14 No Third Party Beneficiaries. This Article XIII is an agreement solely among Lenders and Agent, and shall survive Full Payment of the Obligations. This
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Article XIII does not confer any rights or benefits upon any Obligor or any other Person. As between Obligors and Agent, any action that Agent may take under any Loan Documents or with respect to any Obligations shall be conclusively presumed to have been authorized and directed by Lenders.
ARTICLE XIV
BENEFIT OF AGREEMENT; ASSIGNMENTS AND PARTICIPATIONS
          Section 14.1 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of Obligors, Agent, Lenders, and their respective successors and assigns, except that (a) no Obligor shall have the right to assign its rights or delegate its obligations under any Loan Documents; and (b) any assignment by a Lender must be made in compliance with Section 14.3. Agent may treat the Person which made any Loan as the owner thereof for all purposes until such Person makes an assignment in accordance with Section 14.3. Any authorization or consent of a Lender shall be conclusive and binding on any subsequent transferee or assignee of such Lender.
          Section 14.2 Participations.
          14.2.1 Permitted Participants; Effect. Any Lender may, in the ordinary course of its business and in accordance with Applicable Law, at any time sell to a financial institution (“Participant”) a participating interest in the rights and obligations of such Lender under any Loan Documents. Despite any sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for performance of such obligations, such Lender shall remain the holder of its Loans and Commitments for all purposes, all amounts payable by Borrower shall be determined as if such Lender had not sold such participating interests, and Borrower and Agent shall continue to deal solely and directly with such Lender in connection with the Loan Documents. Each Lender shall be solely responsible for notifying its Participants of any matters under the Loan Documents, and Agent and the other Lenders shall not have any obligation or liability to any such Participant.
          14.2.2 Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, waiver or other modification of any Loan Documents other than that which forgives principal, interest or fees, reduces the stated interest rate or fees payable with respect to any Loan or Commitment in which such Participant has an interest, postpones the Commitment Termination Date or any date fixed for any regularly scheduled payment of principal, interest or fees on such Loan or Commitment, or releases Borrower, Guarantor or substantial portion of the Collateral.
          14.2.3 Benefit of Set-Off. Borrower agrees that each Participant shall have a right of set-off in respect of its participating interest to the same extent as if such interest were owing directly to a Lender, and each Lender shall also retain the right of set-off with respect to
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any participating interests sold by it. By exercising any right of set-off, a Participant agrees to share with Lenders all amounts received through its set-off, in accordance with Section 14.5 as if such Participant were a Lender.
          Section 14.3 Assignments.
          14.3.1 Permitted Assignments. A Lender may assign to an Eligible Assignee any of its rights and obligations under the Loan Documents, as long as (a) each assignment is of a constant, and not a varying, percentage of the transferor Lender’s rights and obligations under the Loan Documents and, in the case of a partial assignment, is in a minimum principal amount of $10,000,000 (unless otherwise agreed by Agent in its discretion) and integral multiples of $2,000,000 in excess of that amount; (b) except in the case of an assignment in whole of a Lender’s rights and obligations, the aggregate amount of the Commitments retained by the transferor Lender is at least $10,000,000 (unless otherwise agreed by Agent in its discretion); and (c) the parties to each such assignment shall execute and deliver to Agent, for its acceptance and recording, an Assignment and Acceptance. Nothing herein shall limit the right of a Lender to pledge or assign any rights under the Loan Documents to (i) any Federal Reserve Bank or the United States Treasury as collateral security pursuant to Regulation A of the Board of Governors and any Operating Circular issued by such Federal Reserve Bank, or (ii) counterparties to swap agreements relating to any Loans; provided, however, that any payment by Borrower to the assigning Lender in respect of any Obligations assigned as described in this sentence shall satisfy Borrower’s obligations hereunder to the extent of such payment, and no such assignment shall release the assigning Lender from its obligations hereunder.
          14.3.2 Effect; Effective Date. Upon delivery to Agent and Borrower of an assignment notice in the form of Exhibit C and payment of a processing fee of $3,500 to Agent (unless otherwise agreed by Agent in its discretion), the assignment shall become effective as specified in the notice, if it complies with this Section 14.3. From such effective date, the Eligible Assignee shall for all purposes be a Lender under the Loan Documents, and shall have all rights and obligations of a Lender thereunder. Upon consummation of an assignment, the transferor Lender, Agent and Borrower shall make appropriate arrangements for issuance of replacement and/or new Notes, as applicable. The transferee Lender shall comply with Section 5.10 and deliver, upon request, an administrative questionnaire satisfactory to Agent.
ARTICLE XV
MISCELLANEOUS
          Section 15.1 Consents, Amendments and Waivers.
          15.1.1 Amendment. No modification of any Loan Document, including any extension or amendment of a Loan Document or any waiver of a Default or Event of Default, shall be effective without the prior written agreement of Agent (with the consent of Required
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Lenders) and each Obligor party to such Loan Document; provided, however, that except as contemplated by Section 2.2
          (a) without the prior written consent of Agent, no modification shall be effective with respect to any provision in a Loan Document that relates to any rights, duties or discretion of Agent;
          (b) without the prior written consent of Issuing Bank, no modification shall be effective with respect to any LC Obligations or Section 2.3;
          (c) without the prior written consent of each affected Lender, no modification shall be effective that would (i) increase the Commitment of such Lender; or (ii) reduce the amount of, or waive or delay payment of, any principal, interest or fees payable to such Lender; and
          (d) without the prior written consent of all Lenders (except a Defaulting Lender as provided in Section 4.2), no modification shall be effective that would (i) extend the Revolver Termination Date; (ii) alter Section 5.6, 7.1 (except to add Collateral) or 15.1.1; (iii) amend the definition of Borrowing Base (or any defined term used in such definition), Pro Rata or Required Lenders; (iv) increase any advance rate, decrease the Availability Block or increase total Commitments; (vi) release Collateral with a book value greater than $5,000,000 during any calendar year, except as currently contemplated by the Loan Documents; or (vii) release any Obligor from liability for any Obligations, if such Obligor is Solvent at the time of the release.
          15.1.2 Limitations. The agreement of Borrower shall not be necessary to the effectiveness of any modification of a Loan Document that deals solely with the rights and duties of Lenders, Agent and/or Issuing Bank as among themselves. Only the consent of the parties to the Fee Letter or any agreement relating to a Bank Product shall be required for any modification of such agreement, and any non-Lender that is party to a Bank Product agreement shall have no right to participate in any manner in modification of any other Loan Document. Any waiver or consent granted by Agent or Lenders hereunder shall be effective only if in writing and only for the matter specified.
          15.1.3 Payment for Consents. No Obligor will, directly or indirectly, pay any remuneration or other thing of value, whether by way of additional interest, fee or otherwise, to any Lender (in its capacity as a Lender hereunder) as consideration for agreement by such Lender with any modification of any Loan Documents, unless such remuneration or value is concurrently paid, on the same terms, on a Pro Rata basis to all Lenders providing their consent.
          Section 15.2 Indemnity. EACH OBLIGOR SHALL INDEMNIFY AND HOLD HARMLESS THE INDEMNITEES AGAINST ANY CLAIMS THAT MAY BE INCURRED BY OR ASSERTED AGAINST ANY INDEMNITEE, INCLUDING CLAIMS ARISING FROM THE NEGLIGENCE OF AN INDEMNITEE. In no event shall any party to a Loan Document have any obligation thereunder to indemnify or hold harmless an
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Indemnitee with respect to a Claim that is determined in a final, non-appealable judgment by a court of competent jurisdiction to result from the gross negligence or willful misconduct of such Indemnitee.
          Section 15.3 Notices and Communications.
          15.3.1 Notice Address. Subject to Section 4.1.4, all notices and other communications by or to a party hereto shall be in writing and shall be given to any Obligor, at Parent’s address shown on the signature pages hereof, and to any other Person at its address shown on the signature pages hereof (or, in the case of a Person who becomes a Lender after the Closing Date, at the address shown on its Assignment and Acceptance or Assumption Agreement, as applicable), or at such other address as a party may hereafter specify by notice in accordance with this Section 15.3. Each such notice or other communication shall be effective only (a) if given by facsimile transmission, when transmitted to the applicable facsimile number, if confirmation of receipt is received; (b) if given by mail, three Business Days after deposit in the U.S. mail, with first-class postage pre-paid, addressed to the applicable address; or (c) if given by personal delivery, when duly delivered to the notice address with receipt acknowledged. Notwithstanding the foregoing, no notice to Agent pursuant to Section 2.1.4, 2.3, 3.1.2, 4.1.1 or 5.3.3 shall be effective until actually received by the individual to whose attention at Agent such notice is required to be sent. Any written notice or other communication that is not sent in conformity with the foregoing provisions shall nevertheless be effective on the date actually received by the noticed party. Any notice received by Parent shall be deemed received by all Obligors.
          15.3.2 Electronic Communications; Voice Mail. Electronic mail and internet websites may be used only for routine communications, such as financial statements, Borrowing Base Certificates and other information required by Section 10.1.2, administrative matters, distribution of Loan Documents for execution, and matters permitted under Section 4.1.4. Agent and Lenders make no assurances as to the privacy and security of electronic communications. Electronic and voice mail may not be used as effective notice under the Loan Documents.
          15.3.3 Non-Conforming Communications. Agent and Lenders may rely upon any notices purportedly given by or on behalf of any Obligor even if such notices were not made in a manner specified herein, were incomplete or were not confirmed, or if the terms thereof, as understood by the recipient, varied from a later confirmation. Each Obligor shall indemnify and hold harmless each Indemnitee from any liabilities, losses, costs and expenses arising from any telephonic communication purportedly given by or on behalf of an Obligor to the extent provided in Section 15.2.
          Section 15.4 Performance of Borrower’s Obligations. Agent may, in its discretion at any time and from time to time, at Borrower’s expense, pay any amount or do any act required of Borrower under any Loan Documents or otherwise lawfully requested by Agent to (a) enforce any Loan Documents or collect any Obligations; (b) protect, insure, maintain or realize upon any Collateral; or (c) defend or maintain the validity or priority of Agent’s Liens in
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any Collateral, including any payment of a judgment, insurance premium, warehouse charge, finishing or processing charge, or landlord claim, or any discharge of a Lien. All payments, costs and expenses (including Extraordinary Expenses) of Agent under this Section shall be reimbursed to Agent by Borrower, on demand, with interest from the date incurred to the date of payment thereof at the rate then applicable to Base Rate Loans. Any payment made or action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default or to exercise any other rights or remedies under the Loan Documents.
          Section 15.5 Credit Inquiries. Each of Parent and Borrower hereby authorizes Agent and Lenders (but they shall have no obligation) to respond to usual and customary credit inquiries from third parties concerning Parent or any Subsidiary.
          Section 15.6 Severability. Wherever possible, each provision of the Loan Documents shall be interpreted in such manner as to be valid under Applicable Law. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of the Loan Documents shall remain in full force and effect.
          Section 15.7 Cumulative Effect; Conflict of Terms. The provisions of the Loan Documents are cumulative. The parties acknowledge that the Loan Documents may use several limitations, tests or measurements to regulate similar matters, and they agree that these are cumulative and that each must be performed as provided. Except as otherwise provided in another Loan Document (by specific reference to the applicable provision of this Agreement), if any provision contained herein is in direct conflict with any provision in another Loan Document, the provision herein shall govern and control.
          Section 15.8 Counterparts. Any Loan Document may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when Agent has received counterparts bearing the signatures of all parties hereto. Delivery of a signature page of any Loan Document by telecopy or other electronic means shall be effective as delivery of a manually executed counterpart of such agreement.
          Section 15.9 Entire Agreement. Time is of the essence of the Loan Documents. The Loan Documents constitute the entire contract among the parties relating to the subject matter hereof, and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.
          Section 15.10 Relationship with Lenders. The obligations of each Lender hereunder are several, and no Lender shall be responsible for the obligations or Commitments of any other Lender. Amounts payable hereunder to each Lender shall be a separate and independent debt. It shall not be necessary for Agent or any other Lender to be joined as an additional party in any proceeding for such purposes. Nothing in this Agreement and no action of Agent or Lenders pursuant to the Loan Documents shall be deemed to constitute Agent and
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Lenders to be a partnership, association, joint venture or any other kind of entity, nor to constitute control of Borrower.
          Section 15.11 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated by any Loan Document, Borrower acknowledges and agrees that (a)(i) this credit facility and any related arranging or other services by Agent, any Lender, any of their Affiliates or any arranger are arm’s-length commercial transactions between Borrower and such Person; (ii) Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate; and (iii) Borrower is capable of evaluating and understanding, and does understand and accept, the terms, risks and conditions of the transactions contemplated by the Loan Documents; (b) each of Agent, Lenders, their Affiliates and any arranger is and has been acting solely as a principal in connection with this credit facility, is not the financial advisor, agent or fiduciary for Borrower, any of its Affiliates or any other Person, and has no obligation with respect to the transactions contemplated by the Loan Documents except as expressly set forth therein; and (c) Agent, Lenders, their Affiliates and any arranger may be engaged in a broad range of transactions that involve interests that differ from those of Borrower and its Affiliates, and have no obligation to disclose any of such interests to Borrower or its Affiliates. To the fullest extent permitted by Applicable Law, each Obligor hereby waives and releases any claims that it may have against Agent, Lenders, their Affiliates and any arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated by a Loan Document.
          Section 15.12 Confidentiality. Each of Agent, Lenders and Issuing Bank agrees to maintain the confidentiality of all Information (as defined below), except that Information may be disclosed (a) to its Affiliates, and to its and their partners, directors, officers, employees, agents, advisors and representatives (provided such Persons are informed of the confidential nature of the Information and instructed to keep it confidential); (b) to the extent requested by any governmental, regulatory or self-regulatory authority purporting to have jurisdiction over it or its Affiliates; (c) to the extent required by Applicable Law or by any subpoena or other legal process (provided, however, that to the extent practicable and permitted by Applicable Law, Agent, the Lender or the Issuing Bank, as applicable, shall use reasonable efforts to provide Parent with prior notice of its intent to disclose any confidential information in accordance with this clause (c), so as to allow the affected Obligor the opportunity to obtain a protective order or similar court protection); (d) to any other party hereto; (e) in connection with any action or proceeding, or other exercise of rights or remedies, relating to any Loan Documents or Obligations; (f) subject to an agreement containing provisions substantially the same as this Section, to any Transferee or any actual or prospective party (or its advisors) to any Bank Product; (g) with the consent of Parent; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) is available to Agent, any Lender, Issuing Bank or any of their Affiliates on a nonconfidential basis from a source other than an Obligor. Notwithstanding the foregoing, Agent and Lenders may publish or disseminate general information describing this credit facility, including the names and addresses of Borrower and Parent and a general description of Parent’s and Borrower’s businesses, and may use Parent’s and Borrower’s logos, trademarks or product photographs in advertising
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

materials, subject to Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned. As used herein, “Information” means all information received from an Obligor or Subsidiary relating to it or its business that is identified as confidential when delivered or that a reasonable Person would understand is confidential. Any Person required to maintain the confidentiality of Information pursuant to this Section shall be deemed to have complied if it exercises the same degree of care that it accords to its own confidential information. Each of Agent, Lenders and Issuing Bank acknowledges that (i) Information may include material non-public information concerning an Obligor or Subsidiary; (ii) it has developed compliance procedures regarding the use of material non-public information; and (iii) it will handle such material non-public information in accordance with Applicable Law, including federal and state securities laws.
          Section 15.13 GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, UNLESS OTHERWISE SPECIFIED, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA, WITHOUT GIVING EFFECT TO ANY CONFLICT OF LAW PRINCIPLES (BUT GIVING EFFECT TO FEDERAL LAWS RELATING TO NATIONAL BANKS).
          Section 15.14 Consent to Forum; Arbitration.
          15.14.1 Forum. EACH OBLIGOR HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF ANY FEDERAL OR STATE COURT SITTING IN OR WITH JURISDICTION OVER LOS ANGELES COUNTY, CALIFORNIA, IN ANY PROCEEDING OR DISPUTE RELATING IN ANY WAY TO ANY LOAN DOCUMENTS, AND AGREES THAT ANY SUCH PROCEEDING SHALL BE BROUGHT BY IT SOLELY IN ANY SUCH COURT. EACH OBLIGOR IRREVOCABLY WAIVES ALL CLAIMS, OBJECTIONS AND DEFENSES THAT IT MAY HAVE REGARDING SUCH COURT’S PERSONAL OR SUBJECT MATTER JURISDICTION, VENUE OR INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 15.3.1. Nothing herein shall limit the right of Agent or any Lender to bring proceedings against any Obligor in any other court, nor limit the right of any party to serve process in any other manner permitted by Applicable Law. Nothing in this Agreement shall be deemed to preclude enforcement by Agent of any judgment or order obtained in any forum or jurisdiction.
          15.14.2 Arbitration. Notwithstanding any other provision of this Agreement to the contrary, any controversy or claim among the parties relating in any way to any Obligations or Loan Documents, including any alleged tort, shall at the request of any party hereto be determined by binding arbitration conducted in accordance with the United States Arbitration Act (Title 9 U.S. Code). Arbitration proceedings will be determined in accordance with the Act, the then-current rules and procedures for the arbitration of financial services disputes of the American Arbitration Association (“AAA”), and the terms of this Section. In the event of any inconsistency, the terms of this Section shall control. If AAA is unwilling or unable to serve as
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

the provider of arbitration or to enforce any provision of this Section, Agent may designate another arbitration organization with similar procedures to serve as the provider of arbitration. The arbitration proceedings shall be conducted in Los Angeles or Pasadena, California. The arbitration hearing shall commence within 90 days of the arbitration demand and close within 90 days thereafter. The arbitration award must be issued within 30 days after close of the hearing (subject to extension by the arbitrator for up to 60 days upon a showing of good cause), and shall include a concise written statement of reasons for the award. The arbitrator shall give effect to applicable statutes of limitation in determining any controversy or claim, and for these purposes, service on AAA under applicable AAA rules of a notice of claim is the equivalent of the filing of a lawsuit. Any dispute concerning this Section or whether a controversy or claim is arbitrable shall be determined by the arbitrator. The arbitrator shall have the power to award legal fees to the extent provided by this Agreement. Judgment upon an arbitration award may be entered in any court having jurisdiction. The arbitrator shall not have the power to commit errors of law or legal reasoning, and any award may be reviewed and vacated or corrected on appeal to a court of competent jurisdiction for any such error. The institution and maintenance of an action for judicial relief or pursuant to a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief. No controversy or claim shall be submitted to arbitration without the consent of all parties if, at the time of the proposed submission, such controversy or claim relates to an obligation secured by Real Estate, but if all parties do not consent to submission of such a controversy or claim to arbitration, it shall be determined as provided in the next sentence. At the request of any party, a controversy or claim that is not submitted to arbitration as provided above shall be determined by judicial reference; and if such an election is made, the parties shall designate to the court a referee or referees selected under the auspices of the AAA in the same manner as arbitrators are selected in AAA sponsored proceedings and the presiding referee of the panel (or the referee if there is a single referee) shall be an active attorney or retired judge; and judgment upon the award rendered by such referee or referees shall be entered in the court in which proceeding was commenced. None of the foregoing provisions of this Section shall limit the right of Agent or Lenders to exercise self-help remedies, such as setoff, foreclosure or sale of any Collateral or to obtain provisional or ancillary remedies from a court of competent jurisdiction before, after or during any arbitration proceeding. The exercise of a remedy does not waive the right of any party to resort to arbitration or reference.
          Section 15.15 Waivers by Obligors. To the fullest extent permitted by Applicable Law, each Obligor waives (a) the right to trial by jury (which Agent and each Lender hereby also waives) in any proceeding or dispute of any kind relating in any way to any Loan Documents, Obligations or Collateral; (b) presentment, demand, protest, notice of presentment, default, non-payment, maturity, release, compromise, settlement, extension or renewal of any commercial paper, accounts, documents, instruments, chattel paper and guaranties at any time held by Agent on which an Obligor may in any way be liable, and hereby ratifies anything Agent may do in this regard; (c) notice prior to taking possession or control of any Collateral; (d) any bond or security that might be required by a court prior to allowing Agent to exercise any rights or remedies; (e) the benefit of all valuation,
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

appraisement and exemption laws; (f) any claim against Agent or any Lender, on any theory of liability, for special, indirect, consequential, exemplary or punitive damages (as opposed to direct or actual damages) in any way relating to any Enforcement Action, Obligations, Loan Documents or transactions relating thereto; and (g) notice of acceptance hereof. Each Obligor acknowledges that the foregoing waivers are a material inducement to Agent and Lenders entering into this Agreement and that Agent and Lenders are relying upon the foregoing in their dealings with Obligors. Each Obligor has reviewed the foregoing waivers with its legal counsel and has knowingly and voluntarily waived its jury trial and other rights following consultation with legal counsel. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.
          Section 15.16 Patriot Act Notice. Agent and Lenders hereby notify Obligors that pursuant to the requirements of the Patriot Act, Agent and Lenders are required to obtain, verify and record information that identifies each Obligor, including its legal name, address, tax ID number and other information that will allow Agent and Lenders to identify it in accordance with the Patriot Act. Agent and Lenders will also require information regarding each personal guarantor, if any, and may require information regarding Obligors’ management and owners, such as legal name, address, social security number and date of birth.
          Section 15.17 Judgment Currency.
          15.17.1 If for the purposes of obtaining judgment in any court or through an arbitration proceeding it is necessary to convert the sum due hereunder or under the Notes in any currency (the “Original Currency”) into another currency (the “Other Currency”) the parties hereto agree, to the fullest extent that they may effectively do so, that the rates of exchange used shall be that at which is in accordance with normal banking procedures the Agent could purchase the Original Currency with the Other Currency on the first Business Day preceding that on which final judgment or award is given.
          15.17.2 The obligations of Borrower in respect of any sum due in the Original Currency from it to the Agent or any Lender hereunder or under any Note shall, notwithstanding any judgment in any Other Currency, be discharged only to the extent that on the Business Day following receipt by Agent or such Lender of any sum adjudged to be so due in such Other Currency may in accordance with the normal banking procedures purchase Original Currency with such Other Currency. If the amount of the Original Currency so purchased is less than the sum originally due to Agent or Lender in the Original Currency, Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify Agent and such Lender against such loss.
[Remainder of page intentionally left blank; signatures begin on following page]
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

          IN WITNESS WHEREOF, this Agreement has been executed and delivered as of the date set forth above.

BORROWER:

The Common Seal of TRIDENT MICROSYSTEMS (HONG KONG) LIMITED was affixed to this Deed in the presence of:

/s/ Pete J. Mangan

Director

Witnessed by:
Signature:	/s/ David L. Teichmann

Name:	David L. Teichmann

Address:	1170 Kifer Road Sunnyvale, CA 94086

Address for Notices: 1170 Kifer Road Sunnyvale, CA 94086
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

GUARANTORS:

Executed as a Deed by TRIDENT MICROSYSTEMS (FAR EAST) LTD.

By:	/s/ Pete J. Mangan

Title: Pete J. Mangan, Director
Address: 1170 Kifer Road Sunnyvale, CA 94086

Attn: Legal Department
Telecopy: +1 (408) 991-9309

In the presence of:

/s/ David L. Teichmann
Witness Name: David L. Teichmann
Witness Occupation: Attorney
Witness Address: 1170 Kifer Road Sunnyvale, CA 94086

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
Trident 2011 Loan Agreement

TRIDENT MICROSYSTEMS, INC.

By:	/s/ Pete J. Mangan
Name Pete J. Mangan
Title: EVP and CFO
Address: 1170 Kifer Road Sunnyvale, CA 94086

Attn: Legal Department
Telecopy: +1 (408) 991-9309
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
Trident 2011 Loan Agreement

AGENT AND LENDERS:

BANK OF AMERICA, N.A. (ACTING THROUGH ITS SINGAPORE BRANCH), as Agent and Lender

By:	/s/ David Knoblauch
Name: David Knoblauch
Title: SVP
Address: 55 South Lake Avenue, Suite 900 Pasadena, CA 91101 Attn: Portfolio Manager Telecopy: 626-584-4600
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.
Trident 2011 Loan Agreement

SCHEDULE 1.1
to
Loan, Guaranty and Security Agreement
COMMITMENTS OF LENDERS

Lender	Commitment
Bank of America, N.A.	$40,000,000
TOTAL:	$40,000,000
[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Exhibit A
to
Loan, Guaranty and Security Agreement
REVOLVER NOTE

[Date]	$	Pasadena, California
     TRIDENT MICROSYSTEMS (HONG KONG) LIMITED, a Hong Kong limited company, (“Borrower”), for value received, hereby unconditionally promises to pay to the order of                                          (“Lender”), the principal sum of                                            DOLLARS ($                    ), or such lesser amount as may be advanced by Lender as Loans and owing as LC Obligations from time to time under the Loan Agreement described below, together with all accrued and unpaid interest thereon. Terms are used herein as defined in the Loan, Guaranty and Security Agreement dated as of February 9, 2011, among Borrower, certain Affiliates of Borrower from time to time party thereto as Guarantors, Bank of America, N.A., as Agent, Lender, and certain other financial institutions, as such agreement may be amended, modified, renewed or extended from time to time (“Loan Agreement”).
     Principal of and interest on this Note from time to time outstanding shall be due and payable as provided in the Loan Agreement. This Note is issued pursuant to and evidences Loans and LC Obligations under the Loan Agreement, to which reference is made for a statement of the rights and obligations of Lender and the duties and obligations of Borrower. The Loan Agreement contains provisions for acceleration of the maturity of this Note upon the happening of certain stated events, and for the borrowing, prepayment and reborrowing of amounts upon specified terms and conditions.
     The holder of this Note is hereby authorized by Borrower to record on a schedule annexed to this Note (or on a supplemental schedule) the amounts owing with respect to Loans and LC Obligations, and the payment thereof. Failure to make any notation, however, shall not affect the rights of the holder of this Note or any obligations of Borrower hereunder or under any other Loan Documents.
     Time is of the essence of this Note. Borrower and all endorsers, sureties and guarantors of this Note hereby severally waive demand, presentment for payment, protest, notice of protest, notice of intention to accelerate the maturity of this Note, diligence in collecting, the bringing of any suit against any party, and any notice of or defense on account of any extensions, renewals, partial payments, or changes in any manner of or in this Note or in any of its terms, provisions and covenants, or any releases or substitutions of any security, or any delay, indulgence or other act of any trustee or any holder hereof, whether before or after maturity. Borrower agrees to pay, and to save the holder of this Note harmless against, any liability for the payment of all costs and expenses (including without limitation reasonable attorneys’ fees) if this Note is collected by or through an attorney-at-law.
     In no contingency or event whatsoever shall the amount paid or agreed to be paid to the holder of this Note for the use, forbearance or detention of money advanced hereunder exceed the highest lawful rate permitted under Applicable Law. If any such excess amount is inadvertently paid by Borrower or inadvertently received by the holder of this Note, such excess shall be returned to Borrower or credited as a payment of principal, in accordance with the Loan Agreement. It is the intent hereof that Borrower not pay or contract to pay, and that holder of this Note not receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by Borrower under Applicable Law.
     This Note shall be governed by the laws of the State of California, without giving effect to any conflict of law principles (but giving effect to federal laws relating to national banks).

     IN WITNESS WHEREOF, this Revolver Note is executed as of the date set forth above.

Attest:

Secretary	By

Title:
[Seal]

Attest:

Secretary	By

Title:
[Seal]

Attest:

Secretary	By

Title:
[Seal]

Exhibit B
to
Loan, Guaranty and Security Agreement
ASSIGNMENT AND ACCEPTANCE
          Reference is made to the Loan, Guaranty and Security Agreement dated as of February 9, 2011, as amended (“Loan Agreement”), among TRIDENT MICROSYSTEMS (HONG KONG) LIMITED (“Borrower”), certain Affiliates of Borrower from time to time party thereto as Guarantors, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders. Terms are used herein as defined in the Loan Agreement.                                                                                      (“Assignor”)                      and                                                                                       (“Assignee”) agree as follows:
          1. Assignor hereby assigns to Assignee and Assignee hereby purchases and assumes from Assignor (a) a principal amount of $________ of Assignor’s outstanding Loans and $                     of Assignor’s participations in LC Obligations and (b) the amount of $                     of Assignor’s Commitment (which represents ____% of the total Commitments) (the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated in the corresponding Assignment Notice delivered to Agent, provided such Assignment Notice is executed by Assignor, Assignee, Agent and Borrower, if applicable. From and after the Effective Date, Assignee hereby expressly assumes, and undertakes to perform, all of Assignor’s obligations in respect of the Assigned Interest, and all principal, interest, fees and other amounts which would otherwise be payable to or for Assignor’s account in respect of the Assigned Interest shall be payable to or for Assignee’s account, to the extent such amounts accrue on or after the Effective Date.
     2. Assignor (a) represents that as of the date hereof, prior to giving effect to this assignment, its Commitment is $                     and the outstanding balance of its Loans and participations in LC Obligations is $                    ; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto, other than that Assignor is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim; and (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance by Borrower of its obligations under the Loan Documents. [Assignor is attaching the Note[s] held by it and requests that Agent exchange such Note[s] for new Notes payable to Assignee [and Assignor].]
     3. Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received copies of the Loan Agreement and such other Loan Documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it shall, independently and without reliance upon Assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (d) confirms that it is an Eligible Assignee; (e) appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to Agent by the terms thereof, together with such powers as are incidental thereto; (f) agrees that it will observe and perform all obligations that are required to be performed by it as a “Lender” under the Loan Documents; and (g) represents and warrants that the assignment evidenced hereby will not result in a non-exempt “prohibited transaction” under Section 406 of ERISA.

          4. This Agreement shall be governed by the laws of the State of California. If any provision is found to be invalid under Applicable Law, it shall be ineffective only to the extent of such invalidity and the remaining provisions of this Agreement shall remain in full force and effect.
          5. Each notice or other communication hereunder shall be in writing, shall be sent by messenger, by telecopy or facsimile transmission, or by first-class mail, shall be deemed given when sent and shall be sent as follows:
(a)	If to Assignee, to the following address (or to such other address as Assignee may designate from time to time):

(b)	If to Assignor, to the following address (or to such other address as Assignor may designate from time to time):

          Payments hereunder shall be made by wire transfer of immediately available Dollars as follows:
          If to Assignee, to the following account (or to such other account as Assignee may designate from time to time):

     ABA No.

     Account No.
     Reference:
          If to Assignor, to the following account (or to such other account as Assignor may designate from time to time):

     ABA No.

     Account No.
     Reference:

          IN WITNESS WHEREOF, this Assignment and Acceptance is executed as of                                         .

(“Assignee”)

By
Title:

(“Assignor”)

By

Title:

Exhibit C
to
Loan, Guaranty and Security Agreement
ASSIGNMENT NOTICE
          Reference is made to (1) the Loan, Guaranty and Security Agreement dated as of February 9, 2011, as amended (“Loan Agreement”), among TRIDENT MICROSYSTEMS (HONG KONG) LIMITED (“Borrower”), certain Affiliates of Borrower from time to time party thereto as Guarantors, BANK OF AMERICA, N.A., as agent (“Agent”) for the financial institutions from time to time party to the Loan Agreement (“Lenders”), and such Lenders; and (2) the Assignment and Acceptance dated as of                      , 20___ (“Assignment Agreement”), between                                                                 (“Assignor”) and                                             (“Assignee”). Terms are used herein as defined in the Loan Agreement.
          Assignor hereby notifies Borrower and Agent of Assignor’s intent to assign to Assignee pursuant to the Assignment Agreement (a) a principal amount of $                     of Assignor’s outstanding Loans and $                     of Assignor’s participations in LC Obligations and (b) the amount of $                     of Assignor’s Commitment (which represents                     _% of the total Commitments)(the foregoing items being, collectively, the “Assigned Interest”), together with an interest in the Loan Documents corresponding to the Assigned Interest. This Agreement shall be effective as of the date (“Effective Date”) indicated below, provided this Assignment Notice is executed by Assignor, Assignee, Agent and Borrower, if applicable. Pursuant to the Assignment Agreement, Assignee has expressly assumed all of Assignor’s obligations under the Loan Agreement to the extent of the Assigned Interest, as of the Effective Date.
          For purposes of the Loan Agreement, Agent shall deem Assignor’s Commitment to be reduced by $                    , and Assignee’s Commitment to be increased by $                    .
          The address of Assignee to which notices and information are to be sent under the terms of the Loan Agreement is:

     The address of Assignee to which payments are to be sent under the terms of the Loan Agreement is shown in the Assignment and Acceptance.
          This Notice is being delivered to Borrower and Agent pursuant to Section 14.3 of the Loan Agreement. Please acknowledge your acceptance of this Notice by executing and returning to Assignee and Assignor a copy of this Notice.

4

          IN WITNESS WHEREOF, this Assignment Notice is executed as of                                         .

(“Assignee”)

By
Title:

(“Assignor”)

By

Title:
ACKNOWLEDGED AND AGREED,
AS OF THE DATE SET FORTH ABOVE:
BORROWER:*

By

Title:

* No signature required if Assignee is a Lender, U.S.-based Affiliate of a Lender or Approved Fund, or if an Event of Default exists.
BANK OF AMERICA, N.A.,
as Agent

By	Title:

5

Exhibit D
to
Loan, Guaranty and Security Agreement
LONG-TERM INVESTMENT POLICY
See attached.

6

Trident Microsystems, Inc.
Investment Policy
Approved: April 21, 2010
I. Purpose
The purpose of this policy is to establish guidelines for the investment of the company’s cash. These guidelines apply to the direct investment of company cash by the Treasury Department and to any investment activities undertaken by external investment managers.
II. Definitions
“Liquidity” is defined as cash or equivalents that are readily available for corporate purposes without incurring a loss of principal due to early redemption.
III. Objectives
The objectives of this policy in order of priority are:
A.	Preservation of capital.

B.	Ensuring that sufficient liquidity is available to meet the company’s operating and strategic requirements.

C.	Achieving appropriate yields on invested cash consistent with this policy and market conditions.
IV. Maximum Maturity
The portfolio will be invested in short-term instruments that have maturities no longer than 24 months. However, the average maturity of the portfolio will be maintained at 6 months or less.
V. Liquidity Needs
Outside managers will manage maturities and reinvestment to ensure that at least $1 million (or 1% of the portfolio, whichever is greater) is available for withdrawal or transfer on a weekly basis.
VI. Types and Characteristics of Assets Approved for Investment
A.	Securities and/or obligations issued by or guaranteed by the U.S. Government and U.S. Federal Agencies.

B.	Time Deposits, Certificates of Deposit and Bankers Acceptances including Eurodollar denominated and Yankee issues. Investments must be rated by at least two of the three following rating services: S&P, Moody’s, and/or Fitch, and carry a minimum short-term rating of A1, P1, and/or F1, respectively.

C.	Corporate securities issued by foreign or domestic corporations which pay in U.S. Dollars. Commercial Paper and Corporate Notes must be rated by at least two of the three following rating services: S&P, Moody’s, and/or Fitch. Commercial Paper must carry a minimum short-term rating of A1, P1, and/or F1. Corporate Notes must have a minimum long-term rating of: A, A2, and/or A, respectively.

D.	Taxable or Tax-Exempt Municipal Obligations, including Pre-Refunded Municipals — All municipal obligations must be rated by at least two of the three following rating services: S&P, Moody’s, or Fitch and carry a minimum short-term rating of SP1or A1, MIGI/VMIGI or P1, and/or F1, respectively, or a long-term rating of AA-, Aa3, and/or AA-, respectively. There are no required minimum rating requirements for Pre-Refunded Municipal Obligations 100% escrowed in US Treasuries or US Government Agencies.

E.	Certificates of Deposit (CDs) that are issued by FDIC-insured institutions, without regard to the instrument’s credit rating, if any. Total assets invested in CDs issued by any one FDIC-insured institution will not exceed the FDIC coverage limit.

** Trident will list for benefit of Manager the current banking relationships so not to exceed FDIC limit of $250,000 per name.

F.	Money Market Funds must be qualified under SEC Rule 2a-7 and seek to maintain a Net Asset Value of one U.S. dollar. Further, Money Market Funds must have assets under management of at least $3 billion.
VII. Concentration Limits
Diversification of the portfolio will be a tool for minimizing risk while maintaining liquidity. The following parameters will be adhered to in managing the portfolio:
A.	U.S. Treasury Securities and Money Market Funds strictly invested in U.S. Treasuries: No concentration limit.

B.	Obligations of U.S. Federal Agencies: No more than 10% from any one issuer.

C.	Money Market Funds (excluding U.S. Treasury Funds): No more than 30% in any single fund.

D.	CDs Issued by FDIC-insured Institutions: No more than 10% with any one issuer, and never to exceed the FDIC coverage limit at that institution.

E.	For all other approved investments, no more than 5% or $1 million, whichever is greater, will be invested in any one issuer.

VIII. Responsibilities of The Manager
A.	Adherence to Trident’s Investment Policy
1.	The Manager is expected to respect and observe the specific limitations, guidelines, attitudes, and philosophies stated herein or as expressed in any written amendments or instructions.

2.	The Manager will sign-off on this policy, and in so doing is affirming that it is capable of managing the portfolio in accordance with the investment guidelines and limitations stated herein.
B.	Discretionary Authority
1.	The Manager will be responsible for making all investment decisions on a discretionary basis regarding all assets placed under its jurisdiction. Such “discretion” includes decisions to buy, hold and sell securities (including cash equivalents) in amounts and proportions that are reflective of The Manager’s current investment strategy and compatible with investment guidelines.
C.	Communication
1.	The Manager is expected to keep Trident Microsystems informed on an ongoing basis of major changes in its investment outlook, investment strategy, asset allocation, and other matters affecting its investment policies or philosophy.

2.	The Manager is expected to communicate suggested changes to these guidelines as appropriate to market conditions and to communicate its ongoing investment views and recommendations with Trident.
D.	Reporting
1.	The Manager will provide detailed statements monthly, showing positions as of a portfolio date, securities bought and sold since the last report, and other parameters and metrics to allow Trident to test adherence to this policy.
E.	Compliance with Appropriate Legislation
1.	The Manager is expected to be registered under the Investment Advisory Act of 1940.

2.	The Manager is expected to provide a SAS 70 Type II document annually.

F.	Trading
1.	The Manager is expected to seek best execution for all purchases and sales in accordance with applicable law and regulation. All securities purchased will be in the name of the account or the nominee name of the custodian bank.
G.	Evaluation and Review
1.	Evaluation criteria:
i.	Consistency of approach — having a visible philosophy and adhering to a stated investment strategy.

ii.	Adherence to risk tolerance and investment guidelines.

iii.	Performance relative to the appropriate benchmarks.
2.	Meetings.
i.	Quarterly discussions will be held to review current portfolio structure, asset allocation policy, and investment results in context of Trident’s goals and this Policy.
3.	If any aspect of this Policy proves problematic or if investment performance could be prudently improved through amendment of this policy, Manager is expected to provide recommendations for amendment or alteration in writing.
Approved By:
Trident Microsystems

Date:

Investment Manager

Date: